                                                                    Exhibit a(3)


                                PRELIMINARY COPY

                              PROXY STATEMENT FOR
                           THE J. M. SMUCKER COMPANY
                            ------------------------

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                AUGUST 15, 2000
                            ------------------------

                                 PROSPECTUS FOR

                           THE J. M. SMUCKER COMPANY
                            ------------------------
                        COMMON SHARES, WITHOUT PAR VALUE

     You are cordially invited to attend The J. M. Smucker Company's Annual Meeting of Shareholders at 11:00 a.m., Eastern Daylight Time, on August 15, 2000, at the Wooster High School Performing Arts Center, 515 Oldman Road, Wooster, Ohio. A map showing the location of Wooster High School is on the back cover. A notice of the annual meeting and the proxy statement follow.

     In addition to the election of directors and other matters customarily addressed at our annual meeting, you are being asked to approve the combination of our voting Class A and non-voting Class B common shares into a single class of voting common shares, on a one share for one share basis. The new class of voting common shares will have time-phased voting rights similar to those of our Class A common shares. As part of the combination, you will have a limited opportunity to sell some or all of your Class A and/or Class B common shares to Smucker for $18.50 per share in cash, to a maximum of $100 million in the aggregate.

     Your board of directors believes that this unique repurchase opportunity and a simplified capital structure will enhance shareholder value by eliminating the potential investor confusion, administrative expense, and perceived negative impact on the market price of our common shares that results from having a dual, voting and non-voting, class structure. Your board of directors also believes that the combination of our Class A and Class B common shares may potentially increase the liquidity, trading volume, and trading efficiencies of our common shares, and potentially increase our investor base. Your board of directors unanimously recommends that you approve the combination of our Class A and Class B common shares into a single class.

     This document provides you with detailed information about the annual meeting, the combination of our Class A and Class B common shares into a single class, and the opportunity to sell some or all of your shares to Smucker for $18.50 per share in cash. The common shares you will receive in the combination will be listed on the New York Stock Exchange.

     Your participation in this annual meeting, either in person or by proxy, is very important. Your Class A and/or Class B proxy card(s) and a return envelope are enclosed. If you are a record holder of both Class A and Class B common shares you should sign, date, and return both cards. For more information concerning voting by proxy, please see the section of this document beginning on page 11 entitled "Voting by Proxy; Revocation of Proxies." We encourage you to read this entire document carefully. You may also obtain information about Smucker from publicly available documents that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" beginning on page 56.

     It is very important that your shares be represented and voted at the annual meeting, even if you plan to attend in person. PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD(S) AT YOUR EARLIEST CONVENIENCE. Thank you for your consideration and continued support.

Sincerely,

/s/ TIM SMUCKER                                        /s/ RICHARD SMUCKER
Chairman                                               President

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE COMMON SHARES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this document is July   , 2000 and
      it is first being mailed to shareholders on or about July   , 2000.

                                PRELIMINARY COPY

                           THE J. M. SMUCKER COMPANY
                                STRAWBERRY LANE
                              ORRVILLE, OHIO 44667

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 2000 Annual Meeting of Shareholders of The J. M. Smucker Company will be held at 11:00 a.m., Eastern Daylight Time, on August 15, 2000, at the Wooster High School Performing Arts Center, 515 Oldman Road, Wooster, Ohio, for the following purposes:

          (1) to approve the combination of our voting Class A and non-voting Class B common shares into a single class of voting common shares through the merger of a newly formed, wholly owned subsidiary of Smucker into Smucker;

          (2) to elect directors to the class whose term of office will expire in 2003;

          (3) to ratify the appointment of Ernst & Young LLP as our independent auditors for the 2001 fiscal year; and

          (4) to consider any other matter that may properly come before the meeting.

     Please note that admission to the meeting will be by admission card only. If you plan to attend the meeting, you may obtain an admission card as follows:

     - If you are a record holder of Class A or Class B common shares, mark the appropriate box on the enclosed proxy card(s) so that we can mail an admission card to you in advance of the meeting.

     - If you are not a record holder, but instead hold Class A and/or Class B common shares in the name of your broker, bank, or other nominee, write to the Corporate Secretary at Strawberry Lane, Orrville, Ohio 44667-0280, to request an admission card. Please remember to furnish proof of shareholder status, such as a bank or brokerage firm account statement.

     All shareholders WITH ADMISSION CARDS are cordially invited to attend the meeting, although only those shareholders of record at the close of business on July 3, 2000 are entitled to notice of the meeting and are entitled to vote at the meeting or any adjournment or postponement of the meeting.

                                          STEVEN J. ELLCESSOR
                                          Vice President-Finance and
                                          Administration,
                                          Secretary/Treasurer, and General
                                          Counsel

Orrville, Ohio, July   , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
  Questions and Answers About the Annual Meeting............    1
  Additional Information....................................    4
Market Prices and Dividends.................................    7
Selected Historical Financial Data..........................    8
Comparative Per Share Data..................................    9
General Information.........................................   10
  Record Date; Voting Information...........................   10
  Voting by Proxy; Revocation of Proxies....................   11
  Cumulative Voting.........................................   11
  Proxy Solicitation Information............................   11
Special Factors.............................................   12
  Background of the Proposed Combination....................   12
  Recommendation of the Smucker Board; Reasons for the
     Combination............................................   14
  Opinion of Smucker's Financial Advisor....................   15
  Effects of the Combination................................   19
  Financing of the Combination..............................   21
  Material Federal Income Tax Consequences..................   21
The Combination.............................................   26
  General...................................................   26
  What Smucker's Shareholders Will Receive..................   26
  Manner of Electing Cash or Shares.........................   26
  Adjustment of Amount of Cash Received.....................   27
  Manner of Converting Shares...............................   27
  Conditions to Completion of the Combination...............   27
  Amendment of the Agreement Governing the Combination......   28
  Abandonment of the Combination............................   28
  Estimated Fees and Expenses of the Combination............   28
  Regulatory Matters........................................   29
  Dissenters' Rights........................................   29
  Shareholder Rights Plan...................................   30
  Employee Benefit Plans....................................   30
  Purchases of Shares.......................................   31
Financial Statements........................................   32
  Unaudited Pro Forma Condensed Financial Statements........   32
  Ratio of Earnings to Fixed Charges........................   36
Description of Smucker's Capital Stock Following the
  Combination...............................................   37
  New Common Shares.........................................   37
  Preferred Shares..........................................   37
Comparative Rights of Smucker's Shareholders Before and
  After the Combination.....................................   39
Information Concerning the Directors and Executive Officers
  of Smucker and JMS-Ohio...................................   40
  Smucker...................................................   40
  JMS-Ohio..................................................   41
  Interests of Directors, Executive Officers, and Members of
     the Smucker Family in the Combination..................   41
Election of Directors.......................................   43
  Meetings and Committees...................................   45

                                                              PAGE
                                                              ----
  Director Compensation.....................................   45
  Report of The Executive Compensation Committee of the
     Board of Directors.....................................   46
  Summary Compensation Table................................   49
  Stock Options.............................................   50
  Pension Plan..............................................   51
  Total Shareholder Return Graph............................   52
  Ownership of Common Shares................................   53
  Recent Transactions in Securities.........................   55
  Section 16(a) Beneficial Ownership Reporting Compliance...   56
Ratification of Appointment of Independent Auditors.........   56
Legal Matters...............................................   57
Experts.....................................................   57
Annual Report...............................................   57
2001 Shareholder Proposals..................................   57
Other Matters...............................................   57
Voting Rights of Common Shares..............................   57
Confirmation of Beneficial Ownership........................   58
Where You Can Find More Information.........................   58
Cautionary Statement Concerning Forward-Looking
  Information...............................................   59

LIST OF ANNEXES

  Annex A -- Agreement of Merger

  Annex B -- Sections 1701.84 and 1701.85 of the Ohio Revised Code

  Annex C -- Fairness Opinion of William Blair & Company

  Annex D -- Articles of Incorporation

  Annex E -- Regulations

                                    SUMMARY

     This summary highlights selected information contained in this document, and does not include all of the information that is important to you. To understand the combination fully and for a more complete description of the legal terms of the combination, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" (page 56). We have included page references parenthetically to direct you to a more complete description of each topic presented in this summary.

I. QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

GENERAL

Q:  WHAT AM I BEING ASKED TO VOTE ON?

A: If you are a holder of Class A common shares, we are asking you to vote those shares on three matters:

     - the combination of our voting Class A and non-voting Class B common shares into a single class of voting common shares on a one share for one share basis, and the limited opportunity to sell all or a portion of your shares to Smucker for $18.50 per share in cash;

     - the election of directors; and

     - the ratification of the appointment of our independent auditors.

    If you are a holder of Class B common shares, we are asking you to vote those shares on the combination of our voting Class A and non-voting Class B common shares into a single class of voting common shares on a one share for one share basis, and the limited opportunity to sell all or a portion of your shares to Smucker for $18.50 per share in cash.

    Following the combination, our existing shareholders, other than those that exercise statutory dissenters' rights or sell their shares to Smucker for cash, will continue to own all of Smucker's outstanding shares. Assuming we repurchase the full $100 million of common shares in the combination, approximately 80% of our outstanding shares will remain outstanding following the combination.

Q:  WHO IS ELIGIBLE TO VOTE?

A: You are eligible to vote your Class A and/or Class B common shares at the annual meeting if you were a shareholder of record of those shares at the close of business on July 3, 2000.

COMBINATION OF SHARES INTO ONE CLASS AND LIMITED OPPORTUNITY TO SELL SHARES TO SMUCKER

Q: WHY SHOULD I VOTE IN FAVOR OF THE COMBINATION OF THE CLASS A AND CLASS B COMMON SHARES INTO ONE CLASS?

A: The combination will simplify Smucker's capital structure. We believe that the combination will benefit both Smucker and you as a shareholder of Smucker by, among other things:

     - eliminating potential investor confusion and additional administrative expenses caused by our dual class structure;

     - eliminating perceived negative impact on the market price of our shares that results from our dual class structure; and

     - potentially increasing our investor base and liquidity, trading volume, and trading efficiencies of our common shares.

Q: WHAT IS THE POSITION OF THE BOARD OF DIRECTORS REGARDING THE COMBINATION OF THE CLASS A AND CLASS B COMMON SHARES INTO ONE CLASS?

A: Your board of directors has unanimously approved the combination, and recommends that you vote FOR the combination.

Q:  HOW MANY VOTES ARE NEEDED FOR THE COMBINATION TO BE APPROVED?

A:  The combination requires the approval of:

     - at least two-thirds of the voting power of the Class A common shares, giving effect to ten-vote shares, voting as a class; and

     - at least two-thirds of the Class B common shares, voting as a class.

    Each Class A common share will have ten votes on each matter to be considered at the meeting, including the combination, unless there has been a change in beneficial ownership of a Class A common share during the four years immediately preceding July 3, 2000. In the event that there has been a change in beneficial ownership during the previous four years, the current owner of that share will have only one vote with respect to that share. Each Class B common share will have one vote on the approval of the combination. The Class B common shares will not vote on any other matter to be presented at the meeting.

    Smucker's directors, executive officers, and members of the Smucker family have indicated that they intend to vote their Smucker shares FOR the combination. As of May 11, 2000, these directors, executive officers, and family members were entitled to vote approximately 3,584,114 Class A common shares, or approximately 25% of the outstanding Class A common shares, representing, in the aggregate, approximately 44% -- 51% of the voting power of the Class A common shares.

    As of May 11, 2000, Smucker's directors, executive officers, and members of the Smucker family were entitled to vote approximately 3,081,104 Class B common shares, or approximately 22% of the outstanding Class B common shares.

Q:  WHAT WILL I RECEIVE IN THE COMBINATION IF IT IS APPROVED?

A: In exchange for each Class A and Class B common share that you own, you will have the right to receive, subject to the limitations described below:

     - $18.50 in cash; or

     - one new Smucker common share.

    We will not pay more than $100 million in cash in the aggregate to our shareholders in connection with the combination, and will pay that cash to our shareholders only if the combination is approved. If our shareholders elect to receive cash in an aggregate amount that exceeds $100 million, the available cash will be divided equally among all shares that have elected to receive cash. See "The Combination -- Adjustment of Amount of Cash Received" beginning at page 25. Each Class A and Class B common share that is not converted into cash will be converted into one new Smucker common share.

Q:  HOW DO I TELL SMUCKER WHETHER I WANT NEW SHARES OR CASH?

A: An election form is enclosed. In order to receive cash, you must complete, sign, and return the election form as directed on the form. If you fail to submit an election form within the deadline stated on the form, you will be deemed to have indicated that you wish to receive new Smucker common shares.

    It is possible that you will not receive cash in exchange for all of the shares for which you have made a cash election due to the limitations on the payment of cash discussed in the previous answer.

    All of our directors and executive officers, including Tim Smucker, our Chairman, and Richard Smucker, our President, have indicated that they will convert all of the Class A and Class B common shares that they own or control into new Smucker common shares in the combination.

Q: WILL I HAVE ANY DISSENTERS' RIGHTS IF I DO NOT VOTE IN FAVOR OF THE COMBINATION?

A: You may be entitled to statutory dissenters' rights if you do not vote in favor of the combination. You must follow the procedures described in this document to assert your dissenters' rights. See "The Combination -- Dissenters' Rights" beginning on page 27.

Q:  WHAT ARE THE INCOME TAX CONSEQUENCES TO ME RESULTING FROM THE COMBINATION?

A: The conversion of your Class A or Class B common shares into new Smucker common shares will be a tax free event to you under the federal income tax laws.

    If you elect to receive cash for some or all of your Class A or Class B common shares, you will generally recognize, subject to appropriate holding periods, a capital gain or loss equal to the difference between the amount of cash received and your basis in the Class A or Class B common shares.

    We encourage you to consult your own tax advisor regarding the tax consequences of the combination to you based on your particular circumstances. See the discussion of material federal income tax consequences beginning on page 21.

Q:  HOW WILL MY RIGHTS AS A SHAREHOLDER DIFFER AFTER THE COMBINATION?

A: After the combination occurs, your rights as a holder of new Smucker common shares will be governed by the articles of incorporation and regulations attached to this document as Annexes D and E, rather than Smucker's current articles of incorporation and regulations. The differences between the current Smucker's articles of incorporation and regulations and the articles of incorporation and regulations that will govern Smucker following the combination are described beginning on page 37 of this document.

    Generally, however, Class A shareholders will have the same rights as they did before the combination and Class B shareholders will have the right to one vote for each new common share received, with the possibility of ten votes per share if they hold the shares for four years from the effective date of the combination. These rights are essentially the same as the current rights of the Class A shareholders.

PROCEDURES

Q:  WHAT SHOULD I DO NOW?

A: YOU SHOULD MAIL YOUR SIGNED AND DATED PROXY CARD(S) IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

    If you wish to receive cash in the combination for some or all of your shares, you should also complete the enclosed election form and send in your share certificates. See the next question.

Q:  DO I NEED TO SEND IN MY SHARE CERTIFICATES?

A: IF YOU WISH TO ELECT TO RECEIVE CASH FOR SOME OR ALL OF YOUR CLASS A OR CLASS B COMMON SHARES, YOU SHOULD SEND IN YOUR SHARE CERTIFICATES WITH THE ENCLOSED ELECTION FORM. The election form provides detailed instructions explaining how to elect to receive cash and surrender your certificates.

    IF YOU DO NOT WISH TO ELECT TO RECEIVE CASH FOR ANY OF YOUR CLASS A OR CLASS B COMMON SHARES, YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATES. Your share certificates representing Class A or Class B common shares will automatically represent new Smucker common shares following the combination. There is no need to exchange your share certificates. After the combination is effective, you will, however, be permitted to exchange your share certificates for a certificate representing the same number of new Smucker common shares printed on new certificate paper and without the "Class A" or "Class B" designation, if you wish.

Q: IF I AM NOT GOING TO ATTEND THE ANNUAL MEETING SHOULD I RETURN MY PROXY CARD(S)?

A: YES. Returning your proxy card(s) ensures that your shares will be represented at the annual meeting, even if you are unable or do not want to attend.

Q:  CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD(S)?

A:  Yes. You can change your vote by:

     - sending a written notice to the Corporate Secretary of Smucker that is received prior to the annual meeting and stating that you would like to revoke your proxy;

     - signing a new proxy card and returning it by mail prior to the annual meeting; or

     - obtaining an admission card, attending the annual meeting, and voting in person.

Q:  WHAT IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER?

A: Your broker will vote your shares with respect to the combination only if you provide written instructions to your broker on how to vote, so it is important that you provide your broker with instructions. If you do not provide your broker with instructions, your shares will not be voted with respect to the combination and will not count to approve the combination. Your Class A common shares may, however, be voted in the election of our directors and ratification of our independent auditors. To ensure that your broker receives your instructions, we suggest that you send them in the envelope enclosed with the instructions. If you wish to vote in person at the meeting, and hold your shares in your broker's name, you must contact your broker and request a document called a "legal proxy." You must bring this legal proxy to the meeting in order to vote in person.

Q:  WHAT IF I DO NOT VOTE OR DO NOT INSTRUCT MY BROKER TO VOTE MY SHARES?

A: Abstentions and broker non-votes will be counted as votes against the combination.

Q:  WHO CAN ANSWER MY QUESTIONS?

A: If you have questions regarding the annual meeting or need assistance in voting your shares, please contact our proxy solicitor:

        Corporate Investor Communications, Inc.
        111 Commerce Road
        Carlstadt, New Jersey 07072-2586
        Attn: James Gillis
        Telephone: (201) 896-1900

                       or

        The J. M. Smucker Company
        Strawberry Lane
        Orrville, Ohio 44667-0280
        Attn: Joan Custer, Office of the Corporate Secretary
        Telephone: (330) 682-3000

     All other questions should be directed to:

        The J. M. Smucker Company
        Strawberry Lane
        Orrville, Ohio 44667-0280
        Attn: Joan Custer, Office of the Corporate Secretary
        Telephone: (330) 682-3000

II. ADDITIONAL INFORMATION

THE COMPANIES

     The J. M. Smucker Company
     Strawberry Lane
     Orrville, Ohio 44667
     (330) 682-3000

     Smucker, an Ohio corporation, manufacturers and markets food products on a worldwide basis. Smucker's principal products are fruit spreads, dessert toppings, peanut butter, industrial fruit products such as bakery and yogurt fillings, fruit and vegetable juices, juice beverages, syrups, condiments, and gift packages.

     JMS-Ohio, Inc.
     Strawberry Lane
     Orrville, Ohio 44667
     (330) 682-3000

     JMS-Ohio, a wholly owned subsidiary of Smucker, is an Ohio corporation newly formed for the sole purpose of implementing the combination. JMS-Ohio has not conducted any business since its formation. At the time of the combination, JMS-Ohio will merge into Smucker and cease to exist.

THE COMBINATION (PAGE 24)

     After the combination of Smucker's Class A and Class B common shares, Smucker will continue its current businesses in the same manner as before under The J. M. Smucker Company name, and will retain its current brand names.

     After the combination, Smucker will have only one class of common shares outstanding, all of which will be owned by our existing shareholders, other than those that exercise statutory dissenters' rights or sell their shares to Smucker for cash. Assuming we repurchase the full $100 million of common shares in the combination, approximately 80% of our outstanding shares will remain outstanding following the combination. The new common shares will be voting shares, and we will retain our current time-phased voting plan. The new Smucker common shares will be listed on the New York Stock Exchange.

     Immediately following the combination, new Smucker common shares issued upon the conversion of Class A common shares will be entitled to the same number of votes per share to which those shares were entitled before the combination. New Smucker common shares issued upon the conversion of Class B common shares will also participate in the time-phased voting plan, and will be entitled to one vote per share until held for four years after the effective date of the combination, at which time they will become entitled to ten votes per share.

     We encourage you to read the agreement that governs the combination, which is attached as Annex A to this document, because it sets forth the terms of the combination.

CONDITIONS TO THE COMBINATION (PAGE 25)

     A number of conditions must be met or waived before the combination will be completed. The most significant conditions are that:

     - we receive the required shareholder approval;

     - no more than 10% of the 28,325,280 outstanding Class A and Class B common shares, in the aggregate, assert statutory dissenters' rights;

     - the registration statement we have filed with the Securities and Exchange Commission in connection with the issuance of the new common shares after the combination becomes effective;

     - the New York Stock Exchange approves our listing of the new Smucker common shares; and

     - we receive antitrust regulatory approval and the expiration of any applicable waiting periods.

     We may also defer, terminate, or abandon the combination if we determine that it would be in our shareholders' or Smucker's best interests.

REGULATORY APPROVALS (PAGE 27)

     To complete the combination:

     - we must file a certificate of merger with the Secretary of State of Ohio; and

     - we and our largest shareholders may be required to make filings with or obtain approvals from U.S. antitrust regulatory authorities including the U.S. Federal Trade Commission and the Department of Justice.

We do not need to comply with any other federal or state regulatory requirements or obtain any other regulatory approvals in order to effect the combination.

COMPARATIVE RIGHTS OF SHAREHOLDERS (PAGE 37)

     The articles of incorporation and regulations that will govern Smucker after the combination reflect some changes from Smucker's current articles and regulations. The difference between the current Smucker's articles and regulations and the articles of incorporation and regulations that will govern Smucker following the combination are described beginning on page 37 of this document.

FAIRNESS OPINION OF WILLIAM BLAIR & COMPANY (PAGE 15)

     In deciding to approve the combination of Class A and Class B common shares, your board of directors considered an opinion from its financial advisor, William Blair & Company, as to the fairness, from a financial point of view, to the holders of our Class A and Class B common share, of the conversion of each voting Class A and non-voting Class B common share into one share of a new class of voting common shares. The opinion is attached as Annex C to this document. We encourage you to read the opinion in its entirety.

INTERESTS OF MEMBERS OF THE SMUCKER FAMILY IN THE COMBINATION (PAGE 39)

     When considering the recommendation of Smucker's board of directors, you should be aware that shareholders that are members of the Smucker family, including Tim Smucker, our Chairman, and Richard Smucker, our President, have interests in the combination that may be different from your interests as a shareholder. For example:

     - It is likely that the Smucker family members' ownership of Smucker common shares, as a percentage of the outstanding common shares, will increase
       from approximately   % to approximately   % as a result of the
       combination.

     - It is likely that, through the conversion of their existing, non-voting Class B common shares into voting shares and the continued retention of those shares, the voting power of members of the Smucker family will increase as a result of the combination.

     - It is likely that the voting power of members of the Smucker family will increase after the fourth anniversary of the combination.

LISTING OF NEW COMMON SHARES (PAGE 35)

     The new Smucker common shares to be issued in the combination will be listed on the New York Stock Exchange under the symbol "SJM."

                          MARKET PRICES AND DIVIDENDS

     Our Class A and Class B common shares are currently listed on the New York Stock Exchange under the symbols SJM.A and SJM.B, respectively. The following table sets forth the high and low sales prices for our Class A and Class B common shares as reported by the New York Stock Exchange Composite Tape and the dividends paid per share for each quarter during our 1999 and 2000 fiscal years.

                              CLASS A                                 CLASS B
                           COMMON SHARES         DIVIDENDS         COMMON SHARES         DIVIDENDS
                          ----------------    PAID PER CLASS A    ----------------    PAID PER CLASS B
                           HIGH      LOW        COMMON SHARE       HIGH      LOW        COMMON SHARE
                          ------    ------    ----------------    ------    ------    ----------------
1999
First Quarter...........  $25.56    $22.75         $0.14          $25.50    $22.63         $0.14
Second Quarter..........   24.69     20.63          0.14           24.19     20.06          0.14
Third Quarter...........   25.69     21.88          0.14           24.00     20.58          0.14
Fourth Quarter..........   24.75     20.50          0.15           22.63     17.50          0.15

2000
First Quarter...........  $25.75    $20.06         $0.15          $22.50    $17.13         $0.15
Second Quarter..........   24.19     19.50          0.15           21.31     16.25          0.15
Third Quarter...........   21.38     17.00          0.15           17.88     16.25          0.15
Fourth Quarter..........   18.50     15.00          0.16           16.00     12.50          0.16

     The last reported sale price of Class A common shares as reported by the New York Stock Exchange Composite Tape on May 15, 2000, the last trading day immediately prior to the public announcement of the proposed combination, was $16.69 per share. The last reported sale price of Class B common shares as reported by the New York Stock Exchange Composite Tape on May 15, 2000, the last trading day immediately prior to the public announcement of the proposed combination, was $14.25 per share.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth selected summary consolidated financial data of Smucker as of and for each of the periods indicated. We derived the consolidated financial data for each of the periods presented from Smucker's audited consolidated financial statements and unaudited quarterly financial statements. This information is only a summary and you should it read it in conjunction with the historical consolidated financial statements, and the related schedule and notes, contained in our annual report on Form 10-K and Form 10-Q and other information that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" beginning on page 56.

                                       NINE MONTHS ENDED
                                          JANUARY 31,                           YEAR ENDED APRIL 30,
                                      --------------------    --------------------------------------------------------
                                        2000        1999        1999        1998        1997        1996        1995
                                      --------    --------    --------    --------    --------    --------    --------
STATEMENT OF INCOME:
  Net sales.........................  $475,888    $446,166    $602,457    $565,476    $524,107    $517,832    $503,618
  Income from continuing operations
    before cumulative effect of
    change in accounting method.....    25,389      27,724      37,763      36,348      30,935      29,453      32,461
  Income (Loss) from discontinued
    operations (1)..................        --          --          --          --          --        (140)      3,842
  Cumulative effect of change in
    accounting method (2)...........        --          --          --      (2,958)         --          --          --
  Net income........................    25,389      27,724      37,763      33,390      30,935      29,313      36,303
FINANCIAL POSITION:
  Long-term debt....................    75,000          --          --          --          --      60,800      67,100
  Total assets......................   488,136     434,108     433,883     407,973     384,773     424,952     405,995
OTHER DATA:
EARNINGS PER COMMON SHARE:
  Income from continuing operations
    before cumulative effect of
    change in accounting method.....       .88         .95        1.30        1.25        1.06        1.01        1.12
  Income from discontinued
    operations (1)..................        --          --          --          --          --          --        0.13
  Cumulative effect of change in
    accounting method (2)...........        --          --          --        (.10)         --          --          --
  Net income........................       .88         .95        1.30        1.15        1.06        1.01        1.25
  Income from continuing operations
    before cumulative effect of
    change in accounting
    method -- assuming dilution.....       .88         .95        1.29        1.24        1.06        1.00        1.11
  Income from discontinued
    operations -- assuming dilution
    (1).............................        --          --          --          --          --          --        0.13
  Cumulative effect of change in
    accounting method -- assuming
    dilution (2)....................        --          --          --        (.10)         --          --          --
  Net income -- assuming dilution...       .88         .95        1.29        1.14        1.06        1.00        1.24
CASH DIVIDENDS DECLARED PER COMMON
  SHARE:
  Class A...........................       .45         .42         .57         .53         .52         .52        .505
  Class B...........................       .45         .42         .57         .53         .52         .52        .505

---------------

(1) Represents the impact of Mrs. Smith's discontinued operation.

(2) Reflects, in 1998, the cumulative effect of adopting the provisions of the Emerging Issues Task Force of the Financial Accounting Standards Board consensus ruling No. 97-13, Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth net income, cash dividends, and book values per share of our common shares on a historical basis. The table should be read in conjunction with the selected historical financial data and historical consolidated financial statements, and related schedules and notes thereto, included, or incorporated by reference, in this document.

NINE MONTHS ENDED JANUARY 31, 2000
  Net income per common share...............................     $  .88
  Net income per common share -- assuming dilution..........        .88
  Cash dividends declared per common share..................        .45
  Book value per common share at January 31, 2000. .........      11.30

FISCAL YEAR ENDED APRIL 30, 1999
  Net income per common share...............................     $ 1.30
  Net income per common share -- assuming dilution..........       1.29
  Cash dividends declared per common share..................        .57
  Book value per common share at April 30, 1999.............      11.12

NINE MONTHS ENDED JANUARY 31, 1999
  Net income per common share...............................     $  .95
  Net income per common share -- assuming dilution..........        .95
  Cash dividends declared per common share..................        .42
  Book value per common share at January 31, 1999...........      10.82

                              GENERAL INFORMATION

RECORD DATE; VOTING INFORMATION

     Smucker's board of directors has fixed the close of business on July 3, 2000 as the record date for the determination of shareholders entitled to notice of and entitled to vote at the annual meeting of shareholders to be held on August 15, 2000. As of the record date, we had outstanding and entitled to vote at the meeting 14,259,429 Class A common shares, and 14,065,851 Class B common shares.

     Our articles of incorporation provide generally that each Class A common share may entitle the holder to ten votes on each matter to be considered at the meeting. If, though, there has been a change in beneficial ownership of a Class A common share during the four years immediately preceding the record date, the current owner of that share will be entitled to only one vote with respect to that share until four years pass without a change in beneficial ownership of the share. Based on the information with respect to beneficial ownership we possess
on the date of this document, the holders of between        and        Class A
common shares will be entitled to exercise ten votes per share at the meeting, and the holders of the remainder of the outstanding Class A common shares will be entitled to exercise one vote per share. The actual voting power of each holder of Class A common shares will be based on information we possess at the time of the meeting.

     Currently, holders of Class B common shares are not entitled to vote except in limited circumstances set forth in Ohio law. These circumstances include approval of the combination of our Class A and Class B common shares to be voted upon at the annual meeting. Each Class B common share outstanding as of the record date is entitled to one vote on the combination. Holders of Class B common shares are not entitled to vote on any other matter to be considered at the annual meeting.

     For a more detailed explanation of the voting rights of the Class A and Class B common shares, see "Voting Rights of Common Shares" beginning on page 55.

     At the annual meeting, the inspector of elections will tabulate the results of shareholder voting. The combination must be approved by the holders of at least two-thirds of the voting power of outstanding Class A common shares, giving effect to ten-vote shares, voting as a class, and two-thirds of the outstanding Class B common shares, voting as a class with one vote per share.

     In the election of directors, the candidates receiving the greatest number of votes of the holders of the outstanding Class A common shares will be elected. The affirmative vote of the holders of at least a majority of the voting power of the Class A common shares represented at the meeting is required to ratify the appointment of the independent auditors.

     The presence in person or by proxy at the annual meeting of the holders of:

     - shares entitled to exercise at least a majority of the outstanding voting power of the Class A common shares, giving effect to ten-vote shares, and

     - a majority of the outstanding Class B common shares,

constitutes a quorum for the annual meeting. Properly signed proxies that are marked "abstain" or are held in "street name" by brokers and not voted on one or more of the items before the annual meeting are known as "broker non-votes," and will, if otherwise voted on at least one item, be counted for the purposes of determining whether a quorum has been achieved at the annual meeting. Abstentions and broker non-votes will have the effect of a vote AGAINST the combination of the Class A common shares and Class B common shares and the ratification of the appointment of the independent auditors. Votes withheld in respect of any candidate in the election of directors will have no impact on the election.

     Smucker's directors, executive officers, and members of the Smucker family have indicated that they intend to vote their Smucker shares FOR the combination and will convert all of their Class A and Class B common shares into new common shares in the combination. As of May 11, 2000, these directors, executive officers, and family members were entitled to vote approximately 3,584,114 Class A common shares, or approximately 25% of the number of outstanding Class A common shares. Management estimates that these shares represent between 40% and 51% of the voting power of the Class A common shares.

     As of May 11, 2000, Smucker's directors, executive officers, and members of the Smucker family were entitled to vote approximately 3,081,104 Class B common shares, or approximately 22% of the outstanding Class B common shares.

     All of Smucker's directors and executive officers, including Tim Smucker, our Chairman, and Richard Smucker, our President, have indicated that they will convert all of their Class A and/or Class B common shares into new common shares in the combination.

VOTING BY PROXY; REVOCATION OF PROXIES

     If you sign and return the enclosed proxy card(s), your shares will be voted as indicated on the card(s). Without affecting any vote previously taken, you may revoke your proxy by delivering to us a new, later dated proxy with respect to the same shares, or by giving written notice to us before or at the annual meeting. Your presence at the annual meeting will not, in and of itself, revoke your proxy.

CUMULATIVE VOTING

     Under Ohio law, all of the Class A common shares may be voted cumulatively in the election of directors if a shareholder of record wishing to exercise cumulative voting rights provides written notice of record, to our president or our secretary not less than 48 hours before the time of the meeting. The notice must state that the shareholder desires that the voting at the election be cumulative. Also, an announcement of the giving of the notice must be made when the meeting is convened by the chairman or the secretary or by or on behalf of the shareholder giving the notice. Under cumulative voting, the number of votes to which each shareholder otherwise is entitled is multiplied by the number of directors to be elected, and the shareholder then may cast that aggregate number of votes all for one candidate, or may spread them out among the candidates as the shareholder deems appropriate.

     We intend to vote all proxies we solicit whether or not there is cumulative voting at the meeting. In the event that there is cumulative voting, unless a shareholder provides contrary instructions on his or her proxy, all votes represented by proxies will be divided evenly among the nominees named in this document, unless it appears that voting in that way would not be effective to elect all of those nominees. In that case, the votes represented by proxies will be cast at the discretion of the board of directors so as to maximize the number of nominees elected.

PROXY SOLICITATION INFORMATION

     We are furnishing this document to you in connection with the solicitation by our board of directors of the enclosed form(s) of proxy for our August 15, 2000 annual meeting. In addition to solicitation by mail, we may solicit proxies in person, by telephone, telecopy, or e-mail. Also, we have engaged a professional proxy solicitation firm, Corporate Investor Communications, Inc., to assist us in soliciting proxies. Smucker will pay to Corporate Investor
Communications a fee of $     , plus expenses, for its services, and will bear
all costs of the proxy solicitation.

                                SPECIAL FACTORS

BACKGROUND OF THE PROPOSED COMBINATION

     Smucker adopted its dual, voting and non-voting, class capital structure in August 1991. The dual class capital structure was implemented to provide additional flexibility to Smucker while balancing the control and liquidity concerns of members of the Smucker family. Specifically, the dual class structure would allow:

     - Smucker to issue equity securities in connection with acquisitions and to raise equity capital or to issue convertible debt or convertible preferred stock as a means to finance future growth without diluting the voting power of Smucker shareholders; and

     - holders of Smucker common shares to sell or otherwise dispose of common shares while maintaining their voting positions.

At the time the dual class capital structure was implemented, our board of directors considered potential disadvantages of the structure, but determined that the potential benefits that it believed would result from the structure would outweigh any potential disadvantages.

     At various times since adoption of our dual class structure, our management has discussed the possibility that, in practice, the disadvantages of Smucker's dual class structure have outweighed potential advantages related to the structure. Management has noted that Smucker has never used the Class B common shares in connection with any acquisitions, nor has it sold Class B common shares or debt or shares convertible into Class B common shares in any public or private offering in order to raise capital. Given that Smucker's has not enjoyed the intended benefits of the Class B common shares, it has felt the disadvantages of the dual class structure more strongly, especially in light of the prevalence of single class capital structures among publicly held corporations. The disadvantages of the dual class structure that have been noted by management include, among others, the following:

     - confusion due to the complicated nature of our capital structure, which may diminish investor interest, analyst coverage, and the size of our investor base;

     - additional administrative expenses; and

     - impaired liquidity, trading volume, and trading efficiencies.

     In the summer of 1999, our management began informally discussing with William Blair & Company, L.L.C. the possibility of combining our two classes of common shares into one class as a means of increasing the trading price of our common shares and enhancing shareholder value. Discussions of alternative ways of combining the two classes of common shares continued into December 1999, but no formal proposal relating to a combination was made to the board of directors at that time.

     In January 2000, management again discussed a number of possible reclassification or restructuring transactions by which Smucker could enhance shareholder value, including the possible repurchase of a significant number of our outstanding common shares and/or the possible combination of our Class A and Class B common shares into one class of common shares. Our management reviewed the available transaction alternatives and the relative economic benefits of those alternatives to Smucker and our shareholders. The transaction alternatives discussed by our management included the following:

     - an increase in our existing open market share repurchase program, which we implemented in April 1997;

     - a self-tender offer for a significant percentage of our Class A and/or Class B common shares;

     - a recapitalization transaction, in which the holders of all Class A and Class B common shares, other than those held by members of the Smucker family and some members of management, would exchange their shares for new Smucker common shares and cash;

     - a transaction that would make Smucker a privately held company;

     - a combination of Smucker's Class A and Class B common shares through an amendment to Smucker's articles of incorporation that would reclassify Class A and Class B common shares into shares of a new single class;

     - a combination of Smucker's Class A and Class B common shares through a merger of a newly formed, wholly owned subsidiary of Smucker with and into Smucker, in which Class A and Class B common shares would be converted into shares of a new single class of voting common shares;

     - a combination of a self-tender offer and either of the combination transactions described in the previous two bullets; or

     - a combination of Smucker's Class A and Class B common shares accomplished by a cash-election merger, in which Class A and Class B common shares would be converted into shares of a new single class of voting common shares, or, at the shareholder's option, cash.

     Our management determined that its primary objective was to increase shareholder value by:

     - simplifying our capital structure;

     - providing our shareholders with a limited opportunity to cash out some or all of their Class A and/or Class B common shares without incurring customary transaction costs such as brokerage fees and commissions; and

     - providing economic accretion to our shareholders.

     After reviewing the possible transaction alternatives, management decided that neither a self-tender offer for Class A and/or Class B common shares, nor an increase in our existing open market share repurchase program, would meet its objectives in a satisfactory way. Management's view was based on the fact that:

     - neither of those transactions, by itself, would eliminate our dual class capital structure; and

     - a tender offer or increased open market repurchase program, without a combination of the Class A and Class B common shares into a single class, could adversely affect the liquidity of the Class A and/or Class B common shares by significantly decreasing the number of shares outstanding.

     Management also concluded that a recapitalization transaction would not best meet its objectives because it would not offer to all Smucker shareholders the choice to remain a shareholder of Smucker. Management wished to design a transaction that would provide to all shareholders a choice to remain a shareholder of Smucker or to convert their shares into cash.

     Management determined that a privatization of Smucker would not be in the best interests of Smucker or its shareholders, particularly in light of the amount of indebtedness that Smucker would need to incur in order to become a privately held company. Management also concluded that the elimination of our dual class structure by an amendment to our articles of incorporation or a merger, by itself, would also fail to meet management's objectives because it would not provide to our shareholders an opportunity to sell some or all of their Smucker shares free of usual transaction costs.

     Management determined that a combination of a significant share buyback with a combination of our Class A and Class B common shares would best meet its objectives because:

     - the combination is a one-step transaction; and

     - the combination could be accomplished so that it would be voted upon at the annual meeting of shareholders, therefore, there was no need for a special meeting of shareholders and the associated proxy solicitation, mailing, and other expenses.

     Our management determined that the proposed combination of Class A and Class B common shares with a share repurchase option would best serve our objectives to:

     - enhance shareholder value;

     - improve liquidity and marketability of our common shares by eliminating our dual class capital structure;

     - provide economic accretion to our shareholders; and

     - provide to our shareholders a limited opportunity to receive cash for some or all of their shares at a premium to pre-announcement trading prices without incurring usual brokerage fees or commissions.

     In April 2000, the board of directors formally engaged William Blair as its financial advisor to analyze transactions that would combine a significant share buyback with a combination of our Class A and Class B common shares. At the regular meeting of our board of directors held on April 18, 2000, our management, together with our legal and financial advisors, presented for consideration the proposed combination of our Class A and Class B common shares pursuant to a cash-election merger. At that meeting, William Blair gave a presentation that described the financial impact of the proposed cash-election merger and identified reasons for and against proceeding with the proposed transaction. Based on the presentations and the advice of William Blair, our directors determined that they would continue their consideration of the proposed combination at a special meeting to be held on May 2, 2000.

     At the May 2 meeting, William Blair delivered its oral opinion to the directors, which was subsequently confirmed in writing, that the conversion of each Class A common share and each Class B common share into one share of a new single class of Smucker common shares was fair, from a financial point of view, to holders of Class A common shares and Class B common shares. Based on the advice of William Blair, our board of directors determined that it was in the best interests of our shareholders as a whole if each issued Class A common share and each issued Class B common share was converted into either one new Smucker common share or a cash amount in the combination.

     At that meeting, our directors determined that the proposed combination was in the best interests of our company and our shareholders and formally approved the combination and related merger by the unanimous vote of the directors present at the meeting that are neither members of the Smucker family nor Smucker employees, voting separately, and by the unanimous vote of the directors present at the meeting. Charles S. Mechem, Jr., the only director not in attendance at the May 2 meeting, advised our Chairman that he fully supports the proposed combination and would have voted to approve the combination and related merger had he been present at the May 2 meeting.

     The directors present at the May 2 meeting also unanimously recommended that the combination be submitted to a vote of our shareholders. Thereafter, a preliminary version of this proxy statement/prospectus was prepared by our management and filed with the Securities and Exchange Commission.

RECOMMENDATION OF THE SMUCKER BOARD; REASONS FOR THE COMBINATION

     Your board of directors has determined that the benefits of the combination outweigh any disadvantages that may result from the combination, and recommends that you vote FOR the proposed combination. Approval of the combination and merger is not conditioned upon the favorable vote of a majority of our unaffiliate shareholders. Rather, the combination requires the approval of:

     - at least two-thirds of the voting power of the Class A common shares, giving effect to ten-vote shares, voting as a class; and

     - at least two-thirds of the Class B common shares, voting as a class at one vote per share.

     The combination has been unanimously approved by the directors of Smucker, including the independent directors of Smucker that are not Smucker employees. The board of directors, being composed of a majority of independent directors, did not believe it necessary to, and it did not, form a special committee in connection with its consideration of the combination. Smucker's board of directors reasonably believes that the combination is fair to all Smucker shareholders, including those that are not members of the Smucker family or members of Smucker management.

     In determining whether to approve the combination and related merger, our directors considered a number of factors, including the following:

     - the elimination of potential investor confusion caused by our dual class structure;

     - simplification of our capital structure, which may generate increased investor interest, expanded analyst coverage, and a larger investor base;

     - the elimination of additional administrative expenses caused by our dual class structure;

     - a potential increase in liquidity, trading volume, and trading efficiencies that may result from the combination of our Class A and Class B common shares into one class;

     - increased efficiency and flexibility in raising capital and issuing additional shares if, when, and to the extent desired by Smucker; and

     - the elimination of perceived negative impact on the market price of our common shares that results from having a dual class structure.

     Your board of directors also considered the following factors relating to the combination:

     - the opinion of William Blair that the conversion of each Class A common share and each Class B common share into one new Smucker common share in the combination is fair, from a financial point of view, to holders of both our Class A and Class B common shares;

     - the current and historical trading prices and volumes of the Class A common shares compared to the current and historical trading prices and volumes of the Class B common shares in relation to the conversion of each Class A common share and each Class B common share into one new common share;

     - the trading price differentials between two classes of stock of other similarly situated companies; and

     - the conversion ratios utilized by other companies that combined two classes of stock into a single class.

     Your board of directors also considered that the combination would reduce the relative voting power of some holders of the Class A common shares as a result of the conversion of currently non-voting Class B common shares into new voting shares in the combination.

     This discussion of information and factors considered by our board of directors is not intended to be exhaustive, but includes all material factors considered by our board of directors in approving the proposed combination. Our board of directors did not assign relative weights to the specific factors it considered in reaching its decision to approve the combination. In considering the factors described above, individual directors may have given different weight to different factors. Our board of directors relied on the experience and expertise of its financial advisors for quantitative analysis of the conversion ratio for the combination. See "Opinion of Smucker's Financial Advisor" beginning on page 15.

OPINION OF SMUCKER'S FINANCIAL ADVISOR

     William Blair has acted as financial advisor to Smucker and its board of directors in connection with their examination of the fairness, from a financial point of view, to the holders of all outstanding Smucker Class A common shares and Class B common shares of the conversion of each voting Class A and non-voting Class B common share into one share of a new class of Smucker voting common shares.

     William Blair was retained by the board of directors:

     - to render investment banking services in connection with a possible share repurchase by Smucker of Class A and/or Class B common shares;

     - to advise Smucker and its board of directors on the combination of the Class A and Class B common shares into a new class of Smucker common shares, whether by a reclassification, conversion, reversion, redesignation, exchange offer, merger, or another transaction; and

     - to render a written opinion as to the fairness, from a financial point of view, to the holders of outstanding Smucker Class A and Class B common shares, of the rate at which each voting Class A and non-voting Class B common share is converted into one share of a new class of Smucker voting common shares.

     Smucker hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. William Blair will be paid a fee of $100,000 for the issuance of its opinion. This fee was due upon delivery of the written opinion to the board of directors, and was not conditional on the conclusion reached by William Blair in its opinion. William Blair also acted as Smucker's investment banker in connection with the combination, and Smucker will pay to William Blair a fee for those services. A portion of the fee will be based on the number of Class A and Class B common shares purchased by Smucker in the combination. Smucker has also agreed to indemnify William Blair against potential liabilities arising out of its engagement.

     At the request of Smucker's board of directors, William Blair delivered to the board of directors an analysis of several financial alternatives on April 18, 2000 and its oral fairness opinion on May 2, 2000. The fairness opinion was subsequently confirmed in writing. The opinion stated that, based upon and subject to the matters set forth in the opinion, the conversion of each voting Class A and non-voting Class B common share into one share of a new class of Smucker voting common shares in the combination was fair, from a financial point of view, to the holders of all outstanding Smucker Class A and Class B common shares. The full text of the opinion is attached as Annex C to this document and describes the assumptions made, matters considered, and limits on the scope of the review undertaken, by William Blair. You are urged to read the opinion carefully and in its entirety.

     William Blair's opinion addresses only the fairness, from a financial point of view, to the holders of all outstanding Smucker Class A and Class B common shares of the conversion of each voting Class A and non-voting Class B common share into one share of a new class of Smucker voting common shares. The opinion does not address the merits of the underlying decision by Smucker to approve the proposed combination and does not constitute a recommendation to any shareholder as to how he or she should vote with respect to the proposed combination, or whether shareholders should elect to receive cash or new Smucker common shares in the combination.

     In rendering its opinion, William Blair assumed and relied, without assuming any duty of independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed by it for purposes of its opinion. William Blair did not make or obtain an independent valuation or appraisal of Smucker's assets, liabilities, or solvency. Smucker did not ask William Blair to evaluate, and William Blair's opinion does not address, the relative merits of the combination as compared to any alternative capital, capitalization, or other strategy, or the effect of any other similar transaction in which Smucker might engage. William Blair's opinion is based upon economic, market, financial, and other conditions existing on, and other information disclosed to William Blair as of, May 2, 2000. William Blair has assumed that the combination will be consummated on the terms described in the agreement attached as Annex A to this document, without any waiver by Smucker or JMS-Ohio of any material terms or conditions. William Blair notes that although members of the Smucker family and related trusts own shares that may control a majority of the outstanding voting power of the Class A common shares, the agreement governing the combination includes a condition precedent to the completion of the combination requiring the affirmative votes of two-thirds of each of the Class A and Class B common shares.

     William Blair does not express any opinion as to the price at which the Class A common shares, Class B common shares, or the new Smucker common shares to be issued in the combination will trade at any future time. Those trading prices may be affected by a number of factors, including:

     - dispositions of the new Smucker common shares within a short period of time after the completion of the combination;

     - changes in prevailing interest rates and other factors which generally influence the price of securities;

     - adverse changes in the capital markets;

     - the occurrence of adverse changes in the financial condition, business, assets, results of operations, or prospects of Smucker or the food industry;

     - any necessary actions by or restrictions of federal, state, or other governmental agencies or regulatory authorities;

     - the number of Class A and Class B common shares purchased by Smucker in the combination, and the price paid for those shares; and

     - completion of the combination on the terms and conditions described in this document and the Annexes.

William Blair was not retained to, and it did not, express an opinion as to the adequacy of the cash consideration to be paid by Smucker in the combination.

     In connection with its review of the proposed combination and in the preparation of its opinion, William Blair reviewed and analyzed:

     - the merger agreement;

     - the audited historical financial statements of Smucker for the five years ended April 30, 1999;

     - the unaudited condensed financial statements of Smucker for the nine months ended January 31, 2000;

     - the pro forma impact of the combination on the earnings per share of Smucker;

     - current and historical market prices and trading volumes of the Class A common shares and Class B common shares;

     - the relative rights and preferences of the Class A and Class B common shares;

     - the articles of incorporation and regulations of Smucker, as well as the articles of incorporation and regulations attached to this document as Annexes D and E, which will govern Smucker following the combination;

     - the current and historical market prices of the capital stock of other companies that have two classes of publicly traded stock and that it believed were comparable to Smucker's situation;

     - the terms and conditions of transactions that it deemed relevant, in which two classes of capital stock of public companies were converted, exchanged, reclassified or otherwise reverted into a single class of capital stock;

     - information provided to William Blair by Smucker regarding the rights and preferences of the Class A and Class B common shares and certain related legal matters; and

     - other publicly available information relating to Smucker.

     William Blair also met with members of the senior management of Smucker to discuss the items listed above, and met with the board of directors and Smucker's legal counsel to discuss Smucker, the proposed combination, and the results of its analyses and examination. William Blair has also considered other matters which it deemed relevant to its inquiry, and has taken into account the accepted financial and investment banking procedures and considerations that it deemed relevant. Smucker's senior management advised

William Blair that change of control transaction was being, or was expected to be, considered. Accordingly, William Blair did not evaluate the fairness, from a financial point of view, of the proposed combination in the context of a change of control of Smucker.

     William Blair performed the financial analyses described below, and reviewed with Smucker's management and board of directors the assumptions upon which its analyses were based, as well as other factors. The summary set forth below is not a complete description of the analyses performed or factors considered by William Blair.

     Summaries of Analyses. In connection with its opinion, William Blair reviewed and analyzed:

     - historical reclassification transactions;

     - dual class, publicly traded companies;

     - the historical trading activity of Smucker's common shares;

     - the potential earnings dilution of Smucker's common shares from the conversion; and

     - the rights and preferences of Smucker's common shares.

     Analysis of Historical Reclassification Transactions. William Blair identified and analyzed 31 reclassification transactions occurring among publicly traded companies in 1992 to 2000. In each reclassification transaction, two classes of stock of a single company were reclassified as, and converted into, a single class of common stock. For each of the companies identified for the analysis, William Blair examined the number of new shares received in the reclassification for each share of the stock that had more votes per share and the number of new shares received in the reclassification for each share of the stock that had fewer (or no) votes per share.

     Of the 31 transactions examined, 12 were transactions by companies with market capitalizations greater than $100 million. Eight of these 12 transactions used a one-for-one or 1.00 exchange ratio or converted at a rate of one new share for each share converted. Of the remaining four companies, two companies converted their shares or used exchange ratios of 1.00 and special one-time dividends; and the remaining two used exchange ratios of 1.15 and 1.04. William Blair then examined the historical trading prices of the publicly traded shares of each of the companies completing a reclassification to determine the trading spread, the percentage by which the price per share of the company's higher voting stock exceeded the price per share of the company's lower voting stock on an absolute value basis. Of the 12 selected reclassification transactions examined in detail, the daily trading spreads between the higher and lower voting common stock in the one year prior to announcement of a transaction ranged between 0.0% and 25.0%. The average daily trading spread between the higher and lower voting common stock in the 12 selected companies averaged 5.0%.

     Analysis of Dual Class Publicly Traded Companies. William Blair identified and analyzed a group of companies that had two classes of publicly traded common stock with different voting rights. Based upon a search of companies listed on the New York Stock Exchange, the American Stock Exchange, the Nasdaq, and OTC traded companies, an initial group of over 90 companies was identified. William Blair analyzed transactions involving 61 of those 90 companies with market capitalizations between $50 million and $5 billion. The trading spread between the dual class shares of those companies over the past year ranged between 0.6% and 35.9%. The average of the average daily trading spreads for the 61 companies over the last 12 months was 9.0%, and the median of the median daily trading spreads over the last 12 months was 4.8%.

     Analysis of the Historical Trading Activity of Smucker's Common
Shares. William Blair reviewed and analyzed the historical trading activity of Smucker's Class A and Class B common shares. This analysis included an examination of the average trading spread between the Class A and Class B common shares. Based on daily closing prices over the 12 months ended April 27, 2000, the trading spread between the Class A and Class B common shares averaged 18.2%. For those 12 months, the average daily trading volumes of the Class A and Class B common shares as reported by the New York Stock Exchange were approximately 19,000 shares each.

     Potential Earnings Dilution Analysis. William Blair performed an analysis of potential dilution to earnings per share of Smucker if the combination of Class A and Class B common shares were to occur at an exchange ratio greater or lesser than 1.00. There would be no dilution to earnings per share if the conversion were to occur on a one-to-one ratio.

     Review of Terms of Class A Common Shares and Class B Common
Shares. William Blair reviewed the rights and preferences of the Class A and Class B common shares to assess whether there is economic justification for a difference in value for shares of the two classes. According to Smucker's current articles of incorporation, the only difference in the terms of the two classes relates to voting rights.

     Conclusion. The foregoing description is only a summary of the material aspects of the financial analyses used by William Blair in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying William Blair's opinion.

     In arriving at its opinion, William Blair considered the results of all these analyses. The analyses were prepared solely for the purposes of William Blair providing its opinion as to the fairness, from a financial point of view, to the holders of all outstanding Smucker Class A and Class B common shares of the conversion of each voting Class A and non-voting Class B common share into one share of a new class of voting common shares, and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. Any analysis of the fairness, from a financial point of view, to the shareholders of Smucker, involves complex considerations and judgments. William Blair's opinion and the related presentation to Smucker's board on May 2, 2000, was one of many factors taken into consideration by Smucker's board of directors in approving the combination.

     William Blair's opinion is for the use and benefit of Smucker's board of directors in its consideration of the proposed combination. William Blair was not requested to opine as to, and its opinion does not in any manner address, Smucker's underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies which might exist for Smucker or the effect of any other transaction in which Smucker might engage.

     In the ordinary course of its business, William Blair may from time to time trade securities of Smucker for its own account and for the accounts of its customers, and accordingly may at any time hold a long or short position in such securities. In the past, William Blair has provided certain investment banking and financial advisory services to Smucker and has received customary compensation. In April 1999, William Blair provided investment banking and financial advisory services to Smucker in connection with Smucker's adoption of its shareholder rights plan. William Blair received a fee of $25,000 for those services.

EFFECTS OF THE COMBINATION

     Business and Operations; Officers and Directors. Smucker expects that the combination will have no impact on its operations. Following the combination, Smucker will continue its current businesses under The J. M. Smucker Company name and retain its current brand names. The Smucker board of directors and executive officers at the effective time of the combination, including the board members who are elected at the annual meeting, will remain in office following the combination. We have included pro forma consolidated financial statements elsewhere in this document to reflect the material changes in our consolidated financial statements following completion of the combination.

     Number of Outstanding Common Shares. After the combination, Smucker will have only one class of common shares outstanding, all of which will be voting shares. The combination will not increase the total number of authorized Smucker common shares. If shareholders elect to receive cash for their Class A or Class B common shares, the combination will decrease the total number of Smucker common shares outstanding. Immediately prior to the combination, approximately 14,259,429 Class A common shares and 14,065,851 Class B common shares were issued and outstanding, or a total of 28,325,280 shares. If the maximum number of shares elect to receive cash in the combination, then, following the combination,

22,919,875 new Smucker common shares will be issued and outstanding. Following the combination, Smucker's Class A and Class B common shares will no longer be listed on the New York Stock Exchange or registered under the Exchange Act. The new Smucker common shares will be listed on the New York Stock Exchange and registered under the Exchange Act.

     Effect on Relative Ownership Interest. The relative ownership interest of holders of Class A or Class B common shares that do not elect to receive cash in the combination will increase following the combination, assuming that other shareholders elect to receive cash in the combination. The increase in relative ownership interest will depend on the number of shares whose holders elect to receive cash in the combination.

     Our directors and executive officers and members of the Smucker family together own approximately 25% of the outstanding Class A common shares and 22% of the outstanding Class B common shares, or 24% of the outstanding Smucker common shares, taken as a whole. These individuals have indicated that they will convert all of their Class A and Class B common shares into new common shares in the combination. If shareholders elect to receive the full $100 million in cash in the combination, then, following the combination, the ownership of the Smucker common shares, as a percentage of the outstanding Smucker common shares, by our directors, executive officers and members of the Smucker family will increase. If the maximum number of shares elect to receive cash in the combination and none of our directors, executive officers or members of the Smucker family make such an election, then, following the combination, our directors and executive officers and members of the Smucker family would together own approximately 27% of the outstanding common shares immediately following the combination.

     Effect on Voting Power. In the combination, Class B common shares, which are currently non-voting, will be converted into new Smucker common shares, which will initially have one vote per share. Following the combination, new Smucker common shares issued upon conversion of Class A common shares will have the same number of votes per share as they were entitled before the combination.

     An example of the change in voting powers that would occur in the combination is set forth below. The example assumes that no change in beneficial ownership of the common shares occurs during the four years immediately following the transaction.

                                              VOTES PER SHARE   VOTES PER SHARE    VOTES PER SHARE
                                 LENGTH OF     PRIOR TO THE        AFTER THE      FOUR YEARS AFTER
CLASS*                           TIME OWNED     COMBINATION       COMBINATION     THE COMBINATION**
------                           ----------   ---------------   ---------------   -----------------
A..............................   H4 years          10                10                 10
A..............................   G4 years           1                 1                 10
B..............................   H4 years           0                 1                 10
B..............................   G4 years           0                 1                 10

---------------
 * Class A and Class B common shares will become new common shares after the combination.

** New Smucker common shares issued upon the conversion of Class A common shares in the combination will obtain ten votes per share on the fourth anniversary of their original acquisition. New Smucker common shares issued upon the conversion of Class B common shares will obtain ten votes per share on the fourth anniversary of the completion of the combination.

     Effect on Relative Voting Power. Because the Class B common shares will be converted into voting shares following the combination, the relative voting power of each holder of Class B common shares that does not sell his or her shares to Smucker in the combination will increase, and the relative voting power of each holder of Class A common shares, as such, will decrease. The impact on the voting power of any particular shareholder will depend on:

     - the number of Class A common shares and Class B common shares held by that shareholder;

     - whether the Class A common shares held by the shareholder are ten-vote shares or one-vote shares under Smucker's time-phased voting plan; and

     - whether the shareholder elects to receive any cash in the combination.

Our management estimates that immediately following the combination, the voting power of our directors and executive officers and members of the Smucker family, in the aggregate, may increase slightly. Immediately following the combination, our directors and executive officers and members of this group will together control between 41% and 45% of the voting power of Smucker. This compares to between 40% and 51% prior to the combination.

     The new Smucker common shares issued upon conversion of the Class B common shares in the combination will participate in Smucker's time-phased voting plan. Therefore, it is possible that these shares will eventually become ten-vote shares. It is likely that members of the Smucker family will retain their shares for and after the expiration of the four-year holding period necessary for the shares to become ten-vote shares. Therefore, management estimates that after the fourth anniversary of the closing of the combination, assuming that the members of the Smucker family retain all of their Smucker common shares and all other current holders of Class B common shares transfer beneficial ownership of their new common shares prior to that fourth anniversary to persons other than members of the Smucker family, members of the Smucker family, in the aggregate, could
control up to a maximum of   % of the voting power of Smucker.

FINANCING OF THE COMBINATION

     We currently anticipate that we will use a combination of existing cash and borrowed funds to finance the stock repurchase portion of the combination. We currently anticipate that funds will be borrowed from institutional lenders that will provide senior unsecured long-term debt on an equal basis with Smucker's Series 1999 Notes.

     As of the date of this document, we have not obtained loan commitments from any lenders or made any arrangements with respect to funds to be borrowed in connection with the combination. If we cannot make arrangements with our existing lenders on terms satisfactory to us, we will develop an alternative financing plan.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of material U.S. federal income tax consequences of the exchange of Class A and/or Class B common shares for new Smucker common shares and/or cash in the merger. This discussion assumes that the Class A and Class B common shares are held as a "capital asset" within the meaning of
Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal taxation that may be relevant to particular shareholders in light of their personal circumstances or to shareholders subject to special treatment under the Internal Revenue Code, including:

     - financial institutions or trusts;

     - tax-exempt entities;

     - insurance companies;

     - traders that mark to market;

     - dealers in securities or foreign currency;

     - shareholders who received their shares through the exercise of employee stock options or otherwise as compensation;

     - shareholders who are foreign corporations, foreign partnerships, or other foreign entities, or individuals who are not citizens or residents of the U.S.; and

     - shareholders who hold shares as a part of a hedge, straddle, or conversion transaction.

Smucker has not requested, and will not request, a ruling from the Internal Revenue Service on the U.S. federal income tax consequences of the combination and, as a result, there can be no assurance that the Internal Revenue Service will not challenge any of the conclusions expressed below. In addition, tax consequences to each exchanging shareholder will depend in part on the Shareholder's particular circumstances. This discussion is for general information only and is based on the U.S. Internal Revenue Code, Treasury regulations, published administrative rulings, and judicial decisions, all as in effect on the date of this document and all of which are subject to change, possibly with retroactive effect. This discussion does not address any state, local, or foreign tax consequences of the combination. Shareholders should consult with tax advisors as to the particular tax consequences of the combination, including the applicability and effect of the alternative minimum tax and any state, local, or foreign income and other tax laws and of changes in such laws.

     Tax Consequences of the Combination. Subject to the following assumptions, limitations, and qualifications, in the opinion of Jones, Day, Reavis & Pogue, counsel to Smucker, for U.S. federal income tax purposes:

     - a shareholder who exchanges his or her Class A and/or Class B common shares solely for new Smucker common series will not recognize any gain or loss; and

     - a shareholder who exchanges his or her class A and/or Class B common shares solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the shares surrendered, unless, in the case of a shareholder who is treated as holding new Smucker common shares under the constructive ownership rules contained in Section 318 of the Internal Revenue Code, the receipt by that shareholder of cash has the effect of a dividend.

     The opinion of Jones, Day, Reavis & Pogue is based on current law and assumes that the exchange of Class A and/or Class B common shares will be effected in the manner described in this document and in accordance with the agreement attached to this document as Annex A (without amendment). The opinion is also based on representation letters from each of Smucker and JMS-Ohio delivered to Jones, Day, Reavis & Pogue. Opinions of counsel are not binding on the Internal Revenue Service and do not preclude it from adopting contrary positions. In addition, if any of the representations and assumptions on which the Jones, Day, Reavis & Pogue opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the exchange could be materially different from those described in this section "Material Federal Income Tax Consequences."

     Exchange of Class A and/or Class B Common Shares Solely for New Smucker Common Shares. A shareholder who exchanges his or her Class A and/or Class B common shares solely for new Smucker common shares in the merger will not recognize any gain or loss. Such shareholder will have an aggregate tax basis in the new Smucker common shares received in the combination equal to the shareholder's aggregate adjusted tax basis in the Class A and/or Class B common shares surrendered in the combination, and the holding period for the new Smucker common shares will include the holding period of the Class A and/or Class B common shares.

     Exchanged of Class A and/or Class B Common Shares Solely for Cash. In general, a shareholder who exchanges his or her Class A and/or Class B common shares solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the shares surrendered. The gain will be long-term capital gain or loss if, on the date of the exchange, the holding period for those shares is greater than one year. If, however, a shareholder is treated as owning new Smucker common shares under the constructive ownership rules contained in
Section 318 of the Internal Revenue Code, some or all of the cash received by that shareholder may, in certain circumstances, be taxed as a dividend. The circumstances under which dividend treatment will apply and the consequences of dividend treatment are discussed below under "Exchange of Class B Common Shares for New Smucker Common Shares and Cash" and "Exchange of Class A Common Shares for New Smucker Common Shares and Cash."

     Exchange of Class B Common Shares for New Smucker Common Shares and
Cash. If the exchange of Class B common shares for a combination of new Smucker common shares and cash is treated as made pursuant to a plan of "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, a holder of Class B common shares will not recognize any loss but will recognize gain, if any, on the shares surrendered to the extent of the cash received. Any recognized gain will be capital gain unless the receipt by that shareholder of cash has the effect of a dividend, in which event the gain will be taxable as dividend income to the extent of the shareholder's ratable share of Smucker's current and accumulated earnings and profits. If the holder is a corporation, special consequences under Section 1059 of the Internal Revenue Code may apply if the dividend is an "extraordinary dividend." Such corporate shareholders should consult with their own tax advisors as to the particular tax consequences of this provision of the Internal Revenue Code. Any capital gain will be long-term capital gain if, on the date of the exchange, the shareholder's holding period for the shares is greater than one year.

     Alternatively, the cash received in the exchange may be treated as a redemption of Class B common shares that is not pursuant to a plan of reorganization, in which case gain or loss will be recognized on the shares exchanged for cash unless the distribution of cash has the effect of a distribution of a dividend, in which case, the cash received will be taxed as dividend income to the extent of Smucker's current and accumulated earnings and profits. The Internal Revenue Service, however, may possibly take the position that the cash received by a holder of Class B common shares is in substance separate from the exchange in which case all of the cash received will be taxed as a dividend to the extent of Smucker's current and accumulated earnings and profits.

     Holders of Class B common shares should consult their own tax advisors as to whether all or a portion of any cash received in exchange for their Class B common shares will be treated as a dividend. In general, if the exchange of Class B common shares for both cash and new Smucker common shares is made pursuant to a plan of "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, the redemption provisions of Section 302 of the Internal Revenue Code will apply to the determination of whether the cash received has the effect of a distribution of a dividend. Under the redemption provisions, a holder of Class B common shares will be treated as if the portion of the Class B common shares exchanged for cash had been redeemed by Smucker for cash. Under the principles of Section 302 of the Internal Revenue Code, a holder of Class B common shares will recognize capital gain rather than dividend income with respect to the cash received in this redemption if the redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such shareholder. In making these determinations, each of which is described below, the constructive ownership rules of Section 318 of the Internal Revenue Code will apply for purposes of determining the holder's ownership interests in Smucker.

     However, if the cash received in the exchange is treated as a redemption that is not pursuant to a plan of reorganization, the redemption provisions of
Section 302 of the Internal Revenue Code would apply as described immediately above to determine whether the cash received has the effect of a distribution of a dividend, except that if the redemption is determined to have the effect of a distribution of a dividend, the entire amount of the cash received will be taxed as dividend income to the extent of Smucker's current and accumulated earnings and profits and the amount of income recognized will not be limited to the holder's gain.

     Whether a redemption by Smucker of the shares for cash is "not essentially equivalent to a dividend" with respect to a holder of Class B common shares will depend on the shareholder's particular circumstances. A redemption resulting in a "meaningful reduction" in the shareholder's percentage ownership of Smucker common shares will not be essentially equivalent to a dividend. In determining whether a redemption results in a meaningful reduction in the shareholder's percentage ownership of Smucker common shares, a holder of Class B common shares should compare his or her percentage share interest in Smucker (including interests owned actually, hypothetically, and constructively) immediately before the combination to his or her interest in Smucker after the combination. The Internal Revenue Service has indicated that a shareholder in a publicly held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having a meaningful reduction in his or her stock after a redemption if his or her percentage ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the redemption.

     A redemption generally will be "substantially disproportionate" and, therefore, would not have the effect of a distribution of a dividend with respect to a shareholder, if the percentage of Smucker common shares actually and constructively owned by the shareholder immediately after the redemption described in the previous paragraph is less than 80%, by voting power and value, of the Smucker common shares actually and constructively owned by the shareholder immediately before the merger. Because the Class B common shares are non-voting shares, however, holders of Class B common shares who exchange solely Class B common shares for new Smucker common shares and cash cannot have their percentage of Smucker voting stock decreased by the exchange and, as a result, will not be able to satisfy the "substantially disproportionate" test.

     If the exchange of Class B common shares for a combination of new Smucker common shares and cash is made pursuant to a plan of "reorganization," holders of Class B common shares will have an aggregate adjusted tax basis in the new Smucker common shares equal to the shareholder's adjusted tax basis in the Class B common shares surrendered in the exchange, decreased by the amount of cash received by the shareholder and increased by the amount of the gain, if any, recognized by the shareholder, including any amount that is characterized as a dividend. If the cash received constitutes a separate dividend, holders of Class B common shares will have an aggregate adjusted tax basis in the new Smucker common shares equal to the holder's adjusted tax basis in the Class B common shares immediately before the merger.

     The cash received in the combination is treated as received in a redemption, the adjusted tax basis of the new Smucker common shares will equal to the holder's adjusted tax basis in his or her Class B common shares surrendered, less the amount of tax basis in the new Smucker common shares redeemed in the exchange, unless the receipt of cash by the shareholder is taxed as dividend income, in which case the adjusted tax basis of the new Smucker common shares will be the shareholder's adjusted tax basis in his or her Class B common shares. Any capital gain will be long-term capital gain if, on the date of the exchange, the shareholder's holding period for the shares is longer than one year.

     For tax purposes, the holding period for the new Smucker common shares will include the holding period for the Class B common shares exchanged.

     Exchange of Class A Common Shares for New Smucker Common Shares and Cash. A shareholder who exchanges his or her Class A common shares for a combination of new Smucker common shares and cash will be treated the same as a holder of Class B common shares who receives both new Smucker common shares and cash if the exchange of the Class A common shares is treated as an "exchange." In such an event, the tax consequences to the holders of Class A common shares will be the same as those described in "Exchange of Class B Common Shares for New Smucker Common Shares and Cash," except that holders of Class A common shares, which are voting shares, may be able to satisfy the "substantially disproportionate" test, as described above.

     The Internal Revenue Service is likely to take the position that because the new Smucker common shares confer on their holders substantially similar rights as the Class A common shares, no "exchange" for U.S. federal income tax purposes will occur. In the absence of an "exchange," the cash received will be treated as a redemption by Smucker of the holder's Class A common shares subject to the redemption provisions of Section 302 of the Internal Revenue Code. In the redemption, a holder of Class A common shares exchanged for cash will recognize gain or loss, unless the receipt by that shareholder of cash has the effect of a dividend, in which event all of the cash received will be taxable as dividend income to the extent of the shareholder's ratable share of Smucker's current and accumulated earnings and profits. Any capital gain will be long-term capital gain if, on the date of the exchange, the shareholder's holding period for the shares is longer than one year.

     For tax purposes, the holding period for the new Smucker common shares will include the holding period for the Class A common shares exchanged.

     Exercise of Statutory Dissenters' Rights. If instead of having Class A and/or Class B common shares converted in the merger into new common shares or cash, a shareholder dissents from the merger with respect to some or all of his or her shares, any consideration the shareholder receives from Smucker in exchange for those shares will generally be treated as proceeds from the sale or exchange of those shares. Any gain or loss the shareholder recognizes as a result will generally be long-term capital gain or loss if the shareholder held the Class A and/or Class B common shares with respect to which the shareholder exercised statutory dissenters' rights for more than one year at the effective time of the merger. If, however, the shareholder actually or constructively owns new Smucker common shares after the combination, the cash received by the shareholder may be taxed as a dividend. The circumstances under which dividend treatment may apply and the consequences of dividend treatment, are similar to those discussed above when a shareholder receives both cash and new common shares. For a summary of statutory dissenters' rights, see "The Combination -- Dissenters' Rights" beginning on page 27.

     Backup Withholding. Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations, cash payments in exchange for the shareholder's Class A and/or Class B common shares may be subject to backup withholding at the rate of 31%. Generally, backup withholding applies only when a taxpayer fails to furnish a proper taxpayer identification number or certify, under penalties of perjury, that the shareholder is not subject to backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder's federal income tax liability, provided that the shareholder furnishes the required information to the Internal Revenue Service.

     THE PRECEDING SUMMARY OF THE MATERIAL U.S. FEDERAL TAX CONSEQUENCES OF THE COMBINATION AND THE MERGER AND THE ASSOCIATED EXCHANGE OF SHARES DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS. THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR SHAREHOLDER IN LIGHT OF THE SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE COMBINATION AND THE MERGER AND THE ASSOCIATED EXCHANGE OF SHARES, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                                THE COMBINATION
                               (ITEM 1 ON PROXY)

     If you are a holder of record of our Class A and/or Class B common shares and you return a signed proxy or proxies in the enclosed form, the shares represented by your proxy or proxies will be voted for approval of the combination and for the adoption of the merger agreement described in this document, unless you instruct otherwise. Your board of directors has approved and adopted the merger agreement, a copy of which is attached as Annex A and incorporated in this document by reference. The following discussion highlights key information about the proposed combination of our Class A and Class B common shares and the related merger, but may not include all of the information that you, as a shareholder, would like to know. We urge you to read the agreement attached to this document as Annex A in its entirety.

GENERAL

     Subject to the satisfaction of the conditions to completion of the combination, including the approval of the combination and the adoption of the merger agreement by the shareholders of Smucker, JMS-Ohio will be merged into Smucker at the effective time. The "effective time" is the time at which the merger will become effective under Ohio law. Smucker will be the surviving corporation and will continue to do business under the name The J. M. Smucker Company.

WHAT SMUCKER'S SHAREHOLDERS WILL RECEIVE

     In the combination, each Class A and Class B common share will be converted, at the election of the holder, into $18.50 in cash, subject to the limitations described below under the heading "Adjustment of Amount of Cash Received," or one share of a new class of Smucker common shares.

     As of May 11, 2000, there were 14,259,429 Class A common shares issued and outstanding and 1,952,859 Class A common shares held in treasury, and 14,065,851 Class B common shares issued and outstanding, and 2,146,437 Class B common shares held in treasury. Assuming that cash consideration in the amount of $100 million is paid, and no holders of common shares exercise statutory dissenters' rights, there will be 22,919,875 new common shares issued and outstanding following the combination, all of which will be held by current shareholders of Smucker.

MANNER OF ELECTING CASH OR SHARES

     A form of election to receive cash in the combination is included with this document. To elect to receive cash in the combination for some or all of your shares, you must complete, sign, and return the form of election to the paying agent by 5:00 p.m., Eastern Daylight Time, on August 14, 2000. Please read the election form carefully, for it provides detailed instructions on how to surrender your certificates representing the shares as to which you wish to make a cash election to the paying agent for cancellation. If you elect to receive cash, following the combination you will receive:

     - a check for the appropriate amount of cash; and

     - if the cash paid to shareholders will be prorated, certificates for the appropriate number of new Smucker common shares.

Any shareholder may revoke or change his or her election in writing prior to the deadline.

     If a shareholder fails to complete and return an election form, that shareholder will be deemed to have indicated that he or she has no preference as to the receipt of cash or new common shares in the combination, and will receive new common shares.

     If you do not wish to receive cash in the combination for any of your shares, you should not send in your Class A or your Class B common share certificates. If the combination is approved, your Class A or Class B common shares will automatically convert into new Smucker common shares. You should retain your certificates for your Class A or Class B common shares. While you do not need to exchange your Class A or Class B common share certificates following the combination, you will be permitted to do so if you wish.

Please contact our Corporate Secretary for further information. See "Where You Can Find More Information" beginning on page 56.

ADJUSTMENT OF AMOUNT OF CASH RECEIVED

     Smucker has limited the total amount of cash it will be obligated to pay to shareholders in the combination to $100 million.

     If our shareholders elect to receive cash in an aggregate amount that exceeds $100 million, the available cash will be divided equally among all shares that have elected to receive cash. In that case, the number of shares covered by each form of election that will be converted into cash will be determined by multiplying the number of shares covered by that form of election by a fraction, the numerator of which is the maximum number of Class A and Class B common shares that are entitled to cash consideration, and the denominator of which is the total number of shares that have elected to receive cash, rounded down to the nearest whole number. Each Class A and Class B common share that is not converted into cash will be converted into one new Smucker common share.

MANNER OF CONVERTING SHARES

     At the effective time of the combination, holders of certificates representing Class A or Class B common shares that were not converted into cash will cease to have any rights, other than dissenters' rights, with respect to the Class A or Class B common shares, but will have rights as holders of new Smucker common shares. Each Class A or Class B common share certificate will be deemed for all corporate purposes to evidence the new Smucker common shares into which the Class A or Class B common shares have been converted. Our share transfer books will be closed at the close of business on the business day immediately preceding the effective time of the merger, and the holders of record of Class A or Class B common shares that were not converted into cash will become holders of new Smucker common shares as provided in the merger agreement.

CONDITIONS TO COMPLETION OF THE COMBINATION

     Completion of the combination is subject to various conditions that must be satisfied or waived prior to the combination. These conditions include that:

     - we receive the required shareholder approval;

     - no more than 10% of the 28,325,280 outstanding Class A and Class B common shares, in the aggregate, assert statutory dissenters' rights;

     - the registration statement to be filed with the Securities and Exchange Commission in connection with the issuance of the new Smucker common shares shall have become effective;

     - the New York Stock Exchange approves the listing of the new Smucker common shares; and

     - we receive antitrust regulatory approval and the expiration of any applicable waiting periods.

     It is anticipated that the combination will be completed as soon as practicable after the conditions to the completion are satisfied, or at such later date as is, in the judgment of your board of directors, in the best interests of the shareholders or Smucker.

     The combination requires the approval of:

     - at least two-thirds of the voting power of the Class A common shares, giving effect to ten-vote shares, voting as a class; and

     - at least two-thirds of the Class B common shares, voting as a class, with one vote per share.

     Smucker's directors, executive officers, and the members of the Smucker family have indicated that they intend to vote FOR the combination. As of May 11, 2000, these directors, executive officers, and family members were entitled to vote approximately 3,584,114 Class A common shares, or approximately 25% of the outstanding Class A common shares, representing approximately 44%-51% of the voting power of the Class A common shares.

     As of May 11, 2000, Smucker's directors, executive officers, and members of the Smucker family were entitled to vote approximately 3,081,104 Class B common shares, or approximately 22% of the outstanding Class B common shares.

     Your approval of the combination will also constitute your approval of:

     - the articles of incorporation attached to this document as Annex D and the regulations attached to this document as Annex E, each of which will be in effect upon consummation of the combination;

     - the conversion of outstanding stock options and rights for Class A or Class B common shares into options or rights to receive new Smucker common shares; and

     - all amendments to all of the foregoing deemed appropriate by our board of directors to effect the combination.

AMENDMENT OF THE AGREEMENT GOVERNING THE COMBINATION

     The agreement governing the transaction provides that Smucker and JMS-Ohio, by mutual written agreement, may amend, modify, or supplement the agreement, at any time prior to the effective time of the merger, except that after shareholder approval of the agreement, there can be no amendments that would alter or change:

     - the amount or kind of shares to be received by shareholders in the combination;

     - any material term of the articles of incorporation or regulations that will be in place following the combination; or

     - the terms and conditions of the agreement if the alteration or change would adversely affect the holders of any class of shares of Smucker or JMS-Ohio.

ABANDONMENT OF THE COMBINATION

     The agreement governing the transaction provides that, notwithstanding adoption and approval of the agreement by our shareholders, your board of directors may terminate the agreement or abandon the combination if your board of directors determines that it would be in the best interests of the shareholders or Smucker.

ESTIMATED FEES AND EXPENSES OF THE COMBINATION

     The following table sets forth the estimated expenses incurred and to be incurred by Smucker in connection with the combination. These fees will be paid by Smucker.

Filing/registration fees....................................  $      *
NYSE listing fees...........................................         *
Printing and engraving costs................................         *
Legal fees and expenses.....................................   700,000
Accounting fees and expenses................................    20,000
Financial advisory fees and expenses........................   900,000
Transfer agent fees and expenses............................         *
Proxy solicitation fees and expenses........................         *
Paying agent fees and expenses..............................         *
Public relations fees and expenses..........................   100,000
Miscellaneous...............................................         *
                                                              --------
Total.......................................................  $      *
                                                              ========

---------------

* To be determined.

REGULATORY MATTERS

     To complete the combination:

     - we must file a certificate of merger with the Secretary of State of Ohio; and

     - we and our largest shareholders may be required to make filings with or obtain approvals from U.S. antitrust regulatory authorities including the U.S. Federal Trade Commission and the Department of Justice.

We do not need to comply with any other federal or state regulatory requirements or obtain any other regulatory approvals in order to effect the combination.

DISSENTERS' RIGHTS

     Shareholders that so desire are entitled to relief as dissenting shareholders under Ohio Revised Code Section 1701.85. A shareholder will be entitled to this relief, however, only if the shareholder complies strictly with all of the procedural and other requirements of Section 1701.85. The following summary is not a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 and Section 1701.84 (which is referenced in Section 1701.85) attached to this document as Annex B.

     A shareholder that wishes to perfect rights as a dissenting shareholder in the event the combination and related merger agreement are approved:

     - must have been a record holder of the Class A or Class B common shares as to which he or she seeks relief on July 3, 2000, the record date for the annual meeting;

     - must not have voted his or her Class A or Class B common shares in favor of approval of the combination and adoption of the merger agreement; and

     - must deliver to Smucker, not later than ten days after the annual meeting, a written demand for payment of the fair cash value of the Class A or Class B common shares as to which he or she seeks relief. The written demand must state the shareholder's name, address, number and class of common shares as to which he or she seeks relief, and the amount claimed as the fair cash value of those shares.

     A vote against the adoption of the merger agreement will not satisfy the requirement of a written demand for payment. Any written demand for payment should be mailed or delivered to:

The J. M. Smucker Company
Strawberry Lane
Orrville, Ohio 44667-0280
Attn: Corporate Secretary


     Because the written demand must be delivered to Smucker within the ten-day period following the annual meeting, it is recommended, although not required, that a shareholder use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery. No notice of the adoption of the merger agreement will be sent.

     If Smucker sends the dissenting shareholder, at the address specified in the demand, a request for the certificate(s) representing the shareholder's shares, the dissenting shareholder must deliver the certificate(s) to Smucker within 15 days following the date the request was sent. Smucker may endorse the certificate(s) with a legend to the effect that the shareholder has demanded fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the shareholder's rights as a dissenting shareholder. Smucker must notify the shareholder of its election to terminate the shareholder's rights as a dissenting shareholder within 20 days after the lapse of the 15 day period.

     Unless the dissenting shareholder and Smucker agree on the fair cash value per share of Smucker's Class A or Class B common shares, the shareholder must, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Wayne County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of Smucker's Class A or Class B common shares, as the case may be, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. Fair cash value:

     - will be determined as of the day prior to the annual meeting;

     - will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy;

     - will not exceed the amount specified in the shareholder's written demand; and

     - will exclude any appreciation or depreciation in market value resulting from the merger.

The court will make a finding as to the fair cash value of a Smucker Class A or Class B common share, as the case may be, and render judgment against Smucker for its payment with interest at a rate and from a date the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

     The rights of any dissenting shareholder will terminate if:

     - the dissenting shareholder has not complied with Section 1701.85, unless Smucker, by its board of directors, waives the failure;

     - Smucker abandons or is finally enjoined or prevented from carrying out, or the shareholders of Smucker rescind their approval of the combination and adoption of the merger agreement;

     - the dissenting shareholder withdraws his or her written demand, with the consent of Smucker, by its board of directors; or

     - Smucker and the dissenting shareholder have not agreed upon the fair cash value per share of Smucker common shares and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of Smucker common shares.

     For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "Special Factors -- Material Federal Income Tax Consequences" beginning on page 21.

SHAREHOLDER RIGHTS PLAN

     We have a shareholder rights plan that provides for, among other things, certain distributions to our shareholders upon an actual or prospective change in control of our company. The plan has an anti-takeover effect because a distribution under the plan may cause a substantial dilution to a person or group that attempts to acquire a substantial number of shares without approval of our board of directors.

     If the proposed combination is approved, our board of directors will approve an amendment of the rights plan to permit the combination to be completed and to change the provisions of the rights plan to be consistent with a single class capital structure.

EMPLOYEE BENEFIT PLANS

     Except as described below with respect to stock benefits, all of our employee benefit and welfare plans, such as our medical plans and pension plans, are expected to continue substantially unchanged and benefits under these plans are not expected to be substantially affected by the combination. We expect that substantially all of our plans providing stock benefits will continue in effect after the combination, adjusted to reflect new common shares instead of Smucker Class A and/or Class B common shares. Smucker, however, reserves the right to modify any employee benefit or welfare plan.

PURCHASES OF SHARES

     The following table indicates, with respect to any purchases of Class A and/or Class B common shares made by Smucker or affiliates of Smucker since May 1, 1998, the range of prices paid for the shares, the amount of shares purchased, and the average purchase price for the shares for each quarterly period since May 1, 1998:

                             SECURITIES                                                    AVERAGE
                              PURCHASED               RANGE OF PRICES PAID             PURCHASE PRICE
                          -----------------    -----------------------------------    -----------------
                          CLASS A   CLASS B        CLASS A            CLASS B         CLASS A   CLASS B
                          -------   -------    ----------------   ----------------    -------   -------
1999
  First Quarter.........    --        --              --                 --             --        --
  Second Quarter........   21,600    12,500    $23.69 to $24.34   $23.15 to $24.04    $23.97    $23.56
  Third Quarter.........    --        --              --                 --             --        --
  Fourth Quarter........    --        --              --                 --             --        --

2000
  First Quarter.........  140,000    92,200    $22.74 to $25.60   $19.42 to $22.38    $23.86    $20.56
  Second Quarter........    --       62,500           --          $20.00 to $20.97      --      $20.60
  Third Quarter.........  192,600   251,200    $19.88 to $21.25   $15.75 to $17.75    $20.26    $16.60
  Fourth Quarter........    --      210,000           --          $14.44 to $14.94      --      $14.60

                              FINANCIAL STATEMENTS

     Our Annual Report on Form 10-K for the fiscal year ended April 30, 1999 contains the Consolidated Balance Sheets of Smucker and its subsidiaries at April 30, 1999 and 1998 and the Statements of Consolidated Income, Statements of Consolidated Shareholders' Equity, and Statements of Consolidated Cash Flows of Smucker and its subsidiaries for the fiscal years ended April 30, 1999, 1998, and 1997, the financial statement schedule, and the notes thereto. Our Quarterly Report on Form 10-Q for the period ended January 31, 2000 contains the unaudited condensed Consolidated Balance Sheet of Smucker and its subsidiaries at January 31, 2000 and the unaudited condensed Statement of Consolidated Income, and unaudited condensed Consolidated Statement of Cash Flows of Smucker and its subsidiaries for the nine-month period ended January 31, 2000, and the related notes. These financial statements, schedule, and notes are incorporated in this document by reference.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements of Smucker are presented as if the combination had been completed as of January 31, 2000 for pro forma balance sheet data purposes and on May 1, 1998 for pro forma income statement data purposes. The unaudited Pro Forma Condensed Statement of Consolidated Income includes amounts derived from Smucker's audited Statement of Consolidated Income for the year ended April 30, 1999 and the unaudited Condensed Statement of Consolidated Income for the nine months ended January 31, 2000. The unaudited Pro Forma Consolidated Balance Sheet includes amounts derived from the unaudited Condensed Consolidated Balance Sheet of Smucker as of January 31, 2000. Information is presented to reflect pro forma adjustments for:

     - the payment of $100 million in cash for the repurchase of approximately
       5.4 million common shares in connection with the combination;

     - the incurrence of $80 million in debt in connection with the combination at a borrowing rate of 8% per annum; and

     - the conversion of all our outstanding Class A and Class B common shares, other than those sold to Smucker for cash, into a new, single class of common shares of Smucker in connection with the combination.

This information does not reflect investment banking, legal, and other transaction costs related to the combination.

     The unaudited pro forma condensed consolidated financial statements of Smucker and the accompanying notes should be read in conjunction with the audited and unaudited consolidated financial statements of Smucker, and the related notes incorporated in this document by reference.

     We are providing this information for illustrative purposes only. It does not necessarily reflect what the results of operations or financial position of Smucker would have been if the combination had actually occurred. This information also does not necessarily indicate what our future operating results or consolidated financial position will be.

                           THE J. M. SMUCKER COMPANY
         UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED INCOME
                       NINE MONTHS ENDED JANUARY 31, 2000
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                           HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                           ----------    -----------    ---------
Net sales................................................   $475,888       $            $475,888
Cost of products sold....................................    308,496                     308,496
                                                            --------       -------      --------
                                                             167,392                     167,392
Selling, distribution, and administrative expenses.......    122,036                     122,036
Nonrecurring charge......................................      4,805                       4,805
                                                            --------       -------      --------
                                                              40,551                      40,551
Other income (expense)
  Interest income........................................      2,056          (960)(1)     1,096
  Interest expense.......................................     (2,617)       (4,800)(2)    (7,417)
  Other -- net...........................................        790                         790
                                                            --------       -------      --------
Income before income taxes...............................     40,780        (5,760)       35,020
Income taxes.............................................     15,391         2,172(3)     13,219
                                                            --------       -------      --------
Net Income...............................................   $ 25,389       $(3,588)     $ 21,801
                                                            ========       =======      ========
  Net Income per Common Share............................   $    .88                    $    .93
                                                            ========                    ========
  Net Income per Common Share -- assuming dilution.......   $    .88                    $    .93
                                                            ========                    ========
Dividends declared on Class A and Class B Common
  Shares.................................................   $    .45                    $    .45
                                                            ========                    ========
Number of shares used to compute Net Income per Common
  Share..................................................     28,811              (4)     23,405
                                                            ========                    ========
Number of shares used to compute Net Income per Common
  Share -- assuming dilution.............................     28,907              (4)     23,501
                                                            ========                    ========

---------------

(1) Represents the pro rata share decrease in investment income resulting from the assumed use of $20 million of cash on hand at the approximate current investing rate of 6.4%.

(2) Represents the pro rata share of incremental interest expense associated with an additional $80 million in long-term debt to be borrowed in connection with the combination. The interest rate on this debt is assumed to be 8%.

(3) An effective tax rate of 37.7%, consistent with the historical rate for the nine months ended January 31, 2000, was applied to determine income taxes.

(4) Smucker has indicated that it will pay up to $100 million in cash, in the aggregate, toward the repurchase of outstanding shares. For pro forma purposes, an estimated purchase price of $18.50 per share was assumed to compute the number of shares to be reacquired. This pro forma computation assumes that Smucker will repurchase shares aggregating the $100 million maximum and that this buyback had occurred as of the beginning of the fiscal period presented.

                           THE J. M. SMUCKER COMPANY
  UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED INCOME -- CONTINUED
                           YEAR ENDED APRIL 30, 1999
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                           HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                           ----------    -----------    ---------
Net sales................................................   $602,457       $            $602,457
Cost of products sold....................................    395,944                     395,944
                                                            --------       -------      --------
                                                             206,513                     206,513
Selling, distribution, and administrative expenses.......    147,538                     147,538
                                                            --------       -------      --------
                                                              58,975                      58,975
Other income (expense)
  Interest income........................................      1,948        (1,280)(1)       668
  Interest expense.......................................       (179)       (6,400)(2)    (6,579)
  Other -- net...........................................        887                         887
                                                            --------       -------      --------
Income before income taxes...............................     61,631        (7,680)       53,951
Income taxes.............................................     23,868         2,972(3)     20,896
                                                            --------       -------      --------
Net Income...............................................   $ 37,763       $(4,708)     $ 33,055
                                                            ========       =======      ========
  Net Income per Common Share............................   $   1.30                    $   1.40
                                                            ========                    ========
  Net Income per Common Share -- assuming dilution.......   $   1.29                    $   1.38
                                                            ========                    ========
Dividends declared on Class A and Class B Common
  Shares.................................................   $    .57                    $    .57
                                                            ========                    ========
Number of shares used to compute Net Income per Common
  Share..................................................     29,058              (4)     23,652
                                                            ========                    ========
Number of shares used to compute Net Income per Common
  Share -- assuming dilution.............................     29,275              (4)     23,869
                                                            ========                    ========

---------------

(1) Represents a decrease in investment income resulting from the assumed use of $20 million of cash on hand at the approximate current investing rate of 6.4%.

(2) Represents the incremental interest expense associated with an additional $80 million in long-term debt to be borrowed in connection with the combination. The interest rate on this debt is assumed to be 8%.

(3) An effective tax rate of 38.7%, consistent with the actual historical rate for the year ended, April 30, 1999, was applied to determine income taxes.

(4) Smucker has indicated that it will pay up to $100 million in cash, in the aggregate, toward the repurchase of outstanding shares. For pro forma purposes, an estimated purchase price of approximately $18.50 per share was assumed to compute the number of shares to be reacquired. This pro forma computation assumes that Smucker will repurchase shares aggregating the $100 million maximum and that this buyback had occurred as of the beginning of the fiscal period presented.

                           THE J. M. SMUCKER COMPANY
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                JANUARY 31, 2000
                                 (IN MILLIONS)

                                                           HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                           ----------    -----------    ---------
ASSETS
Current assets
  Cash and cash equivalents..............................  $  26,054      $ (20,000)(1) $   6,054
  Trade receivables, less allowances.....................     55,566                       55,566
  Inventories:
     Finished products...................................     60,069                       60,069
     Raw materials, containers, and supplies.............     80,178                       80,178
                                                           ---------      ---------     ---------
                                                             140,247                      140,247
  Other current assets...................................     12,548                       12,548
                                                           ---------      ---------     ---------
          Total Current Assets...........................    234,415        (20,000)      214,415
Property, plant and equipment
  Land and land improvements.............................     18,284                       18,284
  Buildings and fixtures.................................     86,490                       86,490
  Machinery and equipment................................    210,868                      210,868
  Construction in progress...............................     28,580                       28,580
                                                           ---------                    ---------
                                                             344,222                      344,222
  Less allowances for depreciation.......................   (170,883)                    (170,883)
                                                           ---------                    ---------
          Total Property, Plant and Equipment............    173,339                      173,339
Other noncurrent assets
  Intangible assets......................................     58,198                       58,198
  Other assets...........................................     22,184                       22,184
                                                           ---------                    ---------
          Total Other Noncurrent Assets..................     80,382                       80,382
                                                           ---------      ---------     ---------
                                                           $ 488,136      $ (20,000)    $ 468,136
                                                           =========      =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable.......................................  $  33,821      $             $  33,821
  Other current liabilities..............................     34,985                       34,985
                                                           ---------      ---------     ---------
          Total Current Liabilities......................     68,806                       68,806
Noncurrent liabilities
  Long-term debt.........................................     75,000         80,000(2)    155,000
  Other noncurrent liabilities...........................     21,898                       21,898
                                                           ---------      ---------     ---------
          Total Noncurrent Liabilities...................     96,898         80,000       176,898
Shareholders' equity
          Total Shareholders' Equity.....................    322,432       (100,000)(3)   222,432
                                                           ---------      ---------     ---------
                                                           $ 488,136      $ (20,000)    $ 468,136
                                                           =========      =========     =========

---------------

(1) Smucker intends to finance the repurchase of shares with a combination of borrowings and existing internal funds. This pro forma adjustment reflects the use of existing cash balances to finance $20 million of the $100 million stock repurchase.

(2) Reflects additional long-term debt to be utilized to finance $80 million of the stock repurchase.

(3) Reflects the impact of repurchasing approximately 5.4 million shares in connection with the combination. The pro forma balance sheet assumes that the maximum $100 million value of shares will be tendered and repurchased.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for each of the last two fiscal years and for the nine months ended January 31, 2000 and on a pro forma basis for the periods ended April 30, 1999 and January 31, 2000.

                                                                                    PRO FORMA
                                                                           ---------------------------
                               NINE MONTHS     YEAR ENDED    YEAR ENDED     NINE MONTHS     YEAR ENDED
                              ENDED JANUARY    APRIL 30,     APRIL 30,     ENDED JANUARY    APRIL 30,
                                31, 2000          1999          1998         31, 2000          1999
                              -------------    ----------    ----------    -------------    ----------
Ratio of earnings to fixed
  charges...................      7.0x           13.4x         17.2x           4.1x            5.8x

     The ratio of earnings to fixed charges equals earnings before fixed charges divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings before fixed charges reduced by capitalized interest consist of income from continuing operations before income taxes and cumulative effect of changes in accounting principles, plus fixed charges reduced by capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue costs and that portion of rental expense representative of the interest factor.

        DESCRIPTION OF SMUCKER'S CAPITAL STOCK FOLLOWING THE COMBINATION

NEW COMMON SHARES

     The express terms of the new Smucker common shares are set forth in full in the articles of incorporation attached to this document as Annex D, and incorporated in this document by reference, which will be the articles of incorporation of Smucker following the combination. You should read the following summary in conjunction with, and it is qualified in its entirety by reference to, Annex D.

     Voting. Each new common share would entitle the holder thereof to vote on all matters on which shareholders currently are entitled to vote, including the election of directors. Following the combination, the number of votes to which a holder of new common shares issued upon conversion of Smucker Class A common shares in the combination would be entitled would be determined on the same basis as it now is with regard to the Class A common shares. Immediately following the combination, the number of votes to which a holder of new common shares issued upon conversion of Smucker Class B common shares in the combination would be one per share. From and after the fourth anniversary of the effective time of the combination, the number of votes to which a holder of new common shares issued upon conversion of Smucker Class B common shares in the combination will be ten per share, unless there has been a change in beneficial ownership of the new common share during the four years immediately preceding the record date. In that case, the current owner of that new common share will be entitled to only one vote with respect to that share until four years pass without a change in his or her ownership of the share.

     Convertibility. The new Smucker common shares will not be convertible into another class of common shares or any other security of Smucker.

     Preemptive Rights. The new common shares will not carry any preemptive rights enabling a holder to subscribe for or receive shares of Smucker of any class or any other securities convertible into any class of Smucker shares.

     Transferability; Trading Market. The new common shares will be freely transferable and listed for trading on the New York Stock Exchange.

PREFERRED SHARES

     The articles of incorporation attached to this document as Annex D authorize 3,000,000 preferred shares. No preferred shares are currently issued and outstanding. Each preferred share will have one vote per share.

     The board of directors of Smucker following the combination may issue one or more series of preferred shares from time to time with such powers, preferences, rights, qualifications, limitations, and restrictions that are permitted by the articles of incorporation attached to this document as Annex D, which will become the articles of incorporation of Smucker pursuant to the combination, and as the board fixes by resolution, including:

     - dividend rights;

     - redemption prices and conditions;

     - sinking fund provisions;

     - liquidation preferences; and

     - conversion rights.

     You will have no preemptive rights to participate in any issuance of preferred shares.

     The board of directors believes that the preferred shares will provide flexibility for future financings and acquisitions. Although there currently are no plans to issue preferred shares, it is contemplated that from time to time following the combination Smucker may consider transactions involving the issuance of preferred shares. Because the articles of incorporation that will be in place following the combination give the board flexibility in determining the terms of the preferred shares, the board will be able to issue preferred shares with terms suitable to existing market conditions at the time of issuance or to meet the needs of a particular transaction.

     Although the board of directors has no present intention of issuing any preferred shares, the ability of the board to issue the preferred shares could enable the board to render more difficult or discourage an attempt by another person or entity to obtain control of Smucker. The preferred shares could be issued by the board in a public or private sale, merger, or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power, if the preferred shares were convertible into Smucker common shares, of a party attempting to obtain control of Smucker.

     The articles of incorporation that will be in place following the combination contain the same provisions specifying special voting requirements for certain business combinations as do Smucker's articles of incorporation, which provisions also may have the effect of rendering more difficult or discouraging an attempt by another person to obtain control of Smucker.

                  COMPARATIVE RIGHTS OF SMUCKER'S SHAREHOLDERS
                        BEFORE AND AFTER THE COMBINATION

     Upon consummation of the combination, the rights of shareholders that receive new common shares will be governed by Ohio law, the articles of incorporation attached as Annex D to this document, and the regulations attached as Annex E to this document.

     The articles of incorporation that will govern Smucker following the combination differ from Smucker's current articles of incorporation as a result of changes that implement the combination and modify the provisions of the Smucker articles relating to control share acquisitions. In particular:

     - following the combination, the articles of Smucker will not contain any provision for Class B common shares or Class A common shares. In connection with the elimination of the dual, voting and non-voting, class structure:

        - the articles will authorize 70 million common shares instead of 35 million Class A common shares and 35 million Class B common shares;

        - the other provisions relating to Class B shares, including the provisions restricting the voting power of Class A shares that are deemed to be "excess Class A shares" will be eliminated; and

        - the time-phased voting provisions will be modified in order to clarify that new Smucker common shares issued upon conversion of Class B shares in the combination will have ten votes from and after the fourth anniversary of the combination if no change in beneficial ownership occurs with respect to such shares during the previous four years. Shares issued upon conversion of Class A common shares in the combination will have the same voting power immediately following the combination as they did immediately before.

     - following the combination, the provisions of the Smucker articles relating to control share acquisitions will be modified to expand the definition of "interested shares" to include arbitrageurs and to make other changes necessary to conform the articles provision with the Ohio Control Share Act, as it has been amended from time to time, and to clarify that share acquisitions by members of the Smucker family will not trigger the articles' control share acquisition provisions.

     Except as otherwise described above, the articles of incorporation that will govern Smucker following the combination are identical in all material respects to the current articles of incorporation of Smucker.

     The regulations that will govern Smucker following the combination differ from the current regulations of Smucker. In particular the regulations that will govern Smucker following the combination:

     - contain procedures regulating shareholder proposals and the conduct of shareholder meetings;

     - provide flexibility in scheduling annual shareholder meetings;

     - permit the board of directors to set a record date that is as many as 60 days before a shareholders' meeting. Currently, the regulations require that the record date be no more than 45 days before a meeting;

     - permit electronic and other forms of non-written proxy authorizations;
       and

     - in accordance with recent changes in Ohio law, permit committees of the board of directors to be comprised of one director, rather than require three.

     Except as otherwise described above, the new regulations that will govern Smucker following the combinations are identical in all material respects to the current regulations of Smucker.

          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                            OF SMUCKER AND JMS-OHIO

     The following people are the current executive officers and directors of Smucker and JMS-Ohio. After the combination, the current directors and executive officers of Smucker will remain in office. Furthermore, with respect to the directors and executive officers:

     - all are citizens of the United States;

     - none have been convicted in a criminal proceeding during the past five years;

     - none have been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws; and

     - other than Tim Smucker and Richard Smucker, who are brothers, and H. Reid Wagstaff, who is the brother-in-law of Tim Smucker and Richard Smucker, none have familial relationships with each other.

     Unless otherwise noted, the principal business address of each person listed below is the address of Smucker and JMS-Ohio, Strawberry Lane, Orrville, Ohio 44667. Neither Smucker nor JMS-Ohio has been convicted in a criminal proceeding during the past five years. Neither Smucker nor JMS-Ohio has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SMUCKER

     Information regarding each of the directors of Smucker, including Tim Smucker, Richard Smucker, Vincent C. Byrd and Fred A. Duncan, who are executive officers, is included under the heading "Election of Directors" beginning on page 41 of this document.

     The following individuals are the other current executive officers of
Smucker:

     Mark R. Belgya. Mr. Belgya has been the Corporate Controller since August 1997. Prior to that Mr. Belgya served as Manager, Financial Business Analysis from April 1993 through July 1997.

     K. Edwin Dountz. Mr. Dountz has been the Vice President-Sales since January 1981.

     Steven J. Ellcessor. Mr. Ellcessor has been the Vice President-Finance and Administration, Secretary/ Treasurer, and General Counsel since November 1999. Prior to that Mr. Ellcessor served as Vice President-Administration, Secretary, and General Counsel since June 1996; and was Secretary and General Counsel from April 1986 through May 1996.

     Robert E. Ellis. Mr. Ellis has been the Vice President-Human Resources since June 1996. Prior to that Mr. Ellis served as Director, Human Resources from September 1985 through May 1996.

     Richard G. Jirsa. Mr. Jirsa has been the Vice President-Information Services since August 1997. Prior to that Mr. Jirsa served as Corporate Controller from February 1978 through July 1997.

     Eloise L. Mackus. Ms. Mackus has been the Vice President and General Manager, International Market since May 1999. Prior to that Ms. Mackus served as Director, International Market from January 1999 through April 1999; and was Assistant General Counsel from April 1994 through December 1998.

     John D. Milliken. Mr. Milliken has been the Vice President-Logistics since November 1997. Prior to that Mr. Milliken served as Vice President-Logistics and Business Process Reengineering from October 1996 to October 1997; and Vice President-Logistics from September 1993 through September 1996.

     Steven T. Oakland. Mr. Oakland has been the Vice President and General Manager, Foodservice Market since February 1999. Prior to that Mr. Oakland served as General Manager, J. M. Smucker (Canada) Inc. a subsidiary of Smucker, from July 1995 through January 1999.

     Richard F. Troyak. Mr. Troyak has been the Vice President-Operations since September 1998. Prior to that Mr. Troyak served as Director, East Coast Operations from October 1997 through August 1998; Director of Operations, Reengineering from October 1996 through September 1997; and General Manager, Mrs. Smith's, Inc., a subsidiary of Smucker, from July 1994 through September 1996.

     H. Reid Wagstaff. Mr. Wagstaff has been the Vice President-Government and Environmental Affairs since November 1994.

JMS-OHIO

     The board of directors of JMS-Ohio is currently made up of Tim Smucker, Richard Smucker, Vincent C. Byrd, and Fred A. Duncan. Information regarding these individuals can be found under "Election of Directors" beginning on page 41 of this document.

     JMS-Ohio's executive officers are Richard Smucker, President and Treasurer, and Steven J. Ellcessor, Secretary. Information regarding Mr. Smucker can be found under "Election of Directors" beginning on page 41, and information regarding Mr. Ellcessor can be found under "Information Concerning the Directors and Executive Officers of Smucker and JMS-Ohio -- Smucker" immediately above.

INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS, AND MEMBERS OF THE SMUCKER FAMILY IN THE COMBINATION

     You should be aware of the interests that directors, executive officers, and members of the Smucker family who are also shareholders of Smucker, including Tim Smucker, our Chairman, and Richard Smucker, our President, have in the combination. These interests may be different than your interests as a shareholder.

     Effect on Relative Ownership Interest. As noted elsewhere in this document, directors, executive officers, and members of the Smucker family together own approximately 25% of the outstanding Class A common shares and 22% of the outstanding Class B common shares, or 24% of the outstanding Smucker common shares, taken as a whole. Directors, executive officers, and members of the Smucker family have indicated that they will convert all of their Class A and/or Class B common shares into new common shares in the combination. If other shareholders elect to receive cash in the combination, then, following the combination, the number of Smucker common shares outstanding will decrease, and the ownership by directors, executive officers, and members of the Smucker family, as a percentage of the outstanding Smucker common shares, will increase. If the maximum number of shares elect to receive cash in the combination, then, following the combination, members of this group would together own 29% of the outstanding common shares.

     Effect on Voting Power. Management estimates that together, our directors and executive officers, and members of the Smucker family together currently control between 40% and 51% of the voting power of Smucker. In the combination, Class B common shares, which are currently non-voting, will be converted into new Smucker common shares, which will initially have one vote. Therefore, the relative voting power of each holder of Class B common shares will increase and the relative voting power of each holder of Class A common shares will decrease. The impact on the voting power of any particular shareholder will depend on:

     - the number of Class A common shares and Class B common shares held by that holder;

     - the number of shares that are exchanged for cash in the combination; and

     - whether the Class A common shares held by the holder are ten-vote shares or one-vote shares under Smucker's time-phased voting plan.

Management estimates that immediately following the combination, assuming that the maximum number of shares elect to receive cash in the combination and no directors, executive officers or members of the

Smucker family make such an election, members of the Smucker family will together control between 41% and 52% of the voting power of Smucker.

     The new Smucker common shares issued upon conversion of the Class B common shares in the combination will participate in Smucker's time-phased voting plan. Therefore, it is possible that these shares will eventually become ten-vote shares. It is likely that directors, executive officers, and members of the Smucker family will retain their shares for and after the expiration of the four-year holding period necessary for the shares to become ten-vote shares. Therefore, after the fourth anniversary of the closing of the combination, assuming that the directors, executive officers, and members of the Smucker family retain all of their Smucker common shares, directors, executive officers, and members of the Smucker family could control up to a maximum of 46% of the voting power of Smucker.

                             ELECTION OF DIRECTORS
                               (ITEM 2 ON PROXY)

     Unless instructed otherwise, the proxy holders intend to vote for the election of Fred A. Duncan, Charles S. Mechem, Jr., and Tim Smucker, as directors, each for a term of three years. These individuals comprise the class of directors whose terms of office expire this year and who are standing for re-election.

     In the event of the death or inability to act of any of the candidates for directors, the proxy to that extent will be voted for such other person or persons as the board of directors may recommend. Smucker's management has no reason to believe that the persons listed as candidates for directors will be unable to serve.

     The members of the board of directors, including those who are nominees for election, with information as to each of them based on data furnished to Smucker by these persons as of June 30, 2000, are as follows:

 [VINCENT C. BYRD    VINCENT C. BYRD          Mr. Byrd, 45, has been a director since April
       PHOTO]                                 1999. He has been Vice President and General
                                              Manager, Consumer Market of Smucker since
                                              January 1995. Mr. Byrd also is a director of
                                              Spangler Candy Company. His term will expire in
                                              2002.

 [KATHRYN W. DINDO   KATHRYN W. DINDO         Ms. Dindo, 51, has been a director since
       PHOTO]                                 February 1996. She has been Vice President of
                                              FirstEnergy Corp., a utility holding company,
                                              since 1998. Prior to that time, she was Vice
                                              President and Controller of Caliber System,
                                              Inc., a subsidiary of FDX Corporation and
                                              transportation services company, since January
                                              1996. She joined Caliber System, Inc. in August
                                              1994 as Assistant Controller. Ms. Dindo is a
                                              member of the Audit Committee. Her term will
                                              expire in 2001.

  [FRED A. DUNCAN    FRED A. DUNCAN           Mr. Duncan, 54, has been a director since April
       PHOTO]                                 1999. He has been Vice President and General
                                              Manager, Industrial Market of Smucker since
                                              February 1995. Mr. Duncan also is a director of
                                              Bush Brothers and Company and Rocco, Inc., both
                                              of which are food processing and manufacturing
                                              companies. His proposed term would expire in
                                              2003.

  [ELIZABETH VALK    ELIZABETH VALK LONG      Ms. Long, 50, has been a director since May
     LONG PHOTO]                              1997. She has been Executive Vice President of
                                              Time Warner Companies Inc., a media and
                                              entertainment company, since May 1995. Prior to
                                              that time, she was President of TIME magazine
                                              from September 1993 to May 1995. She is also a
                                              director of Wachovia Corporation, a bank holding
                                              company. Ms. Long is a member of the Audit
                                              Committee. Her term will expire in 2002.

 [RUSSELL G. MAWBY   RUSSELL G. MAWBY         Dr. Mawby, 72, has been a director since 1983.
       PHOTO]                                 He was Chairman and Chief Executive Officer of
                                              the W.K. Kellogg Foundation, Battle Creek,
                                              Michigan, until his retirement in 1995 and is
                                              now Chairman Emeritus. Dr. Mawby is Chairman of
                                              the Nominating Committee and a member of the
                                              Executive Compensation Committee. His term will
                                              expire in 2001.

[CHARLES S. MECHEM,  CHARLES S. MECHEM, JR.   Mr. Mechem, 69, has been a director since 1982.
     JR. PHOTO]                               He retired as Chairman of Convergys Corporation,
                                              a provider of outsourced customer management
                                              services in 2000, a post he was elected to in
                                              1999. Prior to that he was Chairman of
                                              Cincinnati Bell Inc., a telecommunications
                                              services holding company, since April 1996. He
                                              has also been a consultant with Arnold Palmer
                                              Enterprises since March 1996. He retired in
                                              December 1995 as Commissioner of the Ladies
                                              Professional Golf Association and is now
                                              Commissioner Emeritus of that organization. He
                                              also is a director of Arnold Palmer Golf
                                              Company, Convergys Corporation, Mead
                                              Corporation, a manufacturer and seller of paper
                                              and wood products, Ohio National Life Insurance
                                              Company. Mr. Mechem is Chairman of the Executive
                                              Compensation Committee and a member of the
                                              Nominating Committee. His proposed term would
                                              expire in 2003.

 [RICHARD SMUCKER    RICHARD K. SMUCKER       Mr. Smucker, 52, has been a director since 1975.
       PHOTO]                                 He is the President of Smucker. Mr. Smucker also
                                              is a director of Wm. Wrigley Jr. Company, a
                                              manufacturer of chewing gum products, The
                                              Sherwin-Williams Company, a manufacturer and
                                              seller of coatings, and International Multifoods
                                              Corporation, a food service distribution
                                              company. Mr. Smucker is the brother of Tim
                                              Smucker. His term will expire in 2001.

[TIM SMUCKER PHOTO]  TIMOTHY P. SMUCKER       Mr. Smucker, 56, has been a director since 1973.
                                              He is the Chairman of Smucker. Mr. Smucker also
                                              is a director of Huntington BancShares
                                              Incorporated, a bank holding company, and
                                              Dreyer's Grand Ice Cream Inc., a manufacturer
                                              and distributor of premium ice cream products.
                                              He is a member of the Nominating Committee. Mr.
                                              Smucker is the brother of Richard Smucker. His
                                              proposed term would expire in 2003.

    [WILLIAM H.      WILLIAM H. STEINBRINK    Mr. Steinbrink, 57, has been a director since
  STEINBRINK PHOTO]                           1994. He has been the President and Chief
                                              Executive Officer of CSM Industries, Inc., a
                                              manufacturer of specialty metals, since November
                                              1996. Prior to that time, he was President and
                                              Chief Executive Officer of Laurel Industries,
                                              Inc., also a manufacturer of specialty metals.
                                              He was a partner in the law firm of Jones, Day,
                                              Reavis & Pogue until August 1994. Mr. Steinbrink
                                              is a member of the Executive Compensation
                                              Committee. His term will expire in 2001.

   [BENJAMIN B.      BENJAMIN B. TREGOE, JR.  Mr. Tregoe, 72, has been a director since 1982.
     TREGOE, JR.                              He was Chairman of Kepner-Tregoe Inc., a
       PHOTO]                                 Princeton, New Jersey, management and
                                              organization development consulting company
                                              until his retirement in March 1996 and is now
                                              Chairman Emeritus. Dr. Tregoe is Chairman of the
                                              Audit Committee. His term will expire this year.

 [WILLIAM WRIGLEY,   WILLIAM WRIGLEY, JR.     Mr. Wrigley, 36, has been a director since 1992.
     JR. PHOTO]                               From 1991 to 1999 he was Vice President, and
                                              from 1999 he has been President and Chief
                                              Executive Officer, of Wm. Wrigley Jr. Company.
                                              Mr. Wrigley also is a director of Wm. Wrigley
                                              Jr. Company. Mr. Wrigley is a member of the
                                              Audit Committee. His term will expire in 2002.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

MEETINGS AND COMMITTEES

     During the 2000 fiscal year there were four meetings of Smucker's board of directors. All directors, except Ms. Long, attended at least 75% of the total number of board and committee meetings for which they were eligible.

     The audit committee met three times during the 2000 fiscal year. Its principal functions include:

     - reviewing with the independent auditors of Smucker the scope and thoroughness of the auditors' examination and considering recommendations of the independent auditors;

     - recommending to the board of directors the appointment of independent auditors for the year; and

     - reviewing the sufficiency of Smucker's system of internal controls with the financial officers, the independent auditors, and, to the extent the committee deemed necessary, legal counsel.

     The executive compensation committee met three times during the 2000 fiscal year. Its principal functions include:

     - fixing the compensation of executives of Smucker;

     - administering Smucker's restricted stock bonus and stock option programs; and

     - considering employee benefit programs generally.

     The nominating committee met once during the 2000 fiscal year. This committee is responsible for:

     - recommending to the board of directors nominees for election as directors; and

     - considering suggestions forwarded by shareholders to the secretary of Smucker concerning qualified candidates for election as directors.

DIRECTOR COMPENSATION

     Directors of Smucker who are not also employees are compensated for services as a director on the basis of $24,000 per year, plus $1,000 per year ($3,000 per year for the chairman) for each committee on which the director serves. Nonemployee directors may elect to receive all or 50% of their annual retainer and committee fees in the form of units under Smucker's Nonemployee Director Stock Plan. All units, together with dividends credited thereon, are paid out in the form of Class A common shares upon termination of service as a director. Following the combination, units will be paid out in the form of new common shares.

THE FOLLOWING REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS SHALL NOT BE DEEMED FILED FOR PURPOSES OF THE SECURITIES ACT OF 1933 OR THE SECURITIES AND EXCHANGE ACT OF 1934, NOR SHALL IT BE DEEMED TO BE SOLICITING MATERIAL OR INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS DOCUMENT INTO ANY FILINGS OF SMUCKER PURSUANT TO EITHER ACT, EXCEPT TO THE EXTENT SMUCKER SPECIFICALLY INCORPORATES THE REPORT BY REFERENCE THEREIN.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Executive Compensation Committee of the board of directors is composed of three independent, nonemployee directors and is responsible for establishing the levels of compensation and benefits for executive officers of Smucker. The Committee evaluates Smucker's performance and the compensation paid to its executive officers on an ongoing basis.

COMPENSATION PHILOSOPHY

     The Committee believes that an effective executive compensation program must have two parts. First, it should have a cash component that is competitive enough to retain highly qualified executives, while providing performance-based incentives. The Committee believes that Smucker's base salary structure and Management Incentive Plan bonuses combine to meet these requirements.

     The second part of the program is equity-based in order to provide long-term incentives and ensure that management's long-term interests are aligned with those of other shareholders. The equity-based components of the compensation program are provided by the Restricted Stock Bonus Plan, the 1987 Stock Option Plan, and the 1998 Equity and Performance Incentive Plan.

SALARIES

     Base compensation for all salaried positions in Smucker, including executive officers, is determined by reference to individual performance and position within the salary range for the particular job classification. Smucker's human resources department develops the salary ranges and classifications with assistance from outside consultants who help to ensure that the overall salary structure is competitive. Smucker's goal with regard to salaries and compensation is to provide a structure that is competitive with other comparably sized manufacturing companies. Over 300 companies are used for comparison purposes, and many of them are included in the Standard & Poor's Food Group Index (see the total shareholder return graph presented elsewhere in this document). Included in the comparison group are such companies as Campbell Soup Company, General Mills, Inc., Kellogg Company, Mars, Inc., McCormick & Company, Inc., Nestle USA, Inc., Ralston Purina Company, Sara Lee Corporation, and Wm. Wrigley Jr. Company.

     Generally, Smucker targets its salary ranges at approximately the fiftieth percentile. It then adjusts the ranges to account for the fact that most of the comparison companies are significantly larger than Smucker. Overall, the Committee believes that Smucker's compensation structure rewards its employees appropriately and is sufficiently competitive to retain key employees.

     Although the salary ranges for the executive officers are recommended by the human resources department based on its own research and the advice of outside consultants, those ranges are regularly reviewed by the Committee and are subject to its approval, as are any changes to an officer's salary grade level.

     Management's salary recommendations for executive officers usually are submitted to the Committee for consideration at its April meeting. Those recommendations generally are based upon the salary increase guidelines that have been determined by management for all corporate salaries as part of the planning and budgeting process for the coming fiscal year. The average of the salary increases granted to members of the officer group for fiscal year 2000 was 5.2%.

     At this time, no single individual in Smucker is designated as chief executive officer. Tim Smucker, Smucker's Chairman, and Richard Smucker, Smucker's President, are the two most senior members of management and operate jointly as chief executive officer. Management submitted no recommendation concerning a salary increases for Tim Smucker or Richard Smucker. The Committee determined that each of them should be given an increase of 5.2% for 2000, equal to the average increase given to Smucker's other executive officers.

     Factors considered when assessing executive officers' performance for compensation purposes, including Tim Smucker and Richard Smucker, include, in no particular order, Smucker's sales and earnings results, market share gains, whether Smucker's business plan and strategic goals are being met, and individual performance evaluations. None of these factors, however, is necessarily weighed more heavily than any other.

MANAGEMENT INCENTIVE PLAN

     Smucker maintains a management incentive program designed to recognize key management members based on their individual performance and their contribution to the achievement of Smucker's objectives. A target award is set for each participant based on salary grade level and competitive award levels for similarly situated individuals at comparable manufacturing companies, which are generally the same companies used in establishing base salary ranges. The actual award given, if any, is based on personal performance, Smucker's performance to its earnings goal for the year and, if the participant is part of a strategic business area, that area's performance to its profit goal. No awards are given if Smucker does not meet minimum performance standards, and the maximum award a participant may receive is limited to twice the target award.

     After the end of each fiscal year, management presents the Committee with a summary and recommendation for management incentive bonuses. The presentation includes:

     - information on Smucker's performance for the fiscal year just ended (earnings per share for the year with a comparison to the prior year and to Smucker's plan, and operating margins for the strategic business areas);

     - awards to each individual in the plan in the prior three years;

     - current salary, salary range, and target award information; and

     - a specific recommendation based on all of the foregoing.

The Committee then reviews the information and recommendations with management and makes a decision as to which recommendations to accept and whether any should be modified.

     The management incentive awards for Tim Smucker and Richard Smucker each year are made based on the same factors as those used for other members of the Management Incentive Plan. No recommendation is made by management concerning the individual portion of the awards for the Chairman or the President; that amount is determined by the Committee based on its appraisal of individual performance.

 [DISCUSSION OF ACTUAL FISCAL 2000 MIP AWARDS TO BE ADDED AFTER JUNE COMMITTEE
                                   MEETING.]

RESTRICTED STOCK BONUS PLAN

     Smucker's Restricted Stock Bonus Plan was implemented in 1981 based on the board of directors determination that such a plan would help Smucker to attract and retain key senior managers and would give those managers a personal interest in Smucker as a shareholder. The 1998 Equity and Performance Incentive Plan permits Smucker to continue making restricted stock awards for those purposes.

     Restricted stock awards generally are considered every two years. The last awards made were with respect to the 1999 fiscal year; no awards were made with respect to fiscal 2000.

STOCK OPTION PLANS

     The J. M. Smucker 1987 Stock Option Plan was enacted for two reasons. It was determined by the board of directors that the ability of Smucker to provide the benefits of such a plan was an important element in ensuring that Smucker's overall compensation program for its key managers remained competitive. Also, the board believed that the added long-term incentives provided by the plan would be beneficial to both Smucker and its shareholders. The 1998 Equity and Performance Incentive Plan serves these same purposes. Participants in the plan include both executive officers and other key managers.

     Awards under the plan are considered annually and are made by the Committee following a review of the recommendations of management. Target grant levels are determined for individual participants based on salary grade level and a determination by Smucker's human resources department of the prevailing competitive award levels for comparably situated individuals at other comparable manufacturing companies. The companies considered are largely the same as those used in establishing base salary ranges. Individual performance and the performance of Smucker are also considered in establishing each proposed award. Although all of these factors are considered in making an award, no specific weight is assigned to them, and the relative importance of each factor may vary from participant to participant. The Committee does not specifically consider the total number of options held by a participant in determining the size of a new award, but information with regard to all previous awards is presented to and reviewed by the Committee when awards are made.

     During fiscal 2000, Smucker's executive compensation consultants conducted a competitiveness review of both the short and long term components of the executive compensation program. One finding of the consultants in that review was that the size of Smucker's option award grants needed to be adjusted in order to remain consistent with competitive market practices. The Committee accepted the consultants' recommendations, and authorized an increase in the size of the award for most participants over the prior year.

     The Committee has considered the potential impact on Smucker's compensation plans of the $1,000,000 cap on deductible compensation under Section 162(m) of the Internal Revenue Code, which was enacted as part of the Omnibus Budget Reconciliation Act of 1993. The Committee believes that awards under Smucker's 1998 Equity and Performance Incentive Plan qualify under Section 162(m) as deductible compensation. Therefore, the Committee does not believe that Section 162(m) has any impact on Smucker at this time. The Committee will, however, review the matter periodically to assess the need for further action.

     The Committee believes that Smucker's compensation plans and practices are sound and well-considered. It also believes that the level of compensation provided to the executive officers is appropriately related to both the competitive market and the historic and current performance of Smucker. The Committee in the future will continue to focus on these factors and on maintaining a compensation system that will encourage maximization of long-term shareholder value.

                                          EXECUTIVE COMPENSATION COMMITTEE

                                          Charles S. Mechem, Jr., Chairman
                                          Russell G. Mawby
                                          William H. Steinbrink

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of the compensation over the past three fiscal years for our Chairman and the other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                            ANNUAL COMPENSATION                        AWARDS
                                     ---------------------------------   -----------------------------------
                                                             OTHER       RESTRICTED
                                                             ANNUAL        STOCK                 ALL OTHER
                                      SALARY     BONUS    COMPENSATION     AWARDS     OPTIONS   COMPENSATION
NAME & PRINCIPAL POSITION     YEAR     ($)        ($)         ($)          ($)(1)     (#)(2)        ($)
-------------------------     ----   --------   -------   ------------   ----------   -------   ------------
Tim Smucker.................  2000   $                         $          $                        $
  Chairman                    1999    407,692   208,000        --          331,500    30,000        8,013(3)
                              1998    390,000   358,000        --                0    27,000        8,197
Richard Smucker.............  2000
  President                   1999    400,000   208,000        --          331,500    30,000        7,782(3)
                              1998    387,750   358,000        --                0    27,000        8,293
Fred A. Duncan..............  2000
  Vice President & General    1999    175,577    81,320        --           97,500    10,000        8,058(3)
  Manager, Industrial Market  1998    161,039   114,160        --                0     8,000        8,111
Vincent C. Byrd.............  2000
  Vice President and General  1999    169,442    77,330        --           97,500    10,000        7,979(3)
  Manager, Consumer Market    1998    152,885    97,000        --                0     8,000        7,945
[INSERT NAME]

---------------
(1) Smucker's Restricted Stock Bonus Plan was implemented in 1981 and the 1998 Equity and Performance Incentive Plan was implemented in 1998. Restricted shares awarded under the plans are entitled to dividends at the same rate and on the same terms as unrestricted shares of the same class. The aggregate number and value of restricted shares held by the individuals listed above, valued as of April 30, 2000 are as follows: Tim Smucker,
    12,500 Class A and 12,500 Class B common shares ($          ); Richard
    Smucker,                Class A and                Class B common shares
    ($          ); Fred A. Duncan, 4,000 Class A and 4,000 Class B common shares
    ($          ); Vincent C. Byrd, 4,000 Class A and 4,000 Class B common
    shares ($          ); and           ,           Class A and           Class
    B common shares ($          ).

(2) Of the options awarded, one-half are for Class A common shares and one-half are for Class B common shares. After the combination, all options will be for common shares. Smucker does not award stock appreciation rights (SARs).

(3) These amounts represent contributions by Smucker on behalf of the individual indicated under Smucker's 401(k) Savings Plan and the value of allocations during the year under Smucker's Employee Stock Ownership Plan. The specific breakdown for each individual, with 401(k) amounts first, followed by ESOP
    allocations, is as follows: Tim Smucker, $          and $          ; Richard
    Smucker, $          and $          ; Fred A. Duncan, $          and
    $          ; Vincent C. Byrd, $          and $          ; and           ,
    $          and $          .

STOCK OPTIONS

     The following table summarizes options granted during fiscal 2000 to the officers listed in the Summary Compensation Table under Smucker's 1987 Stock Option Plan and/or the 1998 Equity and Performance Incentive Plan.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION FOR
                                                   INDIVIDUAL GRANTS                              OPTION TERM
                                 -----------------------------------------------------   ------------------------------
                                               % OF TOTAL
                                                OPTIONS
                                               GRANTED TO      EXERCISE
                                  OPTIONS     EMPLOYEES IN     OR BASE      EXPIRATION
NAME                             GRANTED(#)   FISCAL YEAR    PRICE ($/SH)      DATE         0%         5%        10%
----                             ----------   ------------   ------------   ----------   --------   --------   --------
Tim Smucker..........  Class A
                       Class B
Richard Smucker......  Class A
                       Class B
Fred A. Duncan.......  Class A
                       Class B
Vincent C. Byrd......  Class A
                       Class B
[INSERT NAME]

---------------
(1) No option granted is transferable except by will or the laws of descent and distribution. Options are exercisable to the extent of one-third of the shares covered by the option after the optionee has been in the continuous employ of Smucker or one of its subsidiaries for one full year from the date of grant, and to the extent of an additional one-third after each of the next two years of continuous employment. Options also become immediately exercisable upon the occurrence of certain events related to a change of control of Smucker.

    Options exercised by the officers listed in the preceding table during the 2000 fiscal year, along with the number of unexercised options held by such officers at fiscal year-end and the value of their unexercised, in-the-money options, are set forth in the following table.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                                 VALUE OF
                                                                             NUMBER OF          UNEXERCISED
                                                                       SECURITIES UNDERLYING   IN-THE-MONEY
                                                                        UNEXERCISED OPTIONS       OPTIONS
                                                                           AT FY-END(#)        AT FY-END($)
                                          SHARES ACQUIRED    VALUE         EXERCISABLE/        EXERCISABLE/
NAME                                      ON EXERCISE(#)    REALIZED       UNEXERCISABLE       UNEXERCISABLE
----                                      ---------------   --------   ---------------------   -------------
Tim Smucker...................  Class A
                                Class B
Richard Smucker...............  Class A
                                Class B
Fred A. Duncan................  Class A
                                Class B
Vincent C. Byrd...............  Class A
                                Class B
[INSERT NAME]

PENSION PLAN

     Under The J. M. Smucker Company Employees' Retirement Plan, retirement benefits are payable to all eligible employees of Smucker and its subsidiaries, including officers. The present executive officers of Smucker, including those named in the Summary Compensation Table, are also eligible upon retirement to receive a benefit from a nonqualified supplemental retirement plan. The amounts set forth in the pension plan table below assume participation in the supplemental plan and set forth the estimated annual benefit, computed as a straight-life annuity, payable under The J. M. Smucker Company Employees' Retirement Plan, as amended, at normal retirement (age 65):

                               PENSION PLAN TABLE

                                         YEARS OF SERVICE
                       ----------------------------------------------------
REMUNERATION              15         20         25         30         35
------------           --------   --------   --------   --------   --------
$125,000               $ 29,500   $ 45,500   $ 51,500   $ 51,500   $ 51,500
 150,000                 39,000     58,000     65,500     65,500     65,500
 175,000                 48,500     70,500     79,000     79,000     79,000
 200,000                 58,000     83,000     93,000     93,000     93,000
 225,000                 67,000     95,500    106,500    106,500    106,500
 250,000                 76,500    108,000    120,500    120,500    120,500
 300,000                 95,500    133,000    148,000    148,000    148,000
 400,000                133,000    183,000    203,000    203,000    203,000
 450,000                151,500    208,000    230,500    230,500    230,500
 500,000                170,000    233,000    258,000    258,000    258,000
 650,000                226,500    308,000    340,500    340,500    340,500
 800,000                283,000    383,000    423,000    423,000    423,000

     The retirement plan provides a pension based upon years of service with Smucker and upon final average pay (average base compensation [i.e., salary only] for the five highest consecutive years during the last ten years of employment). Benefits under the retirement plan are computed by adding (i) the product of one percent of final average pay up to $30,000 annually times the participant's years of service with Smucker, plus (ii) the product of one-half percent of final average pay in excess of $30,000 annually times the participant's years of service with Smucker. Benefits under the supplemental plan at retirement, based upon years of service (maximum 25 years), are 55% of the average total compensation (i.e., all compensation including salary and bonus) for the five highest consecutive years of employment, offset by the benefits derived from the retirement plan and by 100% of the Social Security benefit.

     Messrs. Tim Smucker, Richard Smucker, Fred A. Duncan, Vincent C. Byrd, and
               were credited under the retirement plan with 30, 27, 22, 23, and full years of benefit service at April 30, 2000.

THE FOLLOWING TOTAL SHAREHOLDER RETURN GRAPH SHALL NOT BE DEEMED FILED FOR PURPOSES OF THE SECURITIES ACT OF 1933 OR THE SECURITIES AND EXCHANGE ACT OF 1934, NOR SHALL IT BE DEEMED TO BE SOLICITING MATERIAL OR INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS DOCUMENT INTO ANY FILINGS OF SMUCKER PURSUANT TO EITHER ACT, EXCEPT TO THE EXTENT SMUCKER SPECIFICALLY INCORPORATES THE GRAPH BY REFERENCE THEREIN.

TOTAL SHAREHOLDER RETURN GRAPH

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER
                     RETURN* APRIL 1995 THROUGH APRIL 2000
[GRAPH]

                                           J. M. SMUCKER
                                              COMPANY                S&P 500            S&P FOODS INDEX          MID-CAP FOOD
                                           -------------             -------            ---------------          ------------
4/95                                           100.00                 100.00                 100.00                 100.00
4/96
4/97
4/98
4/99
4/00

---------------
* Total return assumes reinvestment of dividends on a quarterly basis.

OWNERSHIP OF COMMON SHARES

     Tim Smucker, Richard Smucker, and H. Reid Wagstaff, Strawberry Lane, Orrville, Ohio 44667, and Andros S.A., a French corporation, BP1, 46131 Biars sur Cere, France, are the only persons known to Smucker to be beneficial owners of more than five percent of Smucker's Class A common shares outstanding at April 30, 2000. Tim Smucker, Richard Smucker, and H. Reid Wagstaff, Strawberry Lane, Orrville, Ohio 44667, are the only persons known to Smucker to be the beneficial owners of more than five percent of Smucker's Class B common shares outstanding at April 30, 2000. For purposes of this section, "beneficial ownership" is used as defined under the securities laws. That definition has not been used to calculate the ownership percentages included elsewhere in this document, which are based solely on outstanding shares. The number and percent of the shares beneficially owned at that date by them, as well as those so owned by each director of Smucker, by each executive officer of Smucker, and by each director and executive officer of JMS-Ohio, is set forth below. Each of the individuals shown has sole voting and investment power with respect to the shares reflected in the table, except as otherwise indicated. Shares shown as beneficially owned include those that may be held either individually, jointly, or under a trust arrangement.

                                               CLASS A COMMON SHARES           CLASS B COMMON SHARES
                                            ----------------------------    ----------------------------
                                            NO. OF SHARES    PERCENT OF     NO. OF SHARES    PERCENT OF
                                            BENEFICIALLY     OUTSTANDING    BENEFICIALLY     OUTSTANDING
                                                OWNED         SHARES(4)         OWNED          SHARES
                                            -------------    -----------    -------------    -----------
Tim Smucker(1)(2).........................    1,712,810         12.0%         1,515,862         10.7%
Richard Smucker(1)(2).....................    1,239,231          8.6%         1,059,129          7.5%
Andros S.A.(3)............................    1,108,500          7.6%                --           --
Mark R. Belgya(2).........................        5,907            *              5,163            *
Vincent C. Byrd(2)........................       43,082           .3%            27,114           .2%
Kathryn W. Dindo(5).......................       10,604            *                 --           --
K. Edwin Dountz(2)........................       47,513           .3%            30,141           .2%
Fred A. Duncan(2).........................       61,991           .4%            39,159           .3%
Steven J. Ellcessor(1)(2).................       41,083           .3%            26,311           .2%
Robert E. Ellis(2)........................       38,287           .3%            20,992           .1%
Richard G. Jirsa(1)(2)....................       47,405           .3%            28,005           .2%
Elizabeth Valk Long(5)....................        6,365            *                 --           --
Eloise L. Mackus(2).......................        5,101            *              4,437            *
Russell G. Mawby(5).......................       17,088            *              4,200            *
Charles S. Mechem, Jr.(5).................       12,118            *              1,620            *
John D. Milliken(2).......................       72,581           .5%            33,700           .2%
Steven T. Oakland(2)......................        7,479            *              5,307            *
William H. Steinbrink(5)..................       14,391            *                 --           --
Benjamin B. Tregoe, Jr.(5)................       14,024            *              6,198            *
Richard F. Troyak(2)......................       26,694           .2             16,583           .1
H. Reid Wagstaff(1)(2)....................      722,907          5.0%           661,723          5.0%
William Wrigley, Jr.(5)...................       11,595            *                 --           --
21 directors and executive officers as a
  group(2)................................    3,030,238         20.0%         2,410,716         16.7%

---------------
 *  Less than .1%.

(1) Beneficial ownership of the following shares included in the table is disclaimed by Richard Smucker: 765,860 Class A common shares and 726,020 Class B common shares held by trusts for the benefit of family members (including Tim Smucker) of which Richard Smucker is either trustee with sole investment power or co-trustee with shared investment power; 106,900 Class A common shares and 106,900 Class B common shares owned by the Willard E. Smucker Foundation of which Richard Smucker is a trustee with shared investment power; and 54,320 Class A common shares and 54,316 Class B common shares with respect to which Richard Smucker disclaims voting or investment power.

    Beneficial ownership of the following shares included in the table is disclaimed by Tim Smucker: 1,024,635 Class A common shares and 997,203 Class B common shares held by trusts for the benefit of family members of which Tim Smucker is a trustee with sole investment power or a co-trustee with shared investment power; 106,900 Class A common shares and 106,900 Class B common shares owned by the Willard E. Smucker Foundation of which Tim Smucker is a trustee with shared investment power; and 34,138 Class A common shares and 33,719 Class B common shares with respect to which Tim Smucker disclaims voting or investment power.

    Beneficial ownership of the following shares included in the table is disclaimed by H. Reid Wagstaff: 510,574 Class A common shares and 484,014 Class B common shares held by trusts for the benefit of family members (including Tim Smucker) of which H. Reid Wagstaff's spouse is a co-trustee with shared investment power; and 133,151 Class A common shares and 126,05 Class B common shares with respect to which H. Reid Wagstaff disclaims voting or investment power.

    Beneficial ownership of shares included in the table are disclaimed by Steven J. Ellcessor: 584 Class A common shares; and Richard G. Jirsa: 1,500 Class A common shares and 1,500 Class B common shares.

    The number of shares beneficially owned by all directors and officers as a group has been computed to eliminate duplication of beneficial ownership.

(2) Includes shares covered by outstanding options exercisable within 60 days, as follows: Tim Smucker, 130,000 Class A and 71,500 Class B common shares; Richard Smucker, 130,000 Class A and 71,500 Class B common shares; Mark R. Belgya, 3,333 Class A and 3,333 Class B common shares; Vincent C. Byrd, 31,333 Class A and 20,333 Class B common shares; K. Edwin Dountz, 24,666 Class A and 12,666 Class B common shares; Fred A. Duncan, 31,333 Class A and 20,333 Class B common shares; Steven J. Ellcessor, 29,833 Class A and 18,833 Class B common shares; Robert E. Ellis, 22,566 Class A and 15,166 Class B common shares; Richard G. Jirsa, 27,333 Class A and 16,333 Class B common shares; Eloise L. Mackus, 2,665 Class A and 2,665 Class B common shares; John D. Milliken, 40,500 Class A and 22,500 Class B common shares; Steven T. Oakland, 4,166 Class A and 3,166 Class B common shares; Richard F. Troyak, 20,233 Class A and 13,833 Class B common shares; H. Reid Wagstaff, 47,166 Class A and 36,166 Class B common shares; and all directors and executive officers as a group, 545,127 Class A and 328,327 Class B common shares.

(3) According to a Schedule 13G/A of Andros et Cie dated February 9, 2000, Andros S.A. is a stock corporation organized under the laws of the French Republic and is a wholly owned subsidiary of Andros et Cie, a close stock corporation organized under the laws of the French Republic. As of December 31, 1999, Andros et Cie had sole voting and dispositive power of 1,108,500 Class A common shares. Andros et Cie has not reported its ownership of Class B common shares, if any.

(4) Because under Smucker's Amended Articles of Incorporation shareholders may be entitled to cast ten votes per share with regard to certain Class A common shares and only one vote per share with regard to others, there may not be a correlation between the percent of outstanding Class A common shares owned and the voting power represented by those shares. The total voting power of all the Class A common shares can be determined only at the time of a shareholder meeting due to the need to obtain certifications as to beneficial ownership on shares not held as of record in the names of individuals. Based on the calculation of total voting power as of the 1999 annual meeting, the Class A common shares shown in the above table as owned by the directors and officers as a group would represent approximately 35% of Smucker's total voting power. No individual named in the above table would be able to cast votes representing more than one-tenth of one percent of the total voting power except Tim Smucker (23%), Richard Smucker (16%), Vincent C. Byrd (.16%), Kenneth E. Dountz (.2%), Fred A. Duncan (.4%), Steven J. Ellcessor (.16%), Robert E. Ellis (.2%), Richard G. Jirsa (.3%), John D. Milliken (.4%), and H. Reid Wagstaff (10%).

    The voting power of Tim Smucker and Richard Smucker includes some duplication with respect to entities for which they are co-trustees and the voting power of H. Reid Wagstaff includes some duplication with respect to entities for which his spouse is a trustee or co-trustee. (see footnote 1, above).

    The voting power of all directors and officers as a group has been computed to eliminate duplication of beneficial ownership.

(5) Includes Class A common shares held for the benefit of the individual named under the terms of Smucker's Nonemployee Directors Stock Plan, as follows:
    Elizabeth Valk Long, 5,365 shares; Kathryn W. Dindo, 9,054; Russell G. Mawby, 12,888 shares; Charles S. Mechem, Jr., 10,498 shares; William H. Steinbrink, 12,380 shares; Benjamin B. Tregoe, Jr., 12,612 shares; and William Wrigley, Jr., 10,383 shares. The shares indicated are held in trust for the directors named and are voted pursuant to their direction.

     Smucker has entered into agreements with Tim Smucker and Richard Smucker and members of their immediate families, including their mother, Mrs. Paul H. Smucker, with Mrs. H. Ray Clark, Tim Smucker and Richard Smucker's aunt, and members of her immediate family, and with all executive officers of Smucker relating to the disposition of common shares held by them. These shareholders are the beneficial owners of an aggregate of 4,088,254 Class A common shares, approximately 28% of the class, and 3,415,023 Class B common shares, approximately 24% of the class, of which 2,944,053 Class A and 2,398,698 Class B common shares are included in the above table. Under the agreements, which have no expiration date, Smucker has a purchase option with respect to any proposed transfers of these common shares, except for gifts and bequests to or for the benefit of family members, and sales pursuant to any offer, merger, or similar transaction that is approved or recommended by Smucker's board of directors.

     The agreements provide that Smucker may assign its purchase rights to Smucker's ESOP or any of its other employee benefit plans. The agreements reflect the practice followed by Smucker for a number of years of providing for the purchase of common shares at prices at or somewhat below market with the effect of establishing a method for the orderly disposition of blocks of shares that could not otherwise be readily absorbed by the public market. The shares so acquired by Smucker have generally been used for purposes of Smucker employee benefit plans, and shares have also been so acquired directly by the ESOP.

RECENT TRANSACTIONS IN SECURITIES

     There have been no transactions in the Class A or Class B common shares during the past 60 days by Smucker, JMS-Ohio, or any director or executive officer of Smucker or JMS-Ohio.

     The following table sets forth all transactions in Class A and/or Class B common shares by The J. M. Smucker Employee Savings Plan for the past 60 days. All transactions were in or to the open market.

                                            CLASS A COMMON SHARES            CLASS B COMMON SHARES
                                        -----------------------------    -----------------------------
                                        NUMBER OF SHARES      PRICE      NUMBER OF SHARES      PRICE
TRANSACTION DATE                        PURCHASED(SOLD)     PER SHARE    PURCHASED(SOLD)     PER SHARE
----------------                        ----------------    ---------    ----------------    ---------
March 1, 2000.........................        3,014          $17.42               --              --
March 6, 2000.........................           --              --              499          $14.63
March 9, 2000.........................          (26)         $16.63               (4)         $13.69
March 10, 2000........................        5,821          $16.69               --              --
March 20, 2000........................       (3,474)         $16.50             (480)         $13.50
April 10, 2000........................        2,200          $16.57               --              --
April 11, 2000........................        1,600          $16.47               --              --
April 12, 2000........................        2,115          $17.00               --              --
April 19, 2000........................       (1,900)         $15.88             (463)         $13.00

     The following table sets forth all transactions in Class A and/or Class B common shares by The J. M. Smucker Employee Stock Ownership Plan for the past 60 days. All transactions were in or to the open market.

                                            CLASS A COMMON SHARES            CLASS B COMMON SHARES
                                        -----------------------------    -----------------------------
                                        NUMBER OF SHARES      PRICE      NUMBER OF SHARES      PRICE
TRANSACTION DATE                        PURCHASED(SOLD)     PER SHARE    PURCHASED(SOLD)     PER SHARE
----------------                        ----------------    ---------    ----------------    ---------
March 6, 2000.........................       (3,419)         $16.44           (1,290)         $13.88
                                                699          $16.53            1,290          $13.88
March 7, 2000.........................        3,176          $16.50                1          $13.88
                                                 --              --              308          $13.88
March 13, 2000........................          (12)         $16.50               --              --
March 16, 2000........................       (3,766)         $16.81           (1,598)         $13.63
April 13, 2000........................         (841)         $16.31             (220)         $12.88
April 20, 2000........................         (878)         $16.19             (153)         $13.50

     The following table sets forth all transactions in the Class A common shares by the Orrville Represented Savings Plan for the past 60 days. All transactions were to or in the open market.

                                            CLASS A COMMON SHARES
                                        -----------------------------
                                        NUMBER OF SHARES      PRICE
TRANSACTION DATE                        PURCHASED(SOLD)     PER SHARE
----------------                        ----------------    ---------
March 1, 2000.........................           83          $17.42
March 6, 2000.........................          601          $16.53
April 12, 2000........................          694          $17.00
April 19, 2000........................          (27)         $15.88

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the U.S. securities laws, Smucker's directors and executive officers are required to report their initial ownership of common shares and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Due dates for the reports are specified by those laws, and Smucker is required to disclose in this document any failure in the past year to file by the required dates. Based solely on written representations of our directors and executive officers and on copies of the reports that they have filed with the Securities and Exchange Commission, our belief is that all of our directors and executive officers complied with all filing requirements applicable to them with respect to transactions in our equity securities during fiscal 2000.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                               (ITEM 3 ON PROXY)

     Ernst & Young LLP has been appointed as Smucker's independent auditors for the fiscal year ending April 30, 2001, subject to ratification by the shareholders. Ernst & Young LLP has served as Smucker's independent auditors since 1955.

     A representative of Ernst & Young LLP is expected to be present at the meeting with an opportunity to make a statement if so desired and to respond to appropriate questions with respect to that firm's examination of Smucker's financial statements and records for the fiscal year ended April 30, 2000.

     In the event of a negative vote on ratification, the selection will be reconsidered.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                 LEGAL MATTERS

     Jones, Day, Reavis & Pogue will pass upon the validity of the issuance of the new common shares to be issued under this proxy statement/prospectus.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and financial schedule included in our Annual Report on Form 10-K for the year ended April 30, 1999, as set forth in their reports, which are incorporated by reference in this document. Our financial statements and schedule are included or incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 ANNUAL REPORT

     The Annual Report of Smucker for the fiscal year ended April 30, 2000, was
mailed to each shareholder on or about July   , 2000.

                           2001 SHAREHOLDER PROPOSALS

     The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for next year's annual meeting of shareholders is expected to be March 16, 2001.

                                 OTHER MATTERS

     We do not know of any matters to be brought before the meeting except as indicated in the notice. However, if any other matters properly come before the meeting for action of which we did not have notice of on or prior to March 16, 2000, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.

                         VOTING RIGHTS OF COMMON SHARES

     Class A common shares generally entitle the holders thereof to vote on all matters properly submitted to the shareholders of Smucker. Class B common shares have no voting rights, except as otherwise required under Ohio law in certain limited circumstances. These circumstances include approval of the combination of the Class A and Class B common shares.

     Smucker's current articles of incorporation generally provide that each Class A common share entitles the holder thereof to ten votes on each matter to be considered at any meeting of shareholders, except that no holder is entitled to exercise more than one vote on any matter in respect of any Class A common share with respect to which there has been a change in beneficial ownership during the four years immediately preceding the record date for the meeting. Thus, after a person or group of persons having beneficial ownership of specified Class A common shares sells the shares or otherwise transfers their beneficial ownership, the new holder of those shares generally will be entitled to one vote per share until the shares have been held without any further change in beneficial ownership for four years. At the expiration of that four-year period, the shareholder then will become entitled to ten votes per Class A common share, provided that no further changes in beneficial ownership occur and other applicable conditions are satisfied.

     The express terms of the Class A common shares provide that a change in beneficial ownership occurs whenever any change occurs in the person or group of persons who has or shares voting power, investment power, the right to receive sale proceeds, or the right to receive dividends or other distributions in respect of those Class A common shares. In the absence of proof to the contrary, a change in beneficial ownership will be deemed to have occurred whenever Class A common shares are transferred of record into the name of any other person. Moreover, corporations, general partnerships, limited partnerships, voting trustees, banks, brokers, nominees, and clearing agencies will be entitled to only one vote per share on Class A common shares held of record in their respective names unless proof is provided to establish that there has been no change in the person or persons who direct the exercise of any of the rights of beneficial ownership. Thus, shareholders who hold Class A common shares in "street" name or through any of the other indirect methods mentioned above must submit proof of beneficial ownership to Smucker's transfer agent in order to be entitled to exercise ten votes per share. See "Confirmation of Beneficial Ownership."

     The foregoing is merely a summary of the voting terms of the common shares and should be read in conjunction with, and is qualified in its entirety by reference to, the express terms of those common shares as set forth in Smucker's current articles of incorporation. A copy of the pertinent portions of those express terms is provided with this document to "street name" and other indirect holders and is available upon request to any other shareholder.

                      CONFIRMATION OF BENEFICIAL OWNERSHIP

     To assure that your Class A and/or Class B common shares will be represented at the meeting, please complete, sign, and return the enclosed proxy card(s) in the envelope provided for that purpose whether or not you expect to attend.

     As indicated on page 10 of this document and under "Voting Rights of Common Shares," immediately above the number of votes that each holder of Class A common shares will be entitled to cast at the meeting will depend on whether or not there has been a change in beneficial ownership with respect to each of such holder's Class A common shares during the four years preceding the record date of July 3, 2000. Smucker has developed procedures regarding the proof that will be required for determinations of beneficial ownership. Specifically, Class A common shares held of record in the names of banks, brokers, nominees, and certain other entities are covered by special proxy cards. Those proxy cards have been provided to the record holders for completion by the beneficial owners. The beneficial owner cards include a form of certification as to changes in beneficial ownership. If that certification is not completed, a change in beneficial ownership will be deemed to have occurred with respect to all the Class A common shares covered thereby, so that the holder will be entitled to only one vote per share for all of those shares. Class B common shares will be entitled to one vote per share on the adoption of the merger agreement and will not be entitled to vote on any other matters discussed in this document.

                      WHERE YOU CAN FIND MORE INFORMATION

     Smucker files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Securities and Exchange Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the Securities and Exchange Commission at prescribed rates by writing the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and, on a delayed basis, at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

     The Securities and Exchange Commission permits us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission by Smucker. The information in the following documents filed by Smucker with the Securities and Exchange Commission (File No. 001-05111) is incorporated by reference into this document:

     - Annual Report on Form 10-K for the fiscal year ended April 30, 1999, dated and filed with the Commission on July 23, 1999;

     - Quarterly Report on Form 10-Q for the quarter ended July 31, 1999, dated and filed with the Commission on September 10, 1999;

     - Quarterly Report on Form 10-Q for the quarter ended October 31, 1999, dated and filed with the Commission on December 13, 1999; and

     - Quarterly Report on Form 10-Q for the quarter ended January 31, 2000, dated and filed with the Commission on March 15, 2000.

     Smucker may be required by the Securities and Exchange Commission to file other documents pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the time this document is sent and the date of the annual meeting. These documents will be deemed to be incorporated by reference in this document and to be a part of it from the date they are filed with the Securities and Exchange Commission.

     If you are a shareholder, you can obtain any of the documents incorporated by reference through us or the Securities and Exchange Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated an exhibit by reference in this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from:

                           The J. M. Smucker Company
                                Strawberry Lane
                           Orrville, Ohio 44667-0280
              Attn: Joan Custer, Office of the Corporate Secretary
                           Telephone: (330) 684-3000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY AUGUST 8, 2000 IN ORDER TO RECEIVE THEM BEFORE THE ANNUAL MEETING.

     You should rely only on the information contained or incorporated by reference in this document as being information authorized by us. We have not authorized anyone to provide you with information that is different from what is
contained in this document. This document is dated July   , 2000. You should not
assume that the information contained in this document is accurate as of any date other than such date and neither the mailing of this document to you nor the issuance of the new common shares in the combination shall create any implication to the contrary. This document does not constitute an offer to sell or the solicitation of an offer to buy to anyone in any jurisdiction where the solicitation or offer is not authorized or the person making the offer or solicitation is not qualified to do so. Further, this document does not constitute an offer or solicitation to anyone to whom it is unlawful to make such offer or solicitation.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     This document includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, including the uncertainties relating the actual liquidity of Smucker's shares, Smucker's operating performance, other factors affecting share prices, the number of shares repurchased in the buyback, and factors affecting the capital markets generally. Actual results may differ depending on a number of factors including:

     - the success of Smucker's marketing programs during the year;

     - competitive activity;

     - the mix of products sold and level of marketing expenditures needed to generate sales;

     - an increase in fruit costs or costs of other significant ingredients, including sweeteners;

     - the ability of Smucker to maintain and/or improve sales and earnings performance of its non-retail business areas;

     - foreign currency exchange and interest rate fluctuations;

     - the level of capital resources required for and success of future acquisitions; and

     - the successful implementation of Smucker's information technology reengineering project.

Smucker undertakes no obligation to update or revise forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time.

                                                                         ANNEX A

                              AGREEMENT OF MERGER

     Agreement of Merger (this "Agreement"), dated as of             , 2000, by
and between The J. M. Smucker Company, an Ohio corporation ("Smucker"), and JMS-Ohio, Inc., an Ohio corporation ("JMS-Ohio"). Smucker and JMS-Ohio are sometimes collectively referred to in this Agreement as the "Constituent Corporations."

                                   RECITALS:

     A. The authorized capital stock of JMS-Ohio consists of 850 shares of common stock, without par value (each, a "JMS-Ohio Share"), and all JMS-Ohio Shares issued and outstanding are owned by Smucker.

     B. Smucker, as the sole shareholder of JMS-Ohio, desires to effect a merger (the "Merger") of JMS-Ohio with and into Smucker pursuant to the provisions of the Ohio Revised Code (the "ORC") on the terms and conditions provided in this Agreement.

     C. The Directors of JMS-Ohio have determined that the Merger is advisable and in the best interests of Smucker and have, by resolutions duly adopted, approved this Agreement and directed that it be executed by the undersigned officers.

     D. The Directors of Smucker have determined the Merger is advisable and in the best interests of JMS-Ohio and have, by resolutions duly adopted, approved this Agreement and directed that it be executed by the undersigned officers and submitted to a vote of the shareholders of Smucker.

                                   AGREEMENT:

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, JMS-Ohio and Smucker hereby agree that JMS-Ohio shall be merged with and into Smucker and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, the manner of converting the shares of the Constituent Corporations and certain other provisions relating thereto shall be as set forth in this Agreement.

                                   ARTICLE I

                                  DEFINITIONS

     The following terms have the following meanings when used in this
Agreement:

     "Agreement" has the meaning set forth in the Preamble.

     "Cash Consideration" means the Class A Cash Consideration, together with the Class B Cash Consideration.

     "Certificate" has the meaning set forth in Section 3.02(b).

     "Class A Cash Consideration" has the meaning set forth in Section
3.01(b)(i).

     "Class A Merger Consideration" has the meaning set forth in Section 3.01(b)(ii).

     "Class A Share Consideration" has the meaning set forth in Section 3.01(b)(i).

     "Class A Shares" means the Class A common shares, without par value, of Smucker.

     "Class B Cash Consideration" has the meaning set forth in Section
3.01(c)(i).

     "Class B Merger Consideration" has the meaning set forth in Section 3.01(c)(ii).

     "Class B Share Consideration" has the meaning set forth in Section 3.01(c)(i).

     "Class B Shares" means the Class B common shares, without par value, of Smucker.

     "Constituent Corporations" has the meaning set forth in the Preamble.

     "Dissenting Class A Shares" means Class A Shares held by Persons ("Dissenting Class A Shareholders") that have properly exercised appraisal rights pursuant to Section 1701.85 of the ORC with respect to such Class A Shares.

     "Dissenting Class B Shares" means Class B Shares held by Persons ("Dissenting Class B Shareholders") that have properly exercised appraisal rights pursuant to Section 1701.85 of the ORC with respect to such Class B Shares.

     "Dissenting Shareholders" means the Dissenting Class A Shareholders, together with the Dissenting Class B Shareholders.

     "Dissenting Smucker Shares" means the Dissenting Class A Shares, together with the Dissenting Class B Shares.

     "Effective Time" has the meaning set forth in Section 2.07.

     "Electing Class A Shares" has the meaning set forth in Section 3.01(b)(i).

     "Electing Class B Shares" has the meaning set forth in Section 3.01(c)(i).

     "Electing Shares" has the meaning set forth in Section 3.01(c)(i).

     "Exchange Fund" has the meaning set forth in Section 3.02(a).

     "Form of Election" has the meaning set forth in Section 3.01(d).

     "JMS-Ohio" has the meaning set forth in the Preamble.

     "JMS-Ohio Share" has the meaning set forth in the Recitals.

     "Maximum Cash Shares" has the meaning set forth in Section 3.01(e).

     "Merger" has the meaning set forth in the Recitals.

     "Merger Consideration" means the Class A Merger Consideration, together with the Class B Merger Consideration.

     "Non-Electing Class A Share" has the meaning set forth in Section 3.01(c)(ii).

     "Non-Electing Class B Share" has the meaning set forth in Section 3.01(c)(ii).

     "Non-Electing Share" has the meaning set forth in Section 3.01(c)(ii).

     "NYSE" means the New York Stock Exchange, Inc.

     "ORC" has the meaning set forth in the Recitals.

     "Paying Agent" has the meaning set forth in Section 3.02(a).

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     "Proxy Statement" means the Smucker proxy statement relating to the Smucker Shareholder Meeting, as amended or supplemented from time to time.

     "Share Consideration" means the Class A Share Consideration, together with the Class B Share Consideration.

     "Smucker" has the meaning set forth in the Preamble.

     "Smucker Shares" means the Class A Shares, together with the Class B
Shares.

     "Smucker Shareholder Meeting" means a meeting of the holders of Smucker Shares held for the purpose of obtaining such shareholders' (i) approval of the Merger and the other transactions contemplated by this Agreement and (ii) adoption of this Agreement.

     "Surviving Corporation" has the meaning set forth in Section 2.01.

     "Surviving Corporation Common Shares" means the shares of common stock, without par value, of the Surviving Corporation.

                                   ARTICLE II

                                   THE MERGER

     2.01 Surviving Corporation. Subject to the terms and provisions of this Agreement and in accordance with the ORC, at the Effective Time, JMS-Ohio shall be merged with and into Smucker. Smucker shall be the surviving corporation of the Merger (the "Surviving Corporation") and, following the Effective Time, shall continue its corporate existence under the laws of the State of Ohio. At the Effective Time, the separate corporate existence of JMS-Ohio shall cease.

     2.02 Effects of the Merger. At the Effective Time, the Merger shall have the effects provided for in this Agreement and in sec. 1701.82 of the ORC.

     2.03 Articles of Incorporation. As of the Effective Time, the Articles of Incorporation attached hereto as Annex A shall become the Articles of Incorporation of the Surviving Corporation until thereafter duly altered, amended or repealed in accordance with the provisions thereof and applicable law.

     2.04 Regulations. As of the Effective Time, the Regulations attached hereto as Annex B shall become the Regulations of the Surviving Corporation until thereafter duly altered, amended or repealed in accordance with the provisions thereof, the Articles of Incorporation of the Surviving Corporation and applicable law.

     2.05 Directors of the Surviving Corporation. As of the Effective Time, each person that is a Director of Smucker immediately prior to the Effective Time shall become a Director of the Surviving Corporation and each such person shall serve as a Director of the Surviving Corporation for the balance of the term for which such person was elected a Director of Smucker and until his or her successor is duly elected and qualified in the manner provided in the Regulations and the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law, or until his or her earlier death, resignation or removal in the manner provided in the Regulations and the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law. JMS-Ohio shall secure the resignation as Director, effective as of the Effective Time, of each person that is a Director of JMS-Ohio immediately prior to the Effective Time.

     2.06 Officers of the Surviving Corporation. As of the Effective Time, each person that is an officer of Smucker immediately prior to the Effective Time shall become an officer of the Surviving Corporation, with each such person to hold the same office in the Surviving Corporation, in accordance with the Regulations thereof, as he or she held in Smucker immediately prior to the Effective Time. JMS-Ohio shall secure the resignation, effective as of the Effective Time, of each person that is an officer of JMS-Ohio immediately prior to the Effective Time, except such officers that hold the same positions with JMS-Ohio as they do with Smucker.

     2.07 Effective Time. The Merger shall become effective in accordance with the provisions of sec. 1701.81 of the ORC upon the completion of the filing of a certificate of merger with the Secretary of State of the State of Ohio. The date and time when the Merger shall become effective is referred to in this Agreement as the "Effective Time."

                                  ARTICLE III

                 MANNER, BASIS AND EFFECT OF CONVERTING SHARES

     3.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Smucker Shares or JMS-Ohio Shares:

          (a) Conversion of JMS-Ohio Shares. Each JMS-Ohio Share issued and outstanding or held by JMS-Ohio as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

          (b) Conversion of Class A Shares.

             (i) Electing Class A Shares. Subject to Sections 3.01(e) and 3.01(f), each Class A Share outstanding immediately prior to the Effective Time with respect to which a Form of Election has been properly made and not revoked pursuant to Section 3.01(d) (such Class A Shares with respect to which a Form of Election is duly made being referred to as "Electing Class A Shares") will, at the Effective Time, be converted into $18.50 in cash (the "Class A Cash Consideration").

             (ii) Non-Electing Class A Shares. Each Class A Share (A) outstanding immediately prior to the Effective Time other than Electing Class A Shares and Dissenting Class A Shares (each such Class A Share being referred to as a "Non-Electing Class A Share") or (B) owned by Smucker or by any wholly owned subsidiary of Smucker, and any Electing Class A Shares subject to proration pursuant to Section 3.01(f), will, at the Effective Time, be converted into one fully paid and non-assessable Surviving Corporation Common Share (the "Class A Share Consideration" and, together with the Class A Cash Consideration, the "Class A Merger Consideration").

          (c) Conversion of Class B Shares.

             (i) Electing Class B Shares. Subject to Sections 3.01(e) and 3.01(f), each Class B Share outstanding immediately prior to the Effective Time with respect to which a Form of Election has been properly made and not revoked pursuant to Section 3.01(d) (such Class B Shares with respect to which a Form of Election is duly made being referred to as "Electing Class B Shares", and together with the Electing Class A Shares, the "Electing Shares") will, at the Effective Time, be converted into $18.50 in cash (the "Class B Cash Consideration").

             (ii) Non-Electing Class B Shares. Each Class B Share (A) outstanding immediately prior to the Effective Time other than Electing Class B Shares and Dissenting Class B Shares (each such Class B Share being referred to as a "Non-Electing Class B Share", and together with the Non-Electing Class A Shares, the "Non-Electing Shares") or (B) owned by Smucker or by any wholly owned subsidiary of Smucker, and any Electing Class B Shares subject to proration pursuant to Section 3.01(f), will, at the Effective Time, be converted into one fully paid and non-assessable Surviving Corporation Common Share (the "Class B Share Consideration", and, together with the Class B Cash Consideration, the "Class B Merger Consideration").

          (d) Form of Election. Smucker will mail a form of election to receive Cash Consideration (a "Form of Election") to holders of record of Smucker Shares as of the record date of the Smucker Shareholder Meeting. In addition, Smucker will use its reasonable best efforts to make the Form of Election and Proxy Statement available to all persons who become holders of Smucker Shares during the period between such record date and the Smucker Shareholder Meeting. Any election to receive the Cash Consideration contemplated by Section 3.01(b)(i) or Section 3.01(c)(i) shall have been properly made only if the Paying Agent shall have received at its designated office or offices, by 5:00 p.m. New York City time, on the last business day preceding the date of the Smucker Shareholder Meeting, a Form of Election properly completed and accompanied by Certificates for the Smucker Shares to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of Smucker (or an appropriate guarantee of delivery), as set forth in the Form of Election. An election to receive the Cash Consideration may be revoked only by written notice received by the Paying Agent prior to 5:00 p.m. New York City time, on the last business day preceding the date of the Smucker

     Shareholder Meeting. In addition, all elections to receive the Cash Consideration shall automatically be revoked if the Paying Agent is notified in writing by Smucker and JMS-Ohio that the Merger has been abandoned. If an election to receive the Cash Consideration is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) for the Smucker Shares to which such election to receive the Cash Consideration relates shall be promptly returned to the person submitting the same to the Paying Agent.

          (e) Limitations on Cash Payments. Anything in this Article II to the contrary notwithstanding, Electing Shares shall not be entitled to, and Smucker will not be obligated in implementation of Section 3.01(b)(i) or 3.01(c)(i) to pay, the Cash Consideration in an amount that exceeds $100.0 million in the aggregate. The maximum number of Smucker Shares entitled to the Cash Consideration pursuant to this Section 3.01(e) is referred to as the "Maximum Cash Shares".

          (f) Proration of Electing Shares. In the event that the aggregate number of Electing Shares exceeds the Maximum Cash Shares, all Electing Shares will be converted into the right to receive Merger Consideration in the following manner:

             (i) The number of Electing Shares covered by each Form of Election to be converted into the Cash Consideration shall be determined by multiplying the number of Electing Shares covered by such Form of Election by a fraction, the numerator of which is the Maximum Cash Shares and the denominator of which is the total number of Electing Shares, rounded down to the nearest whole number.

             (ii) All Electing Shares not converted into the Cash Consideration in accordance with Section 3.01(f)(i) shall be converted into the Share Consideration.

          (g) Share Certificates. After the Effective Time, each Certificate representing an outstanding Smucker Share that was converted into the Share Consideration pursuant to Section 3.01 shall represent the same number of Surviving Corporation Common Shares. From and after the Effective Time, the holders of Certificates for Smucker Shares shall cease to have any rights as shareholders of Smucker (except such rights, if any, as they may have as Dissenting Shareholders), and, except as aforesaid, their sole rights shall pertain to the Surviving Corporation Common Shares into which their Smucker Shares shall have been converted by the Merger.

     3.02 Exchange of Certificates. (a) Paying Agent. As of the Effective Time, Smucker will enter into an agreement with such bank or trust company as may be designated by Smucker (the "Paying Agent") that will provide that Smucker will deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of Smucker Shares, for payment in accordance with this Article III, through the Paying Agent, cash payable pursuant to Section 3.01 in exchange for outstanding Smucker Shares converted into the Cash Consideration pursuant to
Section 3.01 (the "Exchange Fund").

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding Smucker Shares (a "Certificate") whose Smucker Shares were converted into the right to receive the Cash Consideration pursuant to Section 3.01 (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such Certificates will pass, only upon delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as Smucker may specify consistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration. Upon surrender of such a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Smucker, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Cash Consideration that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Smucker Shares that are not registered in the transfer records of Smucker, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance pays any applicable stock transfer or other taxes or establishes to the satisfaction of Smucker that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02(b), each Certificate representing Smucker Shares that were converted into the right to receive the Cash Consideration pursuant to Section 3.01 will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Cash Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this
Article III. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

     (c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time will be delivered to the Surviving Corporation.

     (d) No Liability. None of Smucker, JMS-Ohio or the Paying Agent will be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Investment of Exchange Fund. The Paying Agent will invest any cash included in the Exchange Fund, as directed by Smucker, on a daily basis. Any interest and other income resulting from such investments will be paid to Smucker.

     (f) Dissenters' Rights. No Dissenting Shareholder shall be entitled to any portion of the Merger Consideration pursuant to this Article III unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the ORC, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 1701.85 of the ORC with respect to Smucker Shares owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Smucker Shares, such shares of Smucker Shares shall thereupon be treated as though such Smucker Shares had been converted into the right to receive the Merger Consideration with respect to such Smucker Shares as provided in this Article III.

     (j) Exchange of Certificates for Cash. Without limiting the generality or effect of any other provision of this Agreement, the Paying Agent will have discretion to determine whether or not elections to receive cash have been properly made or revoked pursuant to this Article III with respect to Smucker Shares and when elections and revocations were received by it. If the Paying Agent determines that any election to receive the Cash Consideration was not properly made with respect to Smucker Shares, such Smucker Shares will be treated by the Paying Agent as, and for all purposes of this Agreement will be deemed to be, Non-Electing Smucker Shares at the Effective Time, and such shares will be converted in the Merger into the Share Consideration pursuant to Sections 3.01(b) and 3.01(c). The Paying Agent will also make computations as to the allocation and proration contemplated by this Article III and any such computation will be conclusive and binding on the holders of Smucker Shares pursuant to this Article III. The Paying Agent may, with the agreement of Smucker, make such equitable changes in the procedures set forth in this Agreement for the implementation of the cash elections provided for in this
Article III as it determines to be necessary or desirable to effect fully such elections.

                                   ARTICLE IV

             CONDITIONS TO THE OBLIGATIONS OF SMUCKER AND JMS-OHIO

     The obligation of each of Smucker and JMS-Ohio to effect the Merger and to perform its respective obligations under this Agreement is, at its option, subject to the satisfaction of the following conditions:

     4.01 Shareholder Approval. All requisite consents and approvals of every class of Smucker's capital stock necessary or advisable in the opinion of the Directors of Smucker and JMS-Ohio for the Merger and the other transactions contemplated by this Agreement shall have been duly obtained.

     4.02 Hart-Scott-Rodino Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated.

     4.03 Form S-4. The registration statement on Form S-4 to be filed with the SEC in connection with the issuance of Surviving Corporation Common Shares in the Merger shall have become effective under the Securities Act of 1933 and shall not be the subject of any stop order or proceedings seeking a stop order.

     4.04 NYSE Listing. The Surviving Corporation Common Shares issuable to the holders of Smucker Shares as contemplated by this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     4.05 Dissenting Shares. The number of Dissenting Smucker Shares shall not exceed 10% of the number of Smucker Shares outstanding, and the time for the holders of Smucker Shares to exercise dissenters' rights under the ORC shall have expired.

     4.06 No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger or that otherwise is reasonably likely to have or result in a material adverse effect on Smucker, JMS-Ohio or the Surviving Corporation, as applicable; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

                                   ARTICLE V

                APPROVAL; AMENDMENT; ABANDONMENT; MISCELLANEOUS

     5.01 Approval. The Merger shall be submitted for approval of, and Agreement shall be submitted for adoption by, the shareholders of Smucker at an Smucker Shareholder Meeting.

     5.02 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by mutual written agreement of the Constituent Corporations at any time prior to the Effective Time, except that after the approval contemplated by Section 4.01, there shall be no amendments that would alter or change the amount or kind of shares or cash to be received by shareholders in the Merger, alter or change any term of the Articles of Incorporation or Regulations of Smucker, as amended pursuant to Section 2.03, or alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of stock of either of the Constituent Corporations.

     5.03 Abandonment. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Directors of either Smucker of JMS-Ohio by written notice to the other, or both, notwithstanding approval of this Agreement by the shareholders of Smucker or the sole shareholder of JMS-Ohio, or both.

     5.04 References. Unless otherwise indicated, references in this Agreement to an Article, Section or Annex are to Articles and Sections of, and Annexes to, this Agreement.

     5.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and the same agreement.

     5.06 Statutory Agent in Ohio. The name and address of the statutory agent in Ohio upon whom any process, notice or demand against Smucker or the Surviving Corporation may be served is:

        CT Corporation System
        1300 East 9th Street
        Cleveland, Ohio 44114

     IN WITNESS WHEREOF, Smucker and JMS-Ohio have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                                       THE J. M. SMUCKER COMPANY

                                                       By:
                                                       -----------------------------------------------------
                                                           Name:
                                                           Title:

                                                       JMS-OHIO, INC.

                                                       By:
                                                       -----------------------------------------------------
                                                           Name:
                                                           Title:

[ANNEX A AND ANNEX B TO THE AGREEMENT OF MERGER HAVE BEEN INTENTIONALLY OMITTED AS THEY ARE ATTACHED TO THE PROXY STATEMENT/PROSPECTUS AS ANNEX D AND ANNEX E.]

                                                                         ANNEX B

             SECTIONS 1701.84 AND 1701.85 OF THE OHIO REVISED CODE

SECTION 1701.84 DISSENTS IN CASE OF A MERGER, CONSOLIDATION, COMBINATION, OR MAJORITY SHARE ACQUISITION.

     The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

          (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised
     Code;

          (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

          (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

          (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

          (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

SECTION 1701.85 PROCEDURE IN CASE OF DISSENTS.

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division
(D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                         ANNEX C

              FAIRNESS OPINION OF WILLIAM BLAIR & COMPANY, L.L.C.

May 2, 2000

Board of Directors
The J. M. Smucker Company
Strawberry Lane
Orrville, Ohio 44667-0280

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the (i) Class A common shares (without par value) (the "Class A Common Shares") and (ii) Class B common shares (without par value) (the "Class B Common Shares"), (collectively the "Shareholders") of The J. M. Smucker Company ("Smucker" or the "Company") of the Exchange Ratio (as defined below) specified in the draft Agreement of Merger dated as of May 10, 2000 (the "Merger Agreement") by and among a newly formed, wholly-owned subsidiary of the Company ("JMS-Ohio") and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, JMS-Ohio will be merged with and into the Company (the "Merger") and each share of the Class A Common Shares and Class B Common Shares will, at the election of each Shareholder, be either (i) exchanged on a 1-for-1 basis (the "Exchange Ratio") for one share of JMS-Ohio Common Shares, (without par value) (the "JMS-Ohio Common Shares") or (ii) for a fixed dollar amount in cash. Except as disclosed in the Company's proxy statement/prospectus relating to the Merger (the "Proxy Statement"), the JMS-Ohio Common Shares will have the same rights and preferences as the Class A Common Shares, including a time-phased voting feature. Each JMS-Ohio Common Share to be issued upon exchange of each Class A Common Share will be entitled to the same number of votes per share as the exchanged Class A Common Share was entitled to prior to the Merger. The JMS-Ohio Common Shares to be issued upon exchange of each Class B Common Share will initially be entitled to one vote per share. We understand that the proposed Merger will be submitted to the Shareholders for approval at the Annual Meeting of the Shareholders to be held on August 15, 2000.

     In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement; (b) certain audited historical financial statements of the Company for the five years ended April 30, 1999; (c) the unaudited condensed financial statements of the Company for the 9 months ended January 31, 2000; (d) the pro forma impact of the Exchange Ratio on the earnings per share of Smucker; (e) current and historical market prices and trading volumes of the Class A Common Shares and Class B Common Shares; (f) a preliminary draft of the Proxy Statement dated as of May 1, 2000 which describes the proposed Merger; (g) the relative rights and preferences of the Class A Common Shares and Class B Common Shares as of the date hereof; (h) the Company's Amended and Restated Articles of Incorporation ("Restated Articles"); (i) the proposed Articles of Incorporation of JMS-Ohio;
(j) the current and historical market prices of the capital stock of certain other companies with two classes of publicly traded stock which we believed to be comparable to the Company's situation; (k) the terms and conditions of certain transactions, that we deemed relevant, in which two classes of capital stock of public companies were converted, exchanged, reclassified or otherwise reverted into a single class of capital stock; (l) certain information provided to us by you as to the rights and preferences of the Class A Common Shares and Class B Common Shares and certain legal matters relating thereto; and (m) certain other publicly available information relating to the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, met with the Board of Directors and your legal counsel to discuss the Company, the proposed Merger and the results of our analysis and examination and have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. The senior management of the Company has advised us that the Company is not considering any change of control transaction and accordingly we did not evaluate the fairness, from a financial point of view, of the Exchange Ratio in the context of a change of control of the Company.

     In rendering our opinion, we have assumed and relied, without assuming any duty of independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or JMS-Ohio. Our opinion does not address the relative merits of the Merger as compared to any alternative business, capital, capitalization or other strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We were not requested to, nor did we, seek alternative participants for the proposed Merger. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. We note that although members of the Smucker family and related trusts own shares that may control a majority of the outstanding votes of the Class A Common Shares, the Merger Agreement includes a condition precedent to the completion of the Merger requiring affirmative votes of two-thirds of each of the Class A Common Shares and the Class B Common Shares.

     William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, reorganizations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a portion of which will be paid based upon the number of shares of Class A Common Shares and Class B Common Shares purchased in the Merger pursuant to the cash election provisions of the Merger Agreement. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

     We are familiar with the Company, having provided certain investment banking and financial advisory services to the Company in the past for which we have received customary compensation.

     We are expressing no opinion herein as to the price at which the Class A Common Shares, Class B Common Shares or JMS-Ohio Common Shares will trade at any future time. Such trading prices may be affected by a number of factors, including but not limited to (i) dispositions of the JMS-Ohio Common Shares by shareholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or JMS-Ohio or in the food industry, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, (vi) the number of Class A Common Shares and Class B Common Shares purchased in the Merger pursuant to the cash election provisions of the Merger Agreement and the amount paid to purchase such shares, and (vii) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest. Additionally, we express no opinion as to the adequacy of the consideration to be paid pursuant to the cash election provisions of the Merger Agreement.

     Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders of the Company of the Exchange Ratio proposed in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any Shareholder as to how such Shareholder should vote with respect to the proposed Merger or whether any such Shareholder should elect to receive cash or JMS-Ohio Common Shares. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be described in detail and included in its entirety in the Proxy Statement.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the proposed Exchange Ratio is fair, from a financial point of view, to the Shareholders of Smucker.

                                          Very truly yours,

                                          WILLIAM BLAIR & COMPANY, L.L.C.

     [AMENDED ARTICLES AS THEY WILL BE IN EFFECT FOLLOWING THE COMBINATION]

                                                                         ANNEX D

                                    AMENDED
                           ARTICLES OF INCORPORATION
                                       OF
                           THE J. M. SMUCKER COMPANY
                      (AS IN EFFECT AS OF AUGUST   , 2000)

     FIRST. The name of the Company is The J. M. Smucker Company.

     SECOND. The place in Ohio where its principal office is located is the City of Orrville, in Wayne County.

     THIRD. The purpose or purposes of the Company are:

          (a) To manufacture, preserve, can, pack, purchase, sell, import, export, store, hold, use, distribute, transport, and deal in and with food products, food by-products, and containers therefor;

          (b) To manufacture, to purchase, lease, or otherwise acquire, to hold and use, to sell, lease, or otherwise dispose of, and to deal in or with personal property of any description and any interest therein;

          (c) To purchase, lease, or otherwise acquire, to invest in, hold, use, and encumber, to sell, lease, exchange, transfer, or otherwise dispose of, and to construct, develop, improve, equip, maintain, and operate structures and real property of any description and any interest therein;

          (d) To borrow money, to issue, sell, and pledge its notes, bonds, and other evidences of indebtedness, to secure any of its obligations by mortgage, pledge, or deed of trust of all or any of its property, and to guarantee and secure obligations of any person, all to the extent necessary, useful, or conducive to carrying out any of the purposes of the Company;

          (e) To invest its funds in any shares or other securities of another corporation, business, or undertaking or of a government, governmental authority, or governmental subdivision; and

          (f) To do whatever is deemed necessary, useful, or conducive to carrying out any of the purposes of the Company and to exercise all other authority enjoyed by corporations generally by virtue of the provisions of the Ohio General Corporation Law.

     FOURTH. The authorized number of shares of the Company is 73,000,000 consisting of 3,000,000 serial preferred shares without par value ("Serial Preferred Shares") and 70,000,000 common shares without par value ("Common Shares").

                                   DIVISION I
                    EXPRESS TERMS OF SERIAL PREFERRED SHARES

     The Serial Preferred Shares may be issued from time to time in series. Each Serial Preferred Share of any one series shall be identical with each other share of the same series in all respects, except as to the date from which dividends thereon shall be cumulative; and all Serial Preferred Shares of all series shall rank equally and shall be identical, except that there may be variations in respect of the dividend rate, the dates of payment of dividends and the dates from which they are cumulative, redemption rights and price, sinking fund requirements, conversion rights, liquidation price, and restrictions on the issuance of shares of the same series or of any other class or series. Subject to the requirement that all Serial Preferred Shares shall be identical in respect of voting rights and rights of alteration of express terms, the Board of Directors, without any further action by the shareholders, may, at any time and from time to time, adopt an amendment or amendments to these Amended Articles of Incorporation, or adopt further Amended Articles of Incorporation, in respect of any Serial Preferred Shares that constitute unissued or treasury shares at the time of such adoption for the purpose of dividing any or all of such Serial Preferred Shares into such series as the Board of Directors shall determine and fix the express terms of any such series of Serial Preferred Shares, which may include statements specifying:

          (a) Dividend rights, which may be cumulative or non-cumulative, at a specified rate, amount, or proportion, with or without further participation rights, and in preference to, junior to, or on a parity in whole or in part with dividend rights of shares of any other class or series;

          (b) Redemption rights and price;

          (c) Sinking fund requirements, which may require the Company to provide a sinking fund out of earnings or otherwise for the purchase or redemption of such shares or for dividends thereon;

          (d) Conversion rights;

          (e) Liquidation rights, preferences, and price; and

          (f) Restrictions on the issuance of shares of any class or series of the Company.

                                  DIVISION I-A
                 SERIES A JUNIOR PARTICIPATING PREFERRED SHARES

     Section 1. There is established hereby a series of Serial Preferred Shares that shall be designated Series A Junior Participating Preferred Shares (hereinafter sometimes called this "Series" or the "Series A Junior Participating Preferred Shares") and that shall have the terms set forth in this Division I-A.

     Section 2. The number of shares of this Series shall be 700,000.

     Section 3. (a) The holders of record of Series A Junior Participating Preferred Shares shall be entitled to receive, when and as declared by the Directors in accordance with the terms hereof, out of funds legally available for the purpose, cumulative quarterly dividends payable in cash on the first day of March, June, September, and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share. Such quarterly dividend payments shall be in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 per share or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares, or a subdivision of the outstanding Common Shares (by reclassification or otherwise)), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share. In the event the Company shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

     (b) Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Shares, unless (i) the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or (ii) the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment

Date. Accrued but unpaid dividends shall not bear interest. No dividends shall be paid upon or declared and set apart for any Series A Junior Participating Preferred Shares for any dividend period unless at the same time a dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared and set apart for all Serial Preferred Shares of all series then outstanding and entitled to receive such dividend. The Directors may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 40 days prior to the date fixed for the payment thereof.

     Section 4. The Series A Junior Participating Preferred Shares are not redeemable.

     Section 5. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (hereinafter referred to as a "Liquidation"), no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon Liquidation) to the Series A Junior Participating Preferred Shares, unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received at least an amount per share equal to one hundred times the then applicable Purchase Price as defined in the Rights Agreement, dated as of April 22, 1999 between the Company and Harris Trust and Savings Bank, as the same may be from time to time amended in accordance with its terms (which Purchase Price is $90.00 as of April 22, 1999), subject to adjustment from time to time as provided in the Rights Agreement, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment; provided that the holders of Series A Junior Participating Preferred Shares shall be entitled to receive at least an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares (the "Series A Junior Participating Preferred Shares Liquidation Preference").

     (b) In the event, however, that the net assets of the Company are not sufficient to pay in full the amount of the Series A Junior Participating Preferred Shares Liquidation Preference and the liquidation preferences of all other series of Serial Preferred Shares, if any, which rank on a parity with the Series A Junior Participating Preferred Shares as to distribution of assets in Liquidation, all shares of this Series and of such other series of Serial Preferred Shares shall share ratably in the distribution of assets (or proceeds thereof) in Liquidation in proportion to the full amounts to which they are respectively entitled.

     (c) In the event the Company shall at any time declare or pay any dividend on the Common Shares payable in consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event pursuant to the proviso set forth in paragraph (a) above, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

     (d) The merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Company, shall not be deemed to be a Liquidation for the purpose of this Section 5.

     Section 6. The Series A Junior Participating Preferred Shares shall not be convertible into Common Shares.

                                  DIVISION II
                         EXPRESS TERMS OF COMMON SHARES

     (a) Each outstanding Common Share shall entitle the holder thereof to ten votes on each matter properly submitted to the shareholders for their vote, consent, waiver, release or other action, other than any matter submitted to the shareholders for purposes solely of Article Fifth hereof; except that:

          (i) no holder of Common Shares shall be entitled to exercise more than one vote on any such matter in respect of any Common Share with respect to which there has been a change in beneficial ownership during the four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any such action;

          (ii) Common Shares that were issued pursuant to the Agreement of
     Merger, dated as of August   , 2000 (the "Merger Agreement"), upon
     conversion of a Class B Share (as defined in the Merger Agreement) shall not entitle the holder thereof to exercise more than one vote on any such matter until the fourth anniversary of the Effective Time of the Merger (each as defined in the Merger Agreement), and from and after such time only in accordance with clause (i) of this sentence; and

          (iii) no holder shall be entitled to exercise more than one vote on any such matter in respect of any Common Share if the aggregate voting power such holder otherwise would be entitled to exercise as of the date of such a determination (disregarding the voting power of any Common Shares held by such holder on August 20, 1985 or acquired by such holder in a transaction not involving any change in beneficial ownership by reason of paragraph (c) of this Division II) would constitute one-fifth or more of the voting power of the Company and the holders of the Common Shares have not authorized the ownership of Common Shares by such person as and to the extent contemplated by Article Seventh hereof.

     (b) A change in beneficial ownership of an outstanding Common Share shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such Common Share, (2) investment power, which includes the power to direct the sale or other disposition of such Common Share, (3) the right to receive or retain the proceeds of any sale or other disposition of such Common Share, or (4) the right to receive any distributions, including cash dividends, in respect of such Common Share.

          (A) In the absence of proof to the contrary provided in accordance with the procedures referred to in paragraph (d) of this Division II, a change in beneficial ownership shall be deemed to have occurred whenever a Common Share is transferred of record into the name of any other person.

          (B) In the case of a Common Share held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures referred to in paragraph (d) of this Division II that there has been no change in the person or persons who direct the exercise of the rights referred to in clauses (b)(1) through
     (b)(4) of this Division II with respect to such Common Share during the period of four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any action, then a change in beneficial ownership shall be deemed to have occurred during such period.

          (C) In the case of a Common Share held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any state, a change in beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.

          (D) In the case of Common Shares beneficially owned by a person or group of persons who, after acquiring directly or indirectly the beneficial ownership of five percent of the outstanding Common

     Shares, failed to notify the Company of such ownership, a change in beneficial ownership of such Common Shares shall be deemed to occur on each day while such failure continues.

     (c) Notwithstanding anything in this Division II to the contrary, no change in beneficial ownership shall be deemed to have occurred solely as a result of:

          (1) any event that occurred prior to August 20, 1985 or pursuant to the terms of any contract (other than a contract for the purchase and sale of Common Shares contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence on such date to which any holder of Common Shares is a party;

          (2) any transfer of any interest in a Common Share pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this Article Fourth;

          (3) any change in the beneficiary of any trust, or any distribution of a Common Share from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement;

          (4) any appointment of a successor trustee, agent, guardian or custodian with respect to a Common Share if neither such successor has nor its predecessor had the power to vote or to dispose of such Common Share without further instructions from others;

          (5) any change in the person to whom dividends or other distributions in respect of a Common Share are to be paid pursuant to the issuance or modification of a revocable dividend payment order; or

          (6) any issuance of a Common Share by the Company or any transfer by the Company of a Common Share held in treasury unless otherwise determined by the Board of Directors at the time of authorizing such issuance, or transfer.

     (d) For purposes of this Division II, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Company or, at any time when a transfer agent is acting with respect to the Common Shares, by such transfer agent on the Company's behalf. Written procedures designed to facilitate such determinations shall be established by the Company and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of the Common Shares coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of the Common Shares.

     (e) In the event of any stock split or stock dividend with respect to the Common Shares, each Common Share acquired by reason of such split or dividend shall be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the Common Share, with respect to which such Common Share was distributed, was acquired.

     (f) Each Common Share, whether at any particular time the holder thereof is entitled to exercise ten votes or one, shall be identical to all other Common Shares in all respects, and together the Common Shares shall constitute a single class of shares of the Company.

     FIFTH. (a) Unless the conditions set forth in clauses (1) through (4) of this paragraph (a) are satisfied, the affirmative vote of the holders of 85% of all shares of the Company entitled to vote in elections of directors, considered for the purposes of this Article Fifth as one class, shall be required for the adoption or authorization of a business combination (as hereinafter defined) with any other entity (as hereinafter defined) if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, the other entity is the beneficial owner, directly or indirectly, of more than 30% of the outstanding shares of the Company entitled to vote in elections of directors, considered for the purposes of this Article Fifth as one class. The 85% voting requirement set forth in the foregoing sentence shall not be applicable if:

          (1) The cash, or fair market value of other consideration, to be received per share by holders of Common Shares of the Company in the business combination is at least an amount equal to (A) the highest per share price paid by the other entity in acquiring any of its holdings of the Common Shares of the Company plus (B) the aggregate amount, if any, by which 5% per annum of the per share price exceeds the aggregate amount of all dividends paid in cash, in each case since the date on which the other entity acquired the 30% interest;

          (2) After the other entity has acquired a 30% interest and prior to the consummation of the business combination: (A) the other entity shall have taken steps to ensure that the Company's Board of Directors included at all times representation by continuing director(s) (as hereinafter defined) proportionate to the shareholdings of the public holders of Common Shares of the Company not affiliated with the other entity (with a continuing director to occupy any resulting fractional board position); (B) the other entity shall not have acquired any newly issued shares, directly or indirectly, from the Company (except upon conversion of convertible securities acquired by it prior to obtaining a 30% interest or as a result of a pro rata share dividend or share split); and (C) the other entity shall not have acquired any additional outstanding Common Shares of the Company or securities convertible into Common Shares except as a part of the transaction that resulted in the other entity's acquiring its 30% interest;

          (3) The other entity shall not have (A) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Company or (B) made any major change in the Company's business or equity capital structure without in either case the approval of at least a majority of all the directors and at least two-thirds of the continuing directors, in either case prior to the consummation of the business combination; and

          (4) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall have been mailed to public shareholders of the Company for the purpose of soliciting shareholder approval of the business combination and shall have contained at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination that the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of the business combination, from the point of view of the remaining public shareholders of the Company (the investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for their services by the Company upon receipt of the opinion).

The provisions of this Article Fifth shall also apply to a business combination with any other entity that at any time has been the beneficial owner, directly or indirectly, of more than 30% of the outstanding shares of the Company entitled to vote in elections of directors, considered for the purposes of this Article Fifth as one class, notwithstanding the fact that the other entity has reduced its shareholdings below 30% if, as of the record date for the determination of shareholders entitled to notice of and to vote on the business combination, the other entity is an "affiliate" of the Company (as hereinafter defined).

     (b) As used in this Article Fifth, (1) the term "other entity" shall include any corporation, person, or other entity and any other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement, or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of shares of the Company, or that is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, together with the successors and assigns of those persons in any transaction or series of transactions not involving a public offering of the Company's shares within the meaning of the Securities Act of 1933; (2) another entity shall be deemed to be the beneficial owner of any shares of the Company that the other entity (as defined above) has the right to acquire pursuant to any agreement or upon exercise of conversion rights, warrants, or options, or otherwise; (3) the outstanding shares of any class of the Company shall include shares deemed owned through application of clause (2) above but shall not include any other shares that may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, or options, or otherwise; (4) the term "business combination" shall include (A) the sale, exchange, lease, transfer, or other disposition by the Company of all, or substantially all, of its assets or business to any other entity, (B) the consolidation of the Company with or its merger into any other entity, (C) the merger into the Company of any other entity, and (D) a "combination" or "majority share acquisition" in which the Company is the "acquiring corporation" (as those terms are defined in Section 1701.01 of the Ohio General Corporation Law or any similar provision hereafter enacted) and its voting shares are issued or transferred to any other entity or to shareholders of any other entity, and the term "business combination" shall also include any agreement, contract, or other arrangement with another entity providing for any of the transactions described in (A) through (D) of this clause (4); (5) the term "continuing director" shall mean either a person who was a member of the Board of Directors of the Company elected by the public shareholders prior to the time when the other entity acquired in excess of 5% of the shares of the Company entitled to vote in the election of directors, considered for the purposes of this Article Fifth as one class, or a person recommended to succeed a continuing director or by a majority of the continuing directors; and (6), for the purposes of clause (a) (1) of this Article Fifth, the term "other consideration to be received" shall mean Common Shares of the Company retained by its existing public shareholders in the event of a business combination with the other entity in which the Company is the surviving corporation.

     (c) A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article Fifth, on the basis of information known to them, whether (1) the other entity beneficially owns more than 30% of the outstanding shares of the Company entitled to vote in election of directors,
(2) another entity is an "affiliate" or "associate" (as defined above) of another, or (3) another entity has an agreement, arrangement, or understanding with another.

     (d) No amendment to the Articles of Incorporation of the Company shall amend, alter, change, or repeal any of the provisions of this Article Fifth unless the amendment effecting such amendment, alteration, change, or repeal receives the affirmative vote of the holders of 85% of all shares of the Company entitled to vote in the election of directors, considered for the purposes of this Article Fifth as one class, except that this paragraph (d) shall not apply to, and the 85% vote shall not be required for, any amendment, alteration, change, or repeal recommended to the shareholders by the Board of Directors of the Company if the recommendation has been approved by at least a majority of all of the directors and by at least two-thirds of the continuing directors.

     (e) Nothing contained in this Article Fifth shall be construed to relieve any other entity from any fiduciary obligation imposed by law.

     SIXTH. Section 1701.831 of the Ohio Revised Code shall not apply to "control share acquisitions" of shares of the Company so long as Article Seventh hereof is in effect.

     SEVENTH. The Control Share Acquisition provisions applicable to the shares of the Company, in lieu of those contained in Section 1701.831 of the Ohio Revised Code, are set forth in this Article Seventh.

     (A) As used in this Article Seventh:

          (1) (a) "Control Share Acquisition" means the acquisition, directly or indirectly, by any Person (as hereinafter defined) of shares of the Company (other than in accordance with the provisions of paragraph (1) (b) of this section (A)) that, when added to all other shares of the Company in respect of which that person, directly or indirectly, may exercise or direct the exercise of voting power as provided herein, would entitle such Person, immediately after the acquisition, directly or indirectly, to exercise or direct the exercise of the voting power in the election of Directors of the Company of a number of the outstanding shares of the Company (as distinguished from the number of votes to which the holder of such shares is entitled) within any of the following ranges (each a "Range"):

          (i) One-fifth or more but less than one-third of such outstanding shares,

          (ii) One-third or more but less than a majority of such outstanding shares, and

          (iii) A majority or more of such outstanding shares.

For the purposes of this definition, a bank, broker, nominee, trustee, or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article Seventh shall, however, be deemed to have voting power only of shares in respect of which that person would be able to exercise or direct the exercise of votes without further instruction from others on the proposed Control Share Acquisition at the meeting of shareholders called under this Article Seventh.

     (b) The acquisition of any shares of the Company does not constitute a Control Share Acquisition for the purposes of this Article Seventh if the acquisition is consummated:

          (i) Prior to August 28, 1991;

          (ii) Pursuant to a contract existing prior to August 28, 1991;

          (iii) Under such circumstances that the acquisition does not result in the Person's being entitled, immediately thereafter and for the first time, to exercise or direct the exercise of voting power in the election of Directors of a number of outstanding shares within the Range of one-fifth or more but less than one-third of such outstanding shares or within a Range higher than the Range applicable prior to the acquisition;

          (iv) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this Article Seventh;

          (v) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article Seventh; or

          (vi) Pursuant to a merger, consolidation, combination, or majority share acquisition adopted or authorized by shareholder vote in compliance with the provisions of Section 1701.78 or 1701.79 of the Ohio Revised Code if the Company is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in a combination or majority share acquisition.

The acquisition by any Person of shares of the Company in a manner described under this paragraph (1) (b) of this section (A) shall be deemed a Control Share Acquisition authorized pursuant to this Article Seventh within the Range applicable after the acquisition, provided, in the case of an acquisition in a manner described under clause (1) (b) (iv) or (v) of this Section (A), the transferor of shares to that Person had previously obtained any authorization of shareholders required under this Article Seventh or under Section 1701.831 of the Ohio Revised Code in connection with that transferor's acquisition of shares of the Company.

     (c) The acquisition of shares of the Company in good faith and not for the purpose of circumventing this Article Seventh from any Person whose Control Share Acquisition had previously been authorized by shareholders, or from any Person whose previous acquisition of shares would have constituted a Control Share Acquisition but for paragraph (1) (b) of this section (A), does not constitute a Control Share Acquisition unless that acquisition entitles the acquiring Person, directly or indirectly, to exercise or direct the exercise of voting power in the election of Directors of the Company of a number of shares in excess of the Range authorized by the shareholders or defined to be authorized under paragraph (1)(b) of this section (A).

     (2) "Person" includes, without limitation, a natural person, a corporation (whether nonprofit or for profit), a partnership, a limited liability company, an unincorporated society or association, and two or more persons having a joint or common interest.

     (3) "Acquiring Person" means any Person who has delivered an Acquiring Person Statement to the Company pursuant to section (B) of this Article Seventh.

     (4) "Acquiring Person Statement" means a written statement that complies with section (B) of this Article Seventh.

     (5) "Interested Shares" means the shares of the Company in respect of which any of the following persons may exercise or direct the exercise of the voting power of the Company in the election of Directors:

          (a) An Acquiring Person;

          (b) Any officer of the Company elected or appointed by the Directors, provided, however, that shares which, as of the record date of any special meeting held pursuant to this Article Seventh, have been owned beneficially by such person for four or more years shall not be deemed to be "Interested Shares" for purposes of any vote at such meeting;

          (c) Any employee of the Company who is also a Director, provided, however, that shares which, as of the record date of any special meeting held pursuant to this Article Seventh, have been owned beneficially by such person for four or more years shall not be deemed to be "Interested Shares" for purposes of any vote at such meeting; and

          (d) Any Person that acquires such shares for valuable consideration during the period beginning with the date of the first public disclosure of a proposed Control Share Acquisition of the Company or any proposed merger, consolidation, or other transaction that would result in a change in control of the Company or all or substantially all of its assets, and ending on the record date established by the directors pursuant to section 1701.45 and section (D) of this Article Seventh, if either of the following applies:

             (i) The aggregate consideration paid or given by the Person who acquired the shares, and any other Persons acting in concert with the Person, for all such shares exceeds two hundred fifty thousand dollars;

             (ii) The number of shares acquired by the Person who acquired the shares, and any other Persons acting in concert with the Person, exceeds one-half of one per cent of the outstanding shares of the corporation entitled to vote in the election of directors.

          (e) Any Person that transfers such shares for valuable consideration after the record date described in paragraph 5(d) of this section (D) as to shares so transferred, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

     (2) If any part of this division is held to be illegal or invalid in application, the illegality or invalidity does not affect any legal and valid application thereof or any other provision or application of this Article Seventh that can be given effect without the invalid or illegal provision, and the parts and applications of this Article Seventh are severable.

     (B) Any Person who proposes to make a Control Share Acquisition, or seeks to exercise one-fifth or more of the voting power of the Company under paragraph
(a) of Division II of Article Fourth hereof, shall deliver an Acquiring Person Statement to the Company's principal executive offices. The Acquiring Person Statement shall set forth all of the following to the extent appropriate to the authorization such Person is seeking:

          (1) The identity of the Acquiring Person;

          (2) A statement that the Acquiring Person Statement is given pursuant to this Article Seventh;

          (3) The number and class of shares of the Company owned, directly or indirectly, by the Acquiring Person and the date or dates when such shares were acquired;

          (4) The Range under which the proposed Control Share Acquisition would, if consummated, fall;

          (5) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

          (6) Representations of the Acquiring Person, together with a statement in reasonable detail of the facts upon which they are based, that the proposed Control Share Acquisition, if consummated, will not be contrary to law and that the Acquiring Person has the financial capacity to make the proposed Control Share Acquisition.

     (C) Within ten days after receipt of an Acquiring Person Statement that complies with section (B) of this Article Seventh, the Directors of the Company shall call a special meeting of shareholders of the Company for the purpose of voting on the proposed Control Share Acquisition. Unless the Acquiring Person agrees in writing to another date, the special meeting of shareholders shall be held within fifty days after receipt by the Company of the Acquiring Person Statement. If the Acquiring Person so requests in writing at the time of delivery of the Acquiring Person Statement, the special meeting shall be held no sooner than thirty days after receipt by the Company of the Acquiring Person Statement. The special meeting of shareholders shall not be held later than any other special meeting that is called, after receipt by the Company of the Acquiring Person Statement, in compliance with Section 1701.76, 1701.78, 1701.79 or 1701.83 of the Ohio Revised Code or this Article Seventh.

     (D) Notice of the special meeting of shareholders shall be given, as promptly as reasonably practicable, to all shareholders of record, whether or not entitled to vote thereat, as of the record date fixed for the meeting. The notice shall include or be accompanied by the following:

          (1) A copy of the Acquiring Person Statement delivered to the Company pursuant to this Article Seventh; and

          (2) A statement by the Company, authorized by its Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

     (E) The Acquiring Person may make the proposed Control Share Acquisition if both of the following occur:

          (1) The shareholders of the Company who hold shares entitling them to vote in the election of Directors authorize the acquisition at the special meeting held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of the Company in the election of Directors represented at such meeting in person or by proxy and a majority of the portion of such voting power excluding the voting power of Interested Shares REPRESENTED AT THE MEETING IN PERSON OR BY PROXY. A quorum shall be deemed to be present at such meeting if at least a majority of the voting power of the Company in the election of directors is represented at the meeting in person or by proxy.

          (2) The acquisition is consummated, in accordance with the terms so authorized, not later than three hundred sixty days following shareholder authorization of the Control Share Acquisition.

     (F) As provided in Section 1701.48 of the Ohio Revised Code, no proxy appointed by or in connection with a shareholder authorization of a Control Share Acquisition is valid if it (1) provides that it is irrevocable or (2) is sought, appointed, and received other than (a) in accordance with all applicable requirements of the laws of the State of Ohio and of the United States and (b) separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale of purchase, of shares of the Company.

     (G) Shares acquired in violation of this Article Seventh shall be subject to restrictions on transfer of such shares and such other provisions as may be contained in the Regulations of the Company.

     EIGHTH. No holder of shares of the Company of any class, as such, shall have any pre-emptive right to purchase or subscribe for shares of the Company, of any class, or other securities of the Company, of any class, whether now or hereafter authorized.

     NINTH. The Company, by action of its directors and without action by its shareholders, may purchase its own shares in accordance with the provisions of the Ohio General Corporation Law. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts of any one class or any combination of classes, from such holder or holders of outstanding shares of the Company, and at such prices as the directors shall from time to time determine without regard to differences among the classes in price and other terms under which shares may be purchased or in relative number of shares that may be available for purchase.

     TENTH. These Amended Articles of Incorporation supersede the existing Amended Articles of Incorporation of the Company.

         [REGULATIONS THAT WILL BE IN EFFECT FOLLOWING THE COMBINATION]

                                                                         ANNEX E

                           THE J. M. SMUCKER COMPANY

                              ORRVILLE, OHIO 44667

                                  REGULATIONS
                           AS AMENDED AUGUST   , 2000

                                   ARTICLE I

                                  SHAREHOLDERS

     SECTION 1. Annual Meeting. The annual meeting of shareholders of the Company for the election of directors, the consideration of reports made before the meeting, and the transaction of such other business as may be specified in the notice of the meeting or as may properly be brought before the meeting shall be held at the principal office of the Company in Orrville, Ohio, or at such other place either within or without the State of Ohio as may be designated by the Board of Directors or by the President and specified in the notice of such meeting at ten o'clock a.m., or at such other time as may be designated by the Board of Directors or by the President and specified in the notice of the meeting, on the third Friday of August or such other date specified in the notice of the meeting. The Board of Directors may postpone and reschedule any previously scheduled annual meeting of the shareholders.

     SECTION 2. Special Meeting. Special meetings of the shareholders of the Company may be held on any business day, when called by the Chairman of the Board, or the President, or by a majority of the members of the Board of Directors acting with or without a meeting, or by the persons who hold twenty-five percent of all the shares outstanding and entitled to vote thereat. Such meetings shall be called to convene between nine o'clock a.m. and four o'clock p.m. and shall be held at the principal office of the Company, unless the same is called by the Board of Directors, in which case such meetings may be held at any place in the State of Ohio designated by the Board and specified in the notice of such meeting. The Board of Directors may postpone and reschedule any previously scheduled special meeting of the shareholders.

     SECTION 3. Notice of Meetings. Not less than ten days before the date fixed for a meeting of shareholders, written notice of the time, place, and purposes of such meeting shall be given by the Secretary, or by the Assistant Secretary, or by any other person or persons required or permitted by law to give such notice. The notice shall be served upon or mailed to each shareholder entitled to vote at or to notice of the meeting who is of record as of the day next preceding the day on which notice is given or, if a record date thereafter is duly fixed, of record as of said date; if mailed, the notice shall be directed to the shareholders at their respective addresses as they appear upon the records of the Company. Notice of the time, place, and purpose of any meeting of shareholders may be waived in writing, either before or after the holding of such meeting, by any shareholder entitled to notice, which writing shall be filed with or entered upon the records of the meeting. The attendance of any shareholder at any such meeting without protesting the lack of proper notice shall be deemed to be a waiver of notice of such meeting.

     SECTION 4. Quorum. Except as may be otherwise provided by law or by the Articles of Incorporation, at any meeting of the shareholders, the holders of shares entitled to exercise a majority of the voting power of the Company and present in person or by proxy shall constitute a quorum for such meeting; except that no action required by law or by the Articles of Incorporation or these Regulations to be taken by a specified proportion of the voting power of the Company or of any class of shares may be taken by a lesser proportion; and except that the holders of shares entitled to exercise a majority of the voting power of the Company represented thereat, whether or not a quorum is present, may adjourn such meeting from time to time if any meeting is adjourned to another time or place, no notice as so such adjourned meeting need be given other than by an announcement at the meeting at which such adjournment is taken.

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

     SECTION 5. Proxies. Every proxy must be in a form permitted by chapter 1701 of the Ohio Revised Code. A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Company of a verifiable notification of revocation or a later appointment.

     SECTION 6. Approval and Ratification of Acts of Officers and
Directors. Except as otherwise provided by the Articles of Incorporation or by law, any contact, act or transaction, prospective or past, of the Company, or of the directors, or of the officers may be approved or ratified by the affirmative vote at a meeting of the shareholders, or by the written consent, with or without a meeting, of the holders of record of shares entitling them to exercise a majority of the voting power of the Company, and such approval or modification shall be as valid and binding as though affirmatively voted for or consented to by every shareholder of the Company.

     SECTION 7. Order of Business. (a) The Chairman, or such other officer of the Company designated by a majority of the total number of directors that the Company would have if there were no vacancies on the Board of Directors (such number being referred to as the "Whole Board"), will call meetings of shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer of the meeting of shareholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting including, without limitation, by imposing restrictions on the persons (other than shareholders of the Company or their duly appointed proxies) who may attend any such shareholders' meeting, by ascertaining whether any shareholder or his proxy may be excluded from any meeting of shareholders based upon any determination by the presiding officer, in his sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings of the meeting, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of shareholders.

     (b) At an annual meeting of the shareholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given in accordance with Section 3 of these Regulations, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board, or
(iii) otherwise properly requested to be brought before the meeting by a shareholder of the Company in accordance with Section 7(c) of this Article I of these Regulations.

     (c) For business to be properly requested by a shareholder to be brought before an annual meeting, the shareholder must (i) be a shareholder of the Company of record at the time of the giving of the notice for such annual meeting provided for in these Regulations, (ii) be entitled to vote at such meeting, and (iii) have given timely notice thereof in writing to the Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year's annual meeting of shareholders; provided, however, that in the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company's books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the Company that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. Notwithstanding the foregoing provisions of this Code of Regulations, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in this Section 7. For purposes of this Section 7, "public announcement" means disclosure in a press release reported by the Dow Jones News Service,

Associated Press, or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934 or publicly filed by the Company with any national securities exchange or quotation service through which the Company's stock is listed or traded, or furnished by the Company to its shareholders. Nothing in this Section 7(c) will be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

     (d) At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) or (ii) otherwise brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board.

     (e) The determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this Section 7 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     SECTION 1. Number and Classification; Election Term of Office. The Board of Directors shall be divided into three classes. Each class shall consist of such number of directors, not fewer than three, (a) as the shareholders at any meeting of shareholders called for the purpose of electing directors of which a quorum is present, by the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the proposal may determine, or (b) as the directors, by the vote of a majority of the directors then in office may determine, except that after the number of directors in any class has been fixed by the shareholders, the directors may not increase or decrease that number by more than two. Unless and until otherwise so fixed or changed, two classes shall each consist of four directors and one class shall consist of three directors. A separate election shall be held for each class of directors at any meeting of shareholders at which a member or members of more than one class of directors is being elected. At each annual election the directors elected to the class whose term shall expire in that year shall hold office for a term of three years and until their respective successors are elected. In case of any increase in the number of directors of any class, any additional directors elected to that class shall hold office for a term that shall coincide with the full term on the remainder of the term, as the case may be, of the class.

     SECTION 2. Vacancies. In the event of the occurrence of any vacancy or vacancies in the Board of Directors, however caused, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any such vacancy for the balance of the unexpired term.

     SECTION 3. Organization Meeting. Immediately after each annual meeting of the shareholders, the newly elected Board of Directors shall hold an organization meeting at the same place for the purpose of electing officers and transacting any other business. Notice of such meeting need not be given.

     SECTION 4. Regular Meetings. Regular meetings of the Board of Directors may be held at such times and places within or without the State of Ohio as may be provided for in by-laws or resolutions adopted by the Board of Directors and upon such notice, if any, as shall be so provided.

     SECTION 5. Special Meetings. Special meetings of the Board of Directors may be held at any time within or without the State of Ohio upon call by the Chairman of the Board or the President or a Vice President or any two directors. Notice of each such meeting shall be given to each director by letter or telegram or in person not less than three days prior to such meeting, provided, however, that attendance of any director at any such meeting without protesting the lack of proper notice shall be deemed to be a waiver of notice of such meeting and such notice may be waived in writing, either before or after the invoking of such meeting, by any director, which writing shall be filed with or entered upon the records of the meeting. Unless otherwise indicated in the notice thereof, any business may be transacted at any organization, regular, or special meeting.

     SECTION 6. Quorum. A quorum of the Board of Directors shall consist of a majority of other members of the Board of Directors then in office; provided that any organization meeting or other meeting duly held, whether a quorum is present or otherwise, may, by vote of a majority of the directors present at the meeting, adjourn from time to time and place to place without notice other than by announcement at the meeting. At each meeting of the Board at which a quorum is present, all questions and business shall be determined by a majority vote of those present except as in these Regulations otherwise expressly provided.

     SECTION 7. Committees. The Board of Directors may at any time appoint from its members an Executive, Finance or any other committee or committees, consisting of such number of members as the Board may deem advisable, each of which member shall hold office during the pleasure of the Board. Any such committee shall act only in the intervals between meetings of the Board and shall have such powers as may, from time to time, be delegated by the Board, except the power to fill vacancies in the Board or in any committee of the board. Subject to the aforesaid exception, any person dealing with the Company shall be entitled to rely upon any act of, or authorization of an act by, such committee to the same extent as if such action had been taken or authorized by the Board of Directors. Each committee shall keep full and complete records of all meetings and actions, which shall be open to inspection by the Board of Directors. Unless otherwise ordered by the Board of Directors, any such committee may prescribe its own rules for calling and holding meetings, and for its own method of procedure, and may act by a majority of its members at a meeting or without a meeting by a writing signed by all of its members.

     SECTION 8. By-Laws. The Board of Directors may adopt By-Laws for its own government, not inconsistent with the Articles of Incorporation or these Regulations.

                                  ARTICLE III

                                    OFFICERS

     SECTION 1. Election and Designation of Officers. The Board of Directors, at its organization meeting, may elect a Chairman of the Board and shall elect a President, one or more Vice Presidents, a Secretary, a Treasurer, and in its discretion, an Assistant Secretary or Secretaries, an Assistant Treasurer or Treasurers, and such other officers as the Board may deem necessary. The Chairman of the Board and the President shall be directors, but no one of the other officers need be a director; provided, however, that a Vice President who is not a director shall not succeed the office of President. Any two or more of such offices, except those of President and Vice President, or Secretary and Assistant Secretary, or Treasurer and Assistant Treasurer, may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity, if such instrument is required to be executed, acknowledged or verified by two or more officers.

     SECTION 2. Term of Office; Vacancies. The officers of the Company shall hold office until the next organization meeting of the Board of Directors and until their successors are elected, except in case of resignation, death or removal. The Board of Directors may remove any officer at any time with or without cause by a majority vote of the Whole Board. A vacancy in any office, however created, may be filled by election by the Board of Directors.

     SECTION 3. Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and shall have such power and duties as may be prescribed by the Board of Directors.

     SECTION 4. President. Subject to directions of the Board of Directors, the President shall have general executive supervision over the property, business, and affairs of the Company. He may execute all authorized deeds, mortgages, bonds, contracts, and other obligations in the name of the Company and shall have such other power and duties as may be prescribed by the Board of Directors.

     SECTION 5. Vice Presidents. The Vice Presidents in the order designated shall perform all of the duties of the President in case of the absence or disability of the latter or when circumstance prevent the latter from acting, together with such other duties as the Board of Directors may prescribe. The power of such Vice Presidents to execute all authorized deeds, mortgages, bonds, contracts, and other obligations in the name of the Company shall be coordinated with like powers of the President and any such instrument so executed by any of such Vice Presidents shall be as valid and binding as though executed by the President.

     SECTION 6. Secretary. The Secretary shall keep the minutes of meetings of the shareholders and the Board of Directors. He shall keep such books as may be required by the Board of Directors, shall give notices of shareholders and directors meetings required by law, or by these regulations, or otherwise, and have such other powers and duties as the Board of Directors may prescribe.

     SECTION 7. Treasurer. The Treasurer shall receive and have in charge all money, bills, notes, bonds, stocks in other corporations, and similar property belonging to the Company, and shall do with the same as may be ordered by the Board of Directors. He shall keep accurate financial accounts and hold the same open for the inspection and examination of the directors. On the expiration of his term of office, he shall turn over to his successor, or to the Board of Directors, all property, books, papers, and money of the Company in his hands.

     SECTION 8. Other Officers. The Assistant Secretaries, Assistant Treasurers, if any, and any other officers that the Board of Directors may elect shall have such power and duties as the Board of Directors may prescribe.

     SECTION 9. Delegation of Duties. The Board of Directors is authorized to delegate the duties of any officer to any other officer and generally to control the action of the officers and to require the performance of duties in addition to those mentioned herein.

                                   ARTICLE IV

                                  COMPENSATION

     SECTION 1. Directors and Members of Committees. Members of the Board of Directors and members of any committees of the Board shall, as such, receive such compensation, which may be either a fixed sum for attendance at each meeting of the Board, or at each meeting of the committee, or stated compensation payable at intervals, or shall otherwise be compensated as may be determined by the Board of Directors or any committee or the Board, which compensation may be in different amounts for various members of the Board or any committee; provided, however, that no director shall receive compensation as such, or as a member of any committee who is receiving compensation on a full-time basis from the Company either as an officer or an employee. No member of the Board of Directors and no member of any committee of the Board shall be disqualified from being counted in the determination of a quorum at any meeting of either the Board or a committee of the Board by reason of the fact that matters affecting his own compensation as a director, member or a committee of the Board, officer, or employee are to be determined, or shall be disqualified from acting other than on matters directly relating to such member's own compensation.

     SECTION 2. Officers and Employees. The compensation of officers and employees of the Company, or the method of fixing such compensation, shall be determined by or pursuant to authority conferred by the Board of Directors or any committee of the Board of Directors. Such compensation may be by way of fixed salary, or on the basis of earnings of the Company, or any combination thereof, or otherwise, as may be determined from time to time by the Board of Directors or any committee of the Board.

                                   ARTICLE V

                                INDEMNIFICATION

     SECTION 1. Indemnification. The Company shall indemnify, to the full extent then permitted by law, any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a member of the Board of Directors or an officer or employee of the Company, or is or was serving at the request of the Company as a director, trustee, officer, or employee of another corporation, partnership, joint venture, trust, or other enterprise. The Company shall pay to the full extent then required or permitted by law expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit, or proceeding as they are incurred, in advance of the final disposition thereof, and may pay in the same manner to the full extent then permitted by law such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, or any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while a member of the Board of Directors or an officer or employee of the Company, and shall continue as to a person who has ceased to be a director, trustee, officer or employee and shall inure to the benefit of the heirs, executors, and administrators of such person.

     SECTION 2. Insurance. The Company may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any persons described in Section 1 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Company has a financial interest.

     SECTION 3. Agreements. The Company, upon approval by the Board of Directors, may enter into agreements with any persons whom the Company may indemnify under these Regulations or under law and undertake thereby to indemnify such persons and to pay in advance of any final disposition the expenses incurred by them in defending any action, suit, or proceeding against them, whether or not the Company would be required or permitted under these Regulations to indemnify any such person.

                                   ARTICLE VI

                                  RECORD DATES

     The Board of Directors may fix a date, which shall not be a past date and which shall be not more than sixty days preceding the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or (subject to contract rights with respect thereto) the date when any change or conversion or exchange of shares shall be made or go into effect, or the date as of which written consents, waivers, or releases are to be obtained from shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting, or any adjournments thereof, or entitled to receive payment of any such dividend, distribution, or allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares, or to execute consents, waivers, or releases, and in such case, only shareholders of record on the date so fixed shall be entitled to notice of and to vote at such meetings, or any adjournments thereof, or to receive payment of such dividend, distributions, or allotments of rights, or to exercise such rights, or to execute such consents, waivers, or releases, as the case may be, notwithstanding any transfer of any shares on the books of the Company after any record date fixed as aforesaid. The Board of Directors may close the books of the Company against transfers of shares during the whole or any part of such period, including the time of such meeting of the shareholders or any adjournments thereof.

                                  ARTICLE VII

                            CERTIFICATES FOR SHARES

     SECTION 1. Form of Certificates and Signatures. Certificates for shares shall be in such form as the Board of Directors may from time to time prescribe. Such certificates shall be signed by the Chairman of the
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

Board of Directors, or the President, or a Vice President, and by the Secretary, or an Assistant Secretary, or the Treasurer, or an Assistant Treasurer of the Company, and shall certify the number and class of shares held by the respective shareholders in such Company. When such certificate is countersigned by an incorporated transfer agent or registrar, the signature of any of said officers of the Company may be facsimile, engraved, stamped, or printed. Although any officer of the Company whose manual or facsimile signature is affixed to a share certificate shall cease to be such officer before the certificate is delivered, such certificate nevertheless shall be effective in all respects when delivered.

     SECTION 2. Transfer of Shares. Shares of the Company shall be transferable upon the books of the Company by the holders thereof, in person, or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares of the same class or series, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signature to such assignment and power of transfer as the Company or its agent may reasonably require.

     Notwithstanding the foregoing, unless the conditions set forth in sections
(B) through (E) of Article Seventh of the Amended Articles of Incorporation of the Company have been satisfied, no transfer of shares of the Company to which such conditions were applicable shall be effective as to the Company, the transferor, or the transferee. Any Person (as such term is defined in paragraph
(2) of Section (A) of such Article Seventh) who acquires or attempts to acquire shares of the Company in violation of such Article Seventh shall have no right to vote any of such shares of the Company on any manner to be submitted to the vote of the shareholders; in addition, those shares of the Company acquired in violation of such Article Seventh shall, at the option of the Directors of the Company, be subject to redemption, in whole or in part, by the Company at a purchase price per share equal to the lesser of (a) the price paid by the Person in acquiring the shares of the Company in violation of such Article Seventh and
(b) the arithmetic average of the daily closing sale prices for shares of the same class or series traded on a national securities exchange or in the over-the-counter market for the ten trading days preceding (1) the date on which the Person, in violation of such Article Seventh, acquired the first of the shares of the Company or (2), if applicable, the date on which the Person publically announced his intention to acquire beneficial ownership of Common Shares in a control share acquisition (as defined in such Article Seventh), whichever compensation produces the lower average.

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                            MAP SHOWING LOCATION OF
                                 ANNUAL MEETING